UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Body Central Corp.
(Name of Registrant as Specified In Its Charter)
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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

The 2014 Special Meeting of Stockholders of Body Central Corp. (the “Company”) will be held at the offices of the Company, 6225 Powers Avenue, Jacksonville, FL 32217, on Thursday, September 4, 2014 beginning at 9:00 a.m. eastern time (the “2014 Special Meeting”).

The 2014 Special Meeting will be held for the following purposes:

1.
To approve the Fourth Amended and Restated Certificate of Incorporation of Body Central Corp., including amendments to: (a) effect a reverse stock split of our issued and outstanding Common Stock, par value $0.001 per share (“Common Stock”), at a ratio of one-for-ten (the “Reverse Stock Split”); (b) eliminate the classified board structure and provide for the annual election of all directors (subject to the rights of holders of Preferred Stock); (c) eliminate the super-majority voting requirements; (d) eliminate the prohibition against stockholder action by written consent and authorize stockholder action by majority written consent; and (e) authorize 25% of the Company’s directors to call a special meeting of stockholders.

2.
To approve the Body Central Corp. Third Amended and Restated 2006 Equity Incentive Plan (the “Restated Plan”) to, among other things, increase the number of shares of Common Stock with respect to which awards may be granted by 6,300,000 shares to 8,846,209 shares;

3.	To approve the Body Central Corp. 2014 Employee Stock Purchase Plan (“ESPP”); and

4	To transact any other business as may properly come before the 2014 Special Meeting or any adjournment or postponement thereof.

The proposals set forth above are described in more detail in the accompanying proxy statement, which you are urged to read thoroughly. For the reasons set forth in the proxy statement, the Company’s Board of Directors recommends a vote “FOR” each of the proposals. The Company intends to mail the proxy statement and proxy card enclosed with this notice on or about August 8, 2014 to all stockholders entitled to vote at the 2014 Special Meeting. If you are a stockholder of record of our Common Stock or our Preferred Stock at the close of business on July 24, 2014, you are entitled to notice of and to vote at the 2014 Special Meeting and any postponements or adjournments thereof. Stockholders are cordially invited to attend the 2014 Special Meeting. However, it is important that your shares are represented at the 2014 Special Meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you please complete, sign, date and return promptly by mail the enclosed proxy card. If you do attend the meeting and wish to vote your shares personally, you may revoke your proxy. Please vote your shares as soon as possible. This is your 2014 Special Meeting and your participation is important.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 SPECIAL MEETING OF STOCKHOLDERS OF BODY CENTRAL CORP. TO BE HELD ON SEPTEMBER 4, 2014:  This proxy statement and the accompanying form of proxy card are available at http://www.proxyvote.com.   Under Securities and Exchange Commission rules, we are providing access to our proxy materials both by sending you this full set of proxy materials, and by notifying you of the availability of our proxy materials on the Internet.

By Order of the Board of Directors,

Timothy J. Benson
Secretary

Dated: August 8, 2014

TABLE OF CONTENTS

NOTICE OF 2014 SPECIAL MEETING OF STOCKHOLDERS INCORPORATION
ABOUT THE 2014 SPECIAL MEETING	1
PROPOSAL NO. 1: APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	5
A. REVERSE STOCK SPLIT	5
B. ELIMINATE CLASSIFIED BOARD STRUCTURE	12
C. ELIMINATE SUPER-MAJORITY VOTING	13
D. ELIMINATE THE PROHIBITION AGAINST STOCKHOLDER ACTION BY WRITTEN CONSENT AND AUTHORIZE STOCKHOLDER ACTION BY MAJORITY WRITTEN CONSENT	14
E. AUTHORIZE 25% OF DIRECTORS TO CALL SPECIAL MEETING OF STOCKHOLDERS	14
PROPOSAL NO. 2: APPROVAL OF AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN	16
PROPOSAL NO. 3: APPROVAL OF 2014 EMPLOYEE STOCK PURCHASE PLAN	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	26
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	30
BOARD OF DIRECTORS	30
CORPORATE GOVERNANCE	32
DIRECTOR COMPENSATION	38
EXECUTIVE OFFICERS	39
COMPENSATION DISCUSSION AND ANALYSIS	40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	59
STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING	64
OTHER MATTERS	64
APPENDIX A. FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	A-1
APPENDIX B. THIRD AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN	B- 1
APPENDIX C. 2014 EMPLOYEE STOCK PURCHASE PLAN	C- 1

Body Central Corp.
6225 Powers Avenue
Jacksonville, Florida 32217

2014 SPECIAL MEETING OF STOCKHOLDERS
To Be Held September 4, 2014

PROXY STATEMENT

The Board of Directors of Body Central Corp. is soliciting proxies to be voted at the 2014 Special Meeting of stockholders to be held on Thursday, September 4, 2014, beginning at 9:00 a.m., eastern time, at the offices of the Company, 6225 Powers Avenue, Jacksonville, FL 32217, and at any postponements or adjournments thereof. This proxy statement contains information related to the 2014 Special Meeting. This proxy statement and the accompanying form of proxy are being sent to stockholders on or about August 8, 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 SPECIAL MEETING OF STOCKHOLDERS OF BODY CENTRAL CORP. TO BE HELD ON SEPTEMBER 4, 2014:  This proxy statement and the accompanying form of proxy card are available at http://www.proxyvote.com.   Under Securities and Exchange Commission rules, we are providing access to our proxy materials both by sending you this full set of proxy materials, and by notifying you of the availability of our proxy materials on the Internet.

ABOUT THE 2014 SPECIAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for the 2014 Special Meeting of Stockholders. You are receiving a proxy statement because you owned shares of our Common Stock or our Preferred Stock at the close of business on July 24, 2014, which we refer to as the record date, and that entitles you to receive notice of and to vote at the 2014 Special Meeting. By use of a proxy, you can vote whether or not you attend the 2014 Special Meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the 2014 Special Meeting and the voting process for the meeting.

Who is entitled to vote at the 2014 Special Meeting?

Holders of Common Stock and Preferred Stock as of the close of business on the record date, July 24, 2014, will receive notice of, and be eligible to vote (in person or by proxy) all of the shares that they held on that date at, the 2014 Special Meeting and at any adjournment or postponement of the 2014 Special Meeting. At the close of business on the record date, we had outstanding and entitled to vote 16,590,159 shares of Common Stock, 3 shares of Series A Preferred Stock (one share of each of Series A-1 through A-3) and 13 shares of Series B Preferred Stock (one share of each of Series B-1 through B-13). The Series A Preferred Stock is not entitled to vote except under limited circumstances where certain corporate actions would adversely affect the Series A Preferred Stock, in which event the affirmative vote of the holders of each series of Series A Preferred Stock (the “Series A Holders”), each voting as a separate series, is required. The Series B Preferred Stock is entitled to an aggregate of 51,428,577 votes, which is the number of shares of Common Stock into which the Notes (defined below) held by the Series B Preferred Stock holders (the “Series B Holders”) are convertible as of the record date, assuming: (i) conversion of the principal amount only and no accrued and unpaid interest; (ii) the initial conversion price is not adjusted (such price is subject to adjustment for stock splits, combinations or similar events and subsequent dilutive issuances during the term of the Notes); and (iii) full conversion without regard to the limitations or restrictions on conversions set forth in the Notes and without regard to whether or not there are then a sufficient number of shares of Common Stock authorized for issuance upon conversion of the Notes (the “Current Note Conversion Shares”). The Series B Holders also have the right to vote, together as if they were a single class, in the event of certain proposed corporate actions that would adversely affect the Series B Preferred Stock. With respect to Proposal No. 1 described in this proxy statement, the Company does not believe that any of the amendments to be effected by Proposal No. 1 would adversely affect the Series A Holders or the Series B Holders, but has determined to seek such the separate approval of the Series A Holders and Series B Holders out of an abundance of caution.

How many votes do I have?
Each outstanding share of our Common Stock you owned as of the record date will be entitled to one vote for each matter considered at the 2014 Special Meeting. As noted in the answer to the immediately preceding question, the Series B Preferred Stock is entitled to a number of votes equal to the number of Current Note Conversion Shares. There is no cumulative voting.

Can I attend the 2014 Special Meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the 2014 Special Meeting of stockholders. Stockholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification may be required (a valid driver's license, state identification or passport). If a stockholder's shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the record date. Since seating is limited, admission to the 2014 Special Meeting will be on a first-come, first-served basis.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the 2014 Special Meeting.

Directions to the Company’s offices:  The Company’s corporate office is located approximately 21 miles south of the Jacksonville International Airport.  Guests can travel I-95 south from the airport to University Boulevard West.  Travel approximately 0.9 miles west on University Boulevard and go south on Powers Avenue.  The Company office is located at 6225 Powers Avenue and is approximately 0.3 miles south of University Avenue on the east side of Powers Avenue.

How many shares must be present to hold the 2014 Special Meeting?

The presence at the 2014 Special Meeting, in person or by proxy, of the holders of a majority of the current total voting power of the Company, which includes: (i) the number of shares of Common Stock issued and outstanding; and (ii) the Current Note Conversion Shares, on the record date will constitute a quorum, permitting the conduct of business at the 2014 Special Meeting.

Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the 2014 Special Meeting for purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the 2014 Special Meeting or by proxy without attending the 2014 Special Meeting. We urge you to vote by proxy even if you plan to attend the 2014 Special Meeting so that we will know as soon as possible that enough votes will be present for us to hold the 2014 Special Meeting. If you attend the 2014 Special Meeting in person, you may vote at the 2014 Special Meeting and your proxy will not be counted. You can vote as described below.

Our Board of Directors has designated Brian Woolf, the Company's Chief Executive Officer and Richard L. Walters, Jr., Executive Vice President, Chief Financial Officer and Treasurer, and each or any of them, as proxies to vote the shares of Common Stock solicited on its behalf.

Voting by Proxy Card. Each stockholder may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in "street name," you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the 2014 Special Meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals designated as proxies will vote your shares “FOR” the Fourth Amended and Restated Certificate of Incorporation of the Company, “FOR” the Third Amended and Restated 2006 Equity Incentive Plan and “FOR” the 2014 Employee Stock Purchase Plan. The Board of Directors and management do not now intend to present any matters at the 2014 Special Meeting other than those outlined in the notice of the 2014 Special Meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a registered stockholder, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the secretary of the Company or mailing a proxy bearing a later date, or by attending the 2014 Special Meeting and voting in person. For shares you hold beneficially in "street name," you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the 2014 Special Meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the 2014 Special Meeting in person and so request, although attendance at the 2014 Special Meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

Will stockholders be asked to vote on any other matters?

To the knowledge of the Company and its management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the 2014 Special Meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each proposal in this proxy?

Proposal No. 1 – Approval of Fourth Amended and Restated Certificate of Incorporation

The approval of the Fourth Amended and Restated Certificate of Incorporation requires the affirmative vote of:

(a) at least 67% of the voting power of the outstanding capital stock of the Company entitled to vote on the matter, voting together as a single class, which class consists of (i) all shares of Common Stock issued and outstanding and entitled to vote as of the record date and (ii) all Current Note Conversion Shares as of the record date;

(b) to the extent contractually required, the Series A Holders, each voting as a separate series; and

(c) to the extent contractually required, a majority in voting power of the Series B Holders, voting together as if they were a single class of securities.

With respect to clauses (b) and (c) above, the Series A Holders and Series B Holders have certain rights to vote as a separate class to the extent that the Restated Certificate adversely affects such holders. The Company does not believe that any of the amendments to be effected by Proposal No. 1 would adversely affect the Series A Holders or the Series B Holders, but has determined to seek such separate approval out of an abundance of caution.

Proposal 2 – Approval of Third Amended and Restated 2006 Equity Incentive Plan
The approval of the Third Amended and Restated 2006 Equity Incentive Plan requires the affirmative vote of a majority of the aggregate votes cast by holders of shares of (i) Common Stock issued and outstanding and entitled to vote as of the record date and (ii) all Current Note Conversion Shares, voting together as a single class, in each case present or represented by proxy, and entitled to vote at the 2014 Special Meeting.

Proposal 3 – Approval of 2014 Employee Stock Purchase Plan

The approval of the ESPP requires the affirmative vote of a majority of the aggregate votes cast by holders of shares of (i) Common Stock issued and outstanding and entitled to vote as of the record date and (ii) all Current Note Conversion Shares, voting together as a single class, in each case present or represented by proxy, and entitled to vote at the 2014 Special Meeting.

How are votes counted?

For all proposals, you may vote "FOR," "AGAINST" or "ABSTAIN." If you hold your shares in street name, the Company has supplied copies of its proxy materials for its 2014 Special Meeting to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. All of the proposals to be submitted to our stockholders at the 2014 Special Meeting are "non-discretionary" items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called "broker non-votes" will be included in the calculation of the number of votes considered to be present at the 2014 Special Meeting for purposes of determining a quorum. However, abstentions and broker non-votes will not be considered in determining the number of votes cast on a particular matter. Therefore, with respect to Proposal No. 1, which requires the affirmative vote of at least at least 67% of the aggregate of (i) all shares of Common Stock issued and outstanding and entitled to vote as of the record date and (ii) all Current Note Conversion Shares, abstentions and broker non-votes will have the same effect as a vote against the proposals. With respect to Proposal No. 2 and Proposal No. 3, each of which require the affirmative vote of a majority of the votes cast by holders of shares present or represented by proxy, abstentions and broker non-votes will be excluded when calculating the number of votes cast on that matter. As a result, it is important that you provide appropriate instructions to your brokerage firm with respect to your vote.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a registered stockholder and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the results?

We will report the voting results in a Current Report on Form 8-K within four business days following the adjournment of the 2014 Special Meeting.

PROPOSAL NO. 1
APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

General

On July 17, 2014, the Company’s Board of Directors approved, subject to the approval of our stockholders, the adoption of the Fourth Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate”), which includes amendments to: (a) effect the Reverse Stock Split of our issued and outstanding Common Stock at a ratio of one-for-ten; (b) eliminate the classified board structure and provide for the annual election of all directors; (c) eliminate the super-majority voting requirements; (d) eliminate the prohibition against stockholder action by written consent and authorize stockholder action by majority written consent; and (e) authorize 25% of the Company’s directors to call a special meeting of stockholders. In addition to these amendments (which are described further below), the Restated Certificate also restates and integrates into a single instrument all prior amendments to the existing amended and restated Certificate of Incorporation. The Board has directed that the Restated Certificate be submitted to the stockholders at the 2014 Special Meeting, with the recommendation that the stockholders adopt the same.

Proposed Amendments, General Effects and Reasons for Approval

Below is a description of the changes proposed to be effected by adoption of the Restated Certificate. The description of the amendments should be read in conjunction with and is qualified in its entirety by reference to the text of the proposed Fourth Amended and Restated Certificate of Incorporation of the Company attached to this Proxy Statement as Appendix A.

A. Reverse Stock Split

At the 2014 Special Meeting, you are being asked to approve the Restated Certificate, authorizing, among other things, the Reverse Stock Split.  Pursuant to the Reverse Stock Split, every ten (10) outstanding shares of our Common Stock would be combined and converted into one (1) share of Common Stock.  The Reverse Stock Split was approved by our Board of Directors on July 17, 2014, at which time the Board directed that the Company seek the authorization of its stockholders to implement the Reverse Stock Split. If approved by our stockholders, the Reverse Stock Split will become effective at the time specified in the Restated Certificate, which is expected to be filed with the Secretary of State of the State of Delaware shortly following approval by our stockholders at the 2014 Special Meeting.

Reasons for the Reverse Stock Split

General. Our Board believes that effecting a Reverse Stock Split is in the best interests of the Company and its stockholders and would provide a number of benefits, principally: (a) facilitating the Company’s compliance with its obligations under various agreements executed on June 27, 2014 in connection with a financing (the “2014 Financing”) involving, among other things, the issuance by the Company of the Series A Preferred Stock, the Series B Preferred Stock and $18.0 million in aggregate principal amount of subordinated secured convertible notes (the “Notes”); (b) enhancing its ability to list the Company’s Common Stock on a national securities exchange; (c) facilitating potential future financings; and (d) enhancing liquidity.

Compliance with the 2014 Financing. Our Board believes the Reverse Stock Split will enable the Company to comply with its obligations pursuant to the 2014 Financing. Pursuant to the 2014 Financing, the Company issued $18.0 million in aggregate principal amount of Notes, which Notes are convertible into Common Stock at any time, at the option of the holders, at a fixed conversion price initially set at $0.35, subject to adjustment for stock splits, combinations or similar events and subsequent dilutive issuances during the term of the Notes. Based upon the principal amount of the Notes issued, without giving effect to accrued and unpaid interest, and assuming no adjustment to the initial conversion price, the Notes would be convertible into 51,428,577 shares of Common Stock (which conversion shares would be proportionately affected by the proposed Reverse Stock Split). We do not currently have sufficient shares authorized and available to issue upon the conversion of the Notes, as required by the 2014 Financing. Implementation of the Reverse Stock Split will not change the total authorized number of shares of Common Stock, but will reduce the number of outstanding shares of our Common Stock. Accordingly, it will have the effect of creating shares of Common Stock authorized and available for issuance to fulfill our existing obligations pursuant to the Notes and otherwise, and for other general corporate purposes. For more information, see “Increasing Shares Available for the 2014 Financing and Potential Equity Financings & Strategic Transactions” below. For more detail regarding the 2014 Financing, see “Certain Relationships and Related Transactions – Interests of Certain Persons in Matters to be Acted Upon – 2014 Financing”.

Enhancing Ability to List on a National Securities Exchange. Prior to the 2014 Financing, our Common Stock was listed on the Nasdaq Stock Market (symbol: BODY). Under the Nasdaq Marketplace Rules, the Company was required to obtain stockholder approval for the issuance of the Notes prior to such issuance.  However, in order to preserve the financial viability of the Company, it was necessary to consummate the transaction before stockholder approval could be obtained.  The Company acknowledged the failure to comply with the Nasdaq Marketplace Rules, and elected to voluntarily delist from the Nasdaq Stock Market, which delisting was effected on July 9, 2014. At that time, our Common Stock began trading on the OTC Pink market.

However, our Board believes that relisting the Company’s Common Stock on a national securities exchange may be in the best interests of the Company and our stockholders, as it may enhance the liquidity in the trading market for the Company’s Common Stock. National securities exchanges typically maintain a minimum initial listing price of approximately $2.00 – $4.00 per share and a minimum continued listing price of approximately $1.00 per share, which, as of July 21, 2014, the Company did not satisfy. If the Reverse Stock Split is approved by our stockholders, we expect to satisfy a minimum bid price requirement for initial and continued listing, although there can be no assurance that this would be the case, that our stock price will maintain any particular level or that the Company would satisfy other initial or continued listing criteria.  See “Certain Risks Associated with the Reverse Stock Split” below.

Increasing Shares Available for Potential Equity Financings & Strategic Transactions. As noted above under “Compliance with the 2014 Financing,” the Reverse Stock Split will result in sufficient authorized but unissued shares of Common Stock to permit the full conversion of the Notes. In addition, our Board believes that a Reverse Stock Split can offer advantages to the Company and its stockholders apart from compliance with the 2014 Financing and the potential rules of a national securities exchange.

For example, while the implementation of a Reverse Stock Split would not change the total number of shares of our Common Stock authorized for issuance, the number of shares of our Common Stock available for issuance following implementation of a Reverse Stock Split would increase to the extent the Reverse Stock Split reduces the outstanding number of shares of our Common Stock.  For this reason, our Board of Directors believes that a Reverse Stock Split could provide our Company added flexibility by helping to ensure that we have sufficient authorized, unissued and otherwise unreserved shares available for potential financing and strategic transactions that our Company may pursue.  Other than in connection with the conversion of the Notes issued in the 2014 Financing, we currently do not have any immediate plans or arrangements to issue any Common Stock in connection with any financings or strategic transactions, but we may determine in the future that such an issuance is in the best interest of the Company and its stockholders. Any such issuance could result in potentially significant dilution of current stockholders’ ownership interests in the Company. For additional information, see “Effect on Number of Shares Outstanding, Reserved for Issuance and Available for Issuance” and “Effect on Authorized but Unissued Shares of Common Stock,” below.

Enhancing Investor Interest & Liquidity. Our Board also believes that an increased stock price may encourage investor interest and improve the marketability of our Common Stock to a broader range of investors, and thus enhance liquidity.  Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  Additionally, because brokers' commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of our Common Stock can result in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were substantially higher.  This factor may also limit the willingness of institutions to purchase our stock.  The Board believes that the anticipated higher market price resulting from a Reverse Stock Split could enable institutional investors and brokerage firms with such policies and practices to invest in our Common Stock.

     Although we expect the Reverse Stock Split will result in an increase in the market price of our Common Stock, the Reverse Stock Split may not increase the market price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding or result in a permanent increase in the market price, which is dependent upon many factors, including the Company’s performance, prospects and other factors detailed from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”).  The history of similar reverse stock splits for companies in like circumstances is varied.  If the Reverse Stock Split is effected and the market price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

Effect on Number of Shares Outstanding, Reserved for Issuance and Available for Issuance
The following table sets forth the effect of the proposed Reverse Stock Split on the number of shares of Common Stock currently outstanding, reserved for issuance and available for issuance, together with the effect of the conversion of the Notes on our post-split capitalization.

	Common Stock at 7/21/14	Common Stock After 1 for 10 Reverse Stock Split (1)	Common Stock After 1 for 10 Reverse Stock Split and Assuming Conversion of all 2014 Financing Notes (2)

Issued and Outstanding (3)	16,590,159	1,659,015	6,801,873

Reserved for Issuance (4)	52,142,750	5,214,275	71,417

Available for Issuance	0	38,126,710	38,126,710

Total Authorized	45,000,000	45,000,000	45,000,000

(1)	These estimates do not reflect the effects of paying cash in lieu of fractional shares resulting from the Reverse Stock Split.
(2)
For purposes of this proxy statement, conversion of the Notes assumes: (i) conversion of the aggregate principal amount only of all Notes, with no accrued and unpaid interest; (ii) the initial conversion price is not adjusted (such price is subject to adjustment for stock splits, combinations or similar events and subsequent dilutive issuances during the term of the Notes); and (iii) full conversion without regard to the limitations or restrictions on conversions set forth in the Notes and without regard to whether or not there are then a sufficient number of shares of Common Stock authorized for issuance upon conversion of the Notes. There are 51,428,577 Current Note Conversion Shares.

(3)
These estimates assume a total of 16,590,159 shares of our Common Stock issued and outstanding immediately prior to the Reverse Stock Split, which is based on the number of shares issued and outstanding as of July 21, 2014. Included in the total shares of Common Stock issued and outstanding are 40,038 unvested restricted stock awards (RSAs) that are outstanding under our equity compensation plans and 112,500 RSAs that are outstanding related to inducement awards outside of our equity compensation plans.

(4)
The following 52,142,750 shares of Common Stock are included in the number of shares Reserved for Issuance, based on shares reserved as of July 21, 2014:  (i) 51,428,577 Current Note Conversion Shares; (ii) 414,173 shares of our Common Stock issuable upon the exercise and/or vesting of stock options (at a weighted average exercise price of $11.36 per share); and (iii) 300,000 shares of our Common Stock issuable upon the exercise and/or vesting of stock options (at an exercise price of $7.94 per share) that are outstanding for inducement grants outside our equity compensation plans.  Does not reflect additional shares underlying equity awards that may be granted pursuant to the Second Amended and Restated 2006 Equity Incentive Plan. All shares reserved for issuance would be proportionately reduced by the same ratio at which outstanding shares are adjusted, in the event that the Reverse Stock Split is approved.

Certain Risks Associated with the Reverse Stock Split

Our total market capitalization immediately after the proposed Reverse Stock Split may be lower than immediately before the proposed Reverse Stock Split.

There are numerous factors and contingencies that could affect our stock price following implementation of the Reverse Stock Split, including the status of the market for our stock at the time, our results of operations in future periods, and general economic, market and industry conditions. Accordingly, the market price of our Common Stock may not be sustainable at the direct arithmetic result of the Reverse Stock Split.  If the market price of our Common Stock declines after the Reverse Stock Split, our total market capitalization (the aggregate value of all of our outstanding Common Stock at the then existing market price) after the split will be lower than before the split.

Even after the Reverse Stock Split, we may not satisfy the initial or continued listing requirements of a national securities exchange.

Although we expect to satisfy a per share minimum bid price requirement for initial and continued listing on a national securities exchange as a result of the Reverse Stock Split, as noted elsewhere herein, there can be no assurance that this will be the case or that any increase in our stock price will be permanent. Our stock price will continue to affected by many factors, including the Company’s performance, prospects and other factors detailed from time to time in our reports filed with the SEC. In addition, there can be no assurance that we could achieve or maintain compliance with other initial or continued listing criteria.

Our liquidity may not be enhanced by the Reverse Stock Split.

Although our Board believes that the decrease in the number of shares of our Common Stock outstanding as a consequence of the Reverse Stock Split and the anticipated increase in the price of our Common Stock could encourage interest in our Common Stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split.

The Reverse Stock Split may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of our Common Stock on a post-split basis.  Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

The Reverse Stock Split may not generate additional investor interest.

     While our Board believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our Common Stock may not necessarily improve.

By providing additional flexibility for future financings, the Reverse Stock Split could result in additional dilution.

Upon effectiveness of a 1-for-10 Reverse Stock Split, the number of authorized shares of Common Stock that are not issued or outstanding, as of July 21, 2014, would increase from approximately 28,409,841 shares (without providing for the issuance of any shares issuable upon conversion of the Notes or any outstanding equity awards) to approximately 43,340,985 shares. As a result, we will have an increased number of authorized but unissued shares of Common Stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in potential future financings, transactions or otherwise. If we issue additional shares, the ownership interests of our current stockholders may be diluted.

Effect on Existing Shares of Common Stock

The proposed Reverse Stock Split would affect all holders of Common Stock uniformly and would not affect any Common Stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split results in any stockholders owning a fractional share, as described below.

Effect on Existing Shares of Preferred Stock

The number of shares of our preferred stock outstanding will not be affected by the Reverse Stock Split.  The Series A Preferred Stock and Series B Preferred Stock are not convertible into shares of Common Stock. With respect to voting power, subject to limited exceptions, the existing Series A Preferred Stock is not entitled to any voting rights and the Reverse Stock Split will therefore have no effect on the Series A Preferred Stock. Each series of our outstanding Series B Preferred Stock is entitled to the whole number of votes equal to the number of shares of Common Stock into which the Notes held by such Series B Holder are convertible on the applicable record date for the vote or consent of stockholders. However, as more fully described under “Effect on Existing Notes” below, because the conversion price of each Note will be adjusted proportionately as a result of the Reverse Stock Split, the number of shares of Common Stock into which such Notes are convertible and, as a result, the number of votes to which the Series B Holders are entitled, would be adjusted proportionately as a result of the Reverse Stock Split (except to the extent that the Reverse Stock Split would result in any Series B Holder owning a fractional share, as described below).

Effect on Existing Notes

The Notes are convertible into shares of Common Stock at any time, in whole or in part, at the option of the holders thereof at a fixed conversion price, initially set at $0.35, which conversion price is subject to adjustment for stock splits (including the Reverse Stock Split, which would result in an adjustment of the conversion price to $3.50), combinations or similar events and subsequent dilutive issuances during the term of the Notes. As a result, the number of shares issuable upon conversion of the Notes and, as described above under “Effect on Existing Shares of Preferred Stock” above, the voting power of the Series B Holders, would be adjusted proportionately as a result of the Reverse

Stock Split (except to the extent that the Reverse Stock Split would result in any Series B Holder owning a fractional share, as described below).

Effect on Shares Reserved for Issuance under Compensation Plans

All outstanding equity awards to purchase shares of our Common Stock would be adjusted proportionately as a result of the Reverse Stock Split.  In addition, the number of shares available for issuance pursuant to our Amended and Restated 2006 Equity Incentive Plan and any other equity incentive plan (each, a “Compensation Plan”) would be adjusted proportionately as a result of the Reverse Stock Split.

Effect on Authorized but Unissued Shares of Common Stock

Currently, the Company is authorized to issue up to a total of 45,000,000 shares of Common Stock.  As of July 21, 2014, there were: (i) 51,428,577 shares of Common Stock issuable upon the conversion of the outstanding Notes (assuming conversion of the aggregate principal amount with no accrued and unpaid interest at the current conversion price); (ii) 414,173 shares of our Common Stock issuable upon the exercise and/or vesting of stock options (at a weighted average exercise price of $11.36 per share) that are outstanding under our equity compensation plans; and (iii) 300,000 shares of our Common Stock issuable upon the exercise and/or vesting of stock options (at an exercise price of $7.94 per share) that are outstanding for inducement grants outside our equity compensation plans.. Accordingly, we currently do not have enough shares authorized to fulfill our obligations with respect to the conversion rights of the Notes or other shares reserved for issuance.

Implementation of the Reverse Stock Split would not change the total authorized number of shares of Common Stock.  Because the Reverse Stock Split will reduce the outstanding number of shares of our Common Stock, it will have the effect of creating shares of Common Stock authorized and available for issuance to fulfill our existing obligations pursuant to the Notes and otherwise, and for other general corporate purposes. For this reason our Board of Directors believes that a Reverse Stock Split would provide our Company added flexibility by helping to ensure that we have sufficient authorized, unissued and otherwise unreserved shares available for potential financing and strategic transactions that our Company may pursue and other corporate purposes.

Effect on Par Value

The Reverse Stock Split will not change the par value of our Common Stock.

Payment for Fractional Shares

Common Stock. With respect to shares held by our Common Stockholders, whether shares are held in street name or directly, fractional shares of Common Stock will not be issued as a result of the Reverse Stock Split.  Instead, fractional shares will be cashed out. For example, if a stockholder holds 505 shares on a pre-split basis, 500 of such shares would be combined and converted into 50 shares on a post-split basis and such stockholder would receive cash for five pre-split shares.

The amount of cash to be paid for fractional shares will be equal to the product obtained by multiplying:

•	the fraction to which such holder would otherwise be entitled by

•
ten times the closing price of a share of Common Stock on the OTC Pink marketplace on the day during which the Reverse Stock Split occurs (the Restated Certificate provides for effectiveness of the Reverse Stock Split after market close on the date of implementation).

Stockholders would not be entitled to receive interest for their fractional shares.  Any stockholder that holds a number of our shares that is less than the ratio used to implement the Reverse Stock Split will be completely cashed out as a result of the payment of fractional shares in lieu of any fractional share interests.

Notes. Pursuant to the terms of the Notes, if the issuance of shares of Common Stock upon conversion of the Notes would result in the issuance of a fraction of a share, the Company is required to round such fraction of a share of Common Stock up to the nearest whole share.

Mechanics of Reverse Stock Split

If approved by our stockholders, the Reverse Stock Split will become effective at the time specified in the Restated Certificate, which is expected to be filed with the Secretary of State of the State of Delaware shortly following approval by our stockholders at the 2014 Special Meeting. The mechanics of the Reverse Stock Split will differ depending upon whether shares held are held beneficially in street name or whether they are registered directly in a stockholder’s name.

•
If a stockholder’s shares are registered directly in the stockholder’s name, the stockholder will receive a transmittal letter asking the stockholder to surrender certificates representing pre-split shares in exchange for certificates representing post-split shares.  No new certificates will be issued to the stockholder until the outstanding certificate(s) together with the properly completed and executed letter of transmittal are delivered in accordance with the instructions contained in such transmittal letter.

•
Non-registered stockholders holding our Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Accounting Consequences

The Reverse Stock Split will not affect total stockholders’ equity on the Company’s balance sheet.  However, because the par value of our Common Stock will not change, the components that make up total stockholders’ equity (stated capital and additional paid-in capital) will change by offsetting amounts.  The per share Common Stock net (loss)/income and net book value would be increased because there would be fewer shares of our Common Stock outstanding.  Fractional shares cashed out will be accounted for as retired stock.

U.S. Federal Income Tax Consequences

The following discussion summarizes certain material U.S. federal income tax consequences relating to the participation in the Reverse Stock Split by a U.S. stockholder. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences set forth herein.

There can be no assurance that the IRS will not take a contrary position to the tax consequences described herein or that such position will not be sustained by a court. No ruling from the IRS has been obtained with respect to the U.S. federal income tax consequences of the Reverse Stock Split.

This discussion is for general information only and is not tax advice. All stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the Reverse Stock Split.

 Based on the assumption that the Reverse Stock Split will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code (i.e. a deemed exchange of existing shares for newly-issued shares), and subject to the limitations and qualifications set forth in this discussion and the discussion below regarding the treatment of cash paid in lieu of fractional shares, the following U.S. federal income tax consequences will result from the Reverse Stock Split:

•	A stockholder will not recognize gain or loss on the deemed exchange of shares pursuant to the Reverse Stock Split;

•	the aggregate tax basis of the shares deemed received by a stockholder in the Reverse Stock Split will be equal to the aggregate tax basis of the shares deemed surrendered in exchange therefor; and

•	the holding period of the shares received by a stockholder in the Reverse Stock Split will include the holding period of the shares deemed surrendered therefor.

Cash Received in the Reverse Stock Split in Lieu of Fractional Shares. A stockholder who receives cash in lieu of fractional shares in the Reverse Stock Split should recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of fractional shares and the portion of the stockholder’s adjusted tax basis allocable to the fractional shares unless the distribution of cash is treated as having the effect of a distribution of dividend, in which case the gain will be treated as dividend income to the extent of our current accumulated earnings and profits as calculated for U.S. federal income tax purposes.   Stockholders are urged to consult their own tax advisors to determine whether a stockholder’s receipt of cash has the effect of a distribution of a dividend.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to dissenters’ rights of appraisal with respect to the proposed Restated Certificate to effect the Reverse Stock Split, and we will not independently provide our stockholders with any such right.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the Reverse Stock Split, the Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

B. Eliminate Classified Board Structure

At the 2014 Special Meeting, you are being asked to approve the Restated Certificate, which, among other things, authorizes a declassification of our Board of Directors. If you approve the Restated Certificate, all directors elected at or after the 2015 annual meeting will be elected for one-year terms.

Background

Our Third Amended and Restated Certificate of Incorporation currently divides our Board into three classes, with each class elected to serve a three-year term. This creates a staggered, or “classified,” board structure that we have used since our initial public offering in 2010. Under this structure, only one class of directors, constituting roughly one-third of the Board, is considered for election each year.

Our Board considered arguments in favor of and against continuation of the classified board and determined that it is in the Company’s best interests to propose to declassify the Board. Our Board recognizes that a classified structure may offer several advantages, such as promoting board continuity and stability, enhancing long-term planning, ensuring directors serving on our Board of Directors have substantial knowledge of the Company and increasing the protection against potentially abusive and unfair takeover tactics. Our Board also recognizes that a classified structure may appear to reduce directors’ accountability to stockholders, since such a structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. After consideration of the foregoing and other factors, the Board of Directors believes that the benefits of moving to annual elections outweigh the reasons for keeping a classified board. The Board also believes that this proposed amendment may help to promote stockholder access and demonstrates the Board’s interest in progressive corporate governance practices. The elimination of the classified Board structure was approved by our Board of Directors on July 17, 2014, at which time the Board directed that the Company seek the authorization of its stockholders to implement the Restated Certificate, which includes the declassification provision. Accordingly, we are asking you to approve the Restated Certificate to declassify the Board and to establish annual elections for all Company directors.

Proposed Amendment

The proposed amendment would modify Article VI of the Third Amended and Restated Certificate of Incorporation to eliminate our Board’s classified structure. If these amendments are adopted, the terms of each of our existing directors will expire at the 2015 annual meeting of stockholders, and until their successors are elected and qualified, subject to earlier resignation, removal or death. Beginning with our 2015 annual meeting, all directors, regardless of their original term of office, would stand for election every year for a term of one year (subject to the rights of the Series A Holders to appoint directors, which right currently give the Series A Holders the right to appoint three (3) directors). If our stockholders do not approve Proposal No. 1, our directors will continue to be elected in three staggered classes with three-year terms. This proposal will not change the present number of directors or the Board’s authority to change that number and to fill vacancies or newly created directorships.

Delaware corporate law provides, unless otherwise provided in the certificate of incorporation, that members of a board that is classified may be removed only for cause. At present, because the Board is classified, the Certificate of Incorporation provides that the members of the Board are removable only for cause and only by the vote of the holders of a majority of the shares of the Company’s stock entitled to vote for the election of directors. The proposed Restated Certificate in Appendix A provides that, once the Board has become declassified, any director, other than those who may be elected by the holders of any series of Preferred Stock, may be removed from office at any time, with or without cause by the affirmative vote of at least a majority of the voting power of the then outstanding capital stock entitled to vote on the matter, voting together as a single class.

 C. Eliminate Super-Majority Voting

At the 2014 Special Meeting, you are being asked to approve the Restated Certificate, which, among other things, authorizes the elimination of super-majority voting. If you approve the Restated Certificate, the affirmative vote of the holders of at least a majority of the outstanding voting power of stock of the Company entitled to vote thereon (in addition to the affirmative vote of the holders of at least a majority of the outstanding voting power of stock of each class entitled to vote thereon as a class) shall be required to amend the Restated Certificate or to reduce the numbers of authorized shares of Common Stock or Preferred Stock.

Background

Article Nine of the Third Amended and Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least sixty-seven percent (67%) of the outstanding voting stock of the Company (in addition to any separate class vote that may be required pursuant to the terms of any outstanding Preferred Stock) shall be required to amend or repeal the provisions of Articles Four (only to the extent it relates to the authority of the Board of Directors to issue shares of Undesignated Preferred Stock in one or more series, the terms of which may be determined by the Board of Directors), Six (which addresses the classified Board structure and other Board matters), Seven (which addresses Board authority), Eight (which addresses meetings of stockholders), Nine (which addresses the super-majority voting requirement), Ten (which addresses liability and indemnification of directors and officers of the Company) or Twelve (which addresses future amendments of the Certificate of Incorporation) of the Third Amended and Restated Certificate or to reduce the numbers of authorized shares of Common Stock or Undesignated Preferred Stock.

Proposed Amendment

The proposed amendment would eliminate the super-majority vote provisions of Article Nine and replace the voting standard with the Company’s default vote standard of a majority of the outstanding voting power of stock of the Company entitled to vote thereon (in addition to the affirmative vote of the holders of at least a majority of the outstanding voting power of stock of each class entitled to vote thereon as a class). The Board has considered various arguments for and against the current super-majority voting standard, including certain trends and best practices in corporate governance. As a result, if approved, stockholders could approve any amendment to the Restated Certificate with the approval of a majority of the outstanding voting power of stock of the Company entitled to vote thereon (in addition to the affirmative vote of the holders of at least a majority of the outstanding voting power of stock of each class entitled to vote thereon as a class). If our stockholders do not approve Proposal No. 1, the Company’s super-majority voting requirements will remain in place and the amendment or repeal of certain provisions of the Certificate of Incorporation as described in this proposal will continue to require the vote of at least 67% of the outstanding voting stock of the Company (in addition to any separate class vote that may in the future be required pursuant to the terms of any outstanding Preferred Stock).

D. Eliminate the Prohibition Against Stockholder Action by Written Consent and Authorize Stockholder Action by Majority Written Consent

At the 2014 Special Meeting, you are being asked to approve the Restated Certificate, which, among other things, eliminates the prohibition against stockholder action by written consent and authorizes stockholder action by majority written consent. If you approve the Restated Certificate, any action required or permitted to be taken by the stockholders of the Company will be permitted to be taken not only at a duly called annual or special meeting of the stockholders in which such action is properly brought before such meeting, but also upon the written consent of stockholders, acting in lieu of such a meeting, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Background

Article Eight of the Third Amended and Restated Certificate of Incorporation provides that any action to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders in which such action is properly brought before such meeting, and not by written consent in lieu of such a meeting. The Board has undertaken a review of this governance issue and has unanimously adopted a resolution declaring the advisability of an amendment to permit written consent of stockholders in lieu of a meeting and recommending its approval by our stockholders.

Proposed Amendment

The Board is proposing, for approval by our stockholders, an amendment to the Third Amended and Restated Certificate of Incorporation to allow stockholders to take action without a meeting by written consent, subject to the same approval thresholds that would be required to take the same action at a meeting of stockholders.

If the Restated Certificate is approved, then any action required or permitted to be taken by stockholders for or in connection with any corporate action may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The Board has adopted a corresponding amendment to the Company’s By-Laws, which would become effective upon stockholder approval of the Restated Certificate.

E. Authorize 25% of Directors to Call a Special Meeting of Stockholders

At the 2014 Special Meeting, you are being asked to approve the Restated Certificate, which, among other things, authorizes 25% of our directors to call a special meeting of stockholders. If you approve the Restated Certificate, 25% or more of directors of the Company then in office would be entitled to call for a special meeting of the stockholders.

Background/Proposed Amendment

Article Eight of the Third Amended and Restated Certificate of Incorporation provides that special meetings of stockholders may be called only by the Chairperson of the Board of Directors, the President or a majority of the

Board of Directors. The Board has unanimously adopted a resolution declaring the advisability of an amendment to reduce the threshold of directors who may call a special meeting of stockholders to 25% (from the current majority standard) and changing the title of “President” to “Chief Executive Officer”. The Board believes that adoption of this proposed amendment will enhance the ability of certain Board members to call for a special meeting of stockholders and is in the best interests of the Company and its stockholders.

Interests of Certain Persons in Proposal No. 1

Certain of our officers and directors may have an interest in Proposal No. 1 as a result of their ownership of shares of our Common Stock, Preferred Stock or Notes, or otherwise, as set forth in the sections entitled “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions” below.

Corresponding Changes to By-Laws

If the Restated Certificate is approved, conforming amendments will be made to the Company’s By-Laws. Stockholder approval is not required to make these amendments to the By-Laws and our Board has already approved the amendments to the By-Laws contingent on stockholder approval of this proposal. In addition, as more fully described below under “Board of Directors – Required Vote”, on July 17, 2014, the Company’s Board of Directors authorized an amendment to the Company’s By-Laws, which will become effective without further action by stockholders concurrently with the effectiveness of the Restated Certificate addressed in this Proposal No. 1, that establishes a majority vote standard for the election of directors (subject to the rights of the Series A Holders to nominate and elect directors).

Text of Restated Certificate

A copy of the proposed amendments to the Third Amended and Restated Certificate of Incorporation are attached as Appendix A to this proxy statement. Proposed deletions are indicated by strike-outs and proposed additions are indicated by underlines.

Board Recommendation

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL NO. 2
APPROVAL OF THE THIRD AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN

General

The purpose of our 2006 Equity Incentive Plan, or the Plan, is to encourage and enable the officers, employees, non-employee directors and consultants of the Company and its subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its businesses to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will ensure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

On July 17, 2014, the Board of Directors approved the Third Amended and Restated 2006 Equity Incentive Plan (the “Restated Plan”), subject to the approval of the Company’s stockholders at the 2014 Special Meeting. As part of the approval, our stockholders are being asked to approve an increase in the maximum award under the Plan so that certain incentive awards granted under the Plan may continue to qualify as exempt performance-based compensation under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), which otherwise generally disallows the corporate tax deduction for compensation paid in excess of $1 million annually to each of the chief executive officer and the other named executive officers of publicly-held companies.

All share amounts in this Proposal No. 2 are prior to giving effect to the one-for-ten Reverse Stock Split described in Proposal No. 1. If Proposal No. 1 is approved, all share amounts herein will be adjusted on a one-for-ten basis.

If the Restated Plan is approved at the 2014 Special Meeting, key changes to the Plan include the following:

•	the number of shares of our common stock available for issuance under the Plan will be increased by 6,300,000 shares (to an aggregate of 8,846,209 shares);

•
the maximum number of stock options or stock appreciation rights that may be granted to any one individual during any one calendar year period will be 1,500,000 shares, and if any award of restricted stock, restricted stock units or performance shares granted to an individual is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award shall not exceed 3,000,000 shares;

•	dividend equivalent rights may no longer be granted under the Plan, except in connection with awards of restricted stock units; and

•	awards of incentive stock options may be granted under the Plan until July 17, 2024 and other awards may be granted under the Plan until September 4, 2024.

If the Company’s stockholders do not approve the Restated Plan, the Company will continue to operate the Plan under its current provisions.

The following is a summary of the principal features of the Plan, before and after the third amendment and restatement. This summary does not purport to be a complete description of all of the provisions of the Restated Plan. It is qualified in its entirety by reference to the full text of the Restated Plan. A copy of the Restated Plan, as proposed to be amended and restated, is attached to this Proxy Statement as Appendix B hereto.

Summary of the Plan (Prior to the Third Amendment and Restatement)

Available Shares. An aggregate of 2,546,209 shares of our common stock are reserved for issuance under the Plan, of which 1,146,237 shares remained available for issuance immediately prior to the adoption of the Restated Plan by our Board. The foregoing share limitation is subject to adjustment in the event of stock splits, reverse stock splits, and other capital changes. In applying the aggregate share limitation under the Plan, shares of common stock subject to awards that are forfeited, cancelled, or otherwise terminated (other than by exercise) are not counted and, therefore, may be made subject to new awards under the Plan. Notwithstanding the foregoing, shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, and shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right, may not be made subject to new awards under the Plan.

Plan Administration. The Plan is administered by the Compensation Committee. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to determine the types of awards granted to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Plan. Subject to applicable law and certain limitations and guidelines, the Compensation Committee may delegate to our CEO the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not subject to Section 162(m) of the Code.

Eligibility. Persons eligible to participate in the Plan will be those full or part-time officers, employees, non-employee directors and consultants of the Company and its subsidiaries as selected from time to time by the Compensation Committee in its discretion. Approximately [sixty] individuals are currently eligible to participate in the Plan, which includes our named executive officers, [fifty] additional employees who are not executive officers, and four non-employee directors.

Plan Limits. The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 150,000 shares of common stock (subject to adjustment for stock splits and similar events) for any calendar year period. If any award of restricted stock, restricted stock units or performance shares granted to an individual is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award shall not exceed 100,000 shares of common stock (subject to adjustment for stock splits and similar events) to any one such individual in any performance cycle. If any cash-based award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award to be paid in cash in any performance cycle may not exceed $1,000,000. In addition, no more than 2,500,000 shares will be issued in the form of incentive stock options.

Stock Options. The Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the Plan will be non-qualified stock options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified stock options may be granted to any persons eligible to receive incentive stock options and to non-employee directors and consultants. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100 percent of the fair market value of the common stock on the date of grant (110 percent for an incentive stock option granted to a ten percent owner). Fair market value for this purpose will be determined by reference to market quotations on the NASDAQ. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant (five years for an incentive stock option granted to a ten percent owner). The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. In general, unless otherwise permitted by the Compensation Committee in accordance with the terms of the Plan, no option granted under the Plan is transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price may be paid either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of common stock not then subject to restrictions under any Company plan. Subject to compliance with procedures established by the Company, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Compensation Committee may permit non-qualified stock options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive stock options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive stock options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights. The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine. Stock appreciation rights entitle the recipient to shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price is not less than 100 percent of the fair market value of the common stock on the date of grant. The maximum term of a stock appreciation right is ten years.

Restricted Stock. The Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized below) and/or continued employment with us through a specified restricted period. However, except in the case of retirement, death, disability, termination of employment or a change of control, in the event these awards granted to employees have a performance-based goal, the restriction period will be at least one year, and in the event these awards granted to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period.

Restricted Stock Units. The Compensation Committee may award restricted stock units to any participant. Restricted stock units are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized below) and/or continued employment with the Company through a specified vesting period. However, except in the case of retirement, death, disability, termination of employment or a change of control, in the event these awards granted to employees have a performance-based goal, the restriction period will be at least one year, and in the event these awards granted to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period. In the Compensation Committee’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a deferred stock unit award, subject to the participant’s compliance with the procedures established by the Compensation Committee and requirements of Section 409A of the Code. Dividend equivalent rights may be credited with respect to stock units underlying restricted stock units.

Unrestricted Stock Awards. The Compensation Committee may also grant shares of common stock which are free from any restrictions under the Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Performance Share Awards. The Compensation Committee may grant performance share awards to any participant which entitle the recipient to receive shares of common stock upon the achievement of certain performance goals (as summarized below) and such other conditions as the Compensation Committee shall determine. Except in the case of a sale event, the periods during which performance is to be measured may not be less than one year.

Dividend Equivalent Rights. The Compensation Committee may grant dividend equivalent rights to participants which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights granted as a component of an award of restricted stock units, or an award subject to performance vesting, may be paid only if the related award becomes vested, or upon settlement or payment of the related award. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

Cash-Based Awards. The Compensation Committee may grant cash bonuses under the Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals (as summarized below).

Change of Control Provisions. The Plan provides that upon the effectiveness of a “sale event” as defined in the Plan, the parties thereto may cause all stock options, stock appreciation rights and other awards to be assumed or continued by the successor entity and adjusted accordingly to take into account the impact of the transaction. To the extent, however, that the parties to such sale event do not agree that all stock options, stock appreciation rights or any other awards shall be assumed or continued, then the Plan and all outstanding awards thereunder shall terminate. In such case, except as otherwise provided in an award agreement, such stock options and stock appreciation rights shall become fully exercisable and the restrictions and conditions on all such other awards with time-based conditions will automatically be deemed waived, and awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the Compensation Committee’s discretion. In addition, in the event of such termination, the Company may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights in exchange for the cancellation thereto. To the extent such awards are assumed or continued, such awards with time-based conditions will accelerate in full in the event a grantee’s employment is terminated without cause within 24 months following a sale event.

Adjustments for Stock Dividends, Stock Splits, Etc.  The Plan requires the Compensation Committee to make appropriate adjustments to the number of shares of common stock that are subject to the Plan, to certain limits in the Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have the minimum tax withholding obligations satisfied by authorizing the Company to withhold shares of common stock to be issued pursuant to the exercise or vesting of such award.

Amendments and Termination. The Board may at any time amend or discontinue the Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of any securities exchange or market system on which our common stock is listed, amendments will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive stock options or to ensure that compensation earned under the Plan qualifies as performance-based compensation under Section 162(m) of the Code.

Qualified Performance-Based Compensation under Code Section 162(m). To ensure that certain awards granted under the Plan to a “Covered Employee” (as defined in the Code), the Plan provides that the Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following: (1) net income; (2) operating income; (3) income from continuing operations; (4) net sales; (5) cost of sales; (6) revenue; (7) gross income; (8) earnings (including before taxes and/or interest and/or depreciation and amortization); (9) net earnings per share of Stock (including diluted earnings per share); (10) price per share of Stock; (11) cash flow; (12) net cash provided by operating activities; (13) net cash provided by operating activities less net cash used in investing activities; (14) net operating profit; (15) pre-tax profit; (16) ratio of debt to debt plus equity; (17) return on stockholder equity; (18) total stockholder return; (19) return on capital; (20) return on assets; (21) return on equity; (22) return on investment; (23) return on revenues; (24) operating working capital; (25) working capital as a percentage of net sales; (26) cost of capital; (27) average accounts receivable; (28) economic value added; (29) performance value added; (30) customer satisfaction; (31) customer loyalty and/or retention; (32) market share; (33) cost structure reduction; (34) cost savings; (35) operating goals; (36) operating margin; (37) profit margin; (38) sales performance; (39) comparable store sales; and (40) internal revenue growth, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Compensation Committee will select the particular performance criteria within 90 days following the commencement of a performance cycle. Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will not exceed 100,000 shares of common stock for any performance cycle and options or stock appreciation rights with respect to no more than 150,000 shares of common stock may be granted to any one individual during any calendar year period. If a performance-based award is payable in cash, it cannot exceed $1,000,000 for any performance cycle.

Effective Date of Plan. The Board adopted the second amendment and restatement of the Plan on April 4, 2014, and the second amendment and restatement of the Plan was approved by the stockholders of the Company on May 14, 2014. Awards of incentive stock options may be granted under the Plan until April 4, 2024. No other awards may be granted under the Plan after May 14, 2024.

Summary of Key Changes to the Plan (If the Restated Plan is Approved)

If the Restated Plan is approved by our stockholders, the following key changes to the Plan will be implemented:

Available Shares. In order to ensure a sufficient number of shares of our common stock are available for issuance pursuant to the Plan, if the Restated Plan is approved by the Company’s stockholders, the number of shares of our Common Stock available for issuance pursuant to the Plan will be increased by 6,300,000 shares, thus increasing the number of shares of our Common Stock available for issuance pursuant to new awards under the Plan to 8,846,209 shares (as of July 17, 2014, the date on which our Board adopted the Restated Plan, subject to stockholder approval), all of which may be issued in the form of incentive stock options. The closing price of our Common Stock on July 21, 2014, as reported on the OTC Pink market, was $0.57.

Plan Limits. The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 1,500,000 shares of common stock (subject to adjustment for stock splits and similar events) for any calendar year period, and if any award of restricted stock, restricted stock units or performance shares granted to an individual is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award shall not exceed 3,000,000 shares of common stock (subject to adjustment for stock splits and similar events) to any one such individual in any performance cycle.

Dividend Equivalent Rights. Dividend equivalent rights will no longer be granted as awards under the Plan. Notwithstanding the foregoing, the recipient of an award of restricted stock units may be credited with dividend equivalent rights with respect to the stock units underlying the restricted stock units.

Expiration Date. The Plan will remain available for the grant of incentive stock options until July 17, 2024 (rather than April 4, 2024), and for new awards until September 4, 2024 (rather than May 14, 2024).

United States Federal Income Tax Consequences

The following is a summary of the general federal income tax consequences relating to the grant and exercise of awards under the Plan and the subsequent sale of common stock that will be acquired under the Plan. The tax effect of exercising awards may vary depending upon the particular circumstances, and the income tax laws and regulations change frequently. This summary is general in nature and does not purport to be a complete statement of all federal income tax consequences.

Nonqualified Stock Options. There will be no federal income tax consequences to a participant or to the Company upon the grant of a nonqualified stock option. When the participant exercises a nonqualified stock option, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the option shares on the date of exercise over the exercise price, and the Company will be allowed a corresponding tax deduction, subject to any applicable limitations under Section 162(m) of the Code. Any gain that a participant realizes when the participant later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the participant held the shares.

Incentive Stock Options. There will be no federal income tax consequences to a participant or to the Company upon the grant of an incentive stock option. If the participant holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise of the option, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, the participant will recognize taxable ordinary income in an amount equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the disposition price, and the Company will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Section 162(m) of the Code. Any amount received by the participant in excess of the fair market value on the exercise date will be taxed to the participant as capital gain, and the Company will receive no corresponding deduction. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be a tax preference item that could subject a participant to alternative minimum tax in the year of exercise.

Stock Appreciation Rights. The participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock appreciation right is granted. When the participant exercises the stock appreciation right, the cash or fair market value of any common stock received will be taxable to the participant as ordinary income, and the Company will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Section 162(m) of the Code.

Restricted Stock. Unless a participant makes an election to accelerate recognition of income to the grant date as described below, the participant will not recognize income, and the Company will not be allowed a compensation tax deduction, at the time restricted stock is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date, less any amount paid for the stock, and the Company will be allowed a corresponding tax deduction, subject to any applicable limitations under Section 162(m) of the Code. If the participant files an election under Section 83(b) of the Code within 30 days after the grant date, the participant will recognize ordinary income as of the grant date equal to the fair market value of the stock as of that date, less any amount paid for the stock, and the Company will be allowed a corresponding compensation tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code. Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, such participant will not be able to recover the tax previously paid pursuant to the election under Section 83(b) of the Code.

Restricted Stock Units. A participant will not recognize income, and the Company will not be allowed a compensation tax deduction, at the time a stock unit award is granted. When a participant receives payment under a stock unit award, the fair market value of any shares of stock received will be ordinary income to the participant, and the Company will be allowed a corresponding compensation tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code.

Other Awards. The Company generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Text of Restated Plan

A copy of the proposed amendments to the Second Amended and Restated 2006 Equity Incentive Plan are attached as Appendix B to this proxy statement. Proposed deletions are indicated by strike-outs and proposed additions are indicated by underlines.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE THIRD AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN.

PROPOSAL NO. 3
APPROVAL OF 2014 EMPLOYEE STOCK PURCHASE PLAN

General

The Board of Directors of the Company has unanimously approved the adoption (subject to stockholder approval at the 2014 Special Meeting) of the Body Central Corp. 2014 Employee Stock Purchase Plan (the “ESPP”), effective as of July [__], 2014 (subject to stockholder approval).

The Board believes that an employee stock purchase plan is in the Company's best interest and therefore recommends adoption of the new ESPP.

The following is a summary of certain terms of the ESPP. This summary is qualified in its entirety by reference to the ESPP, the full text of which is set forth as Appendix C to this proxy statement.

Purpose.  The purpose of the ESPP is to provide eligible employees of the Company and of subsidiaries designated by the Board with an opportunity to purchase shares of the Company's Common Stock through accumulated payroll deductions. By encouraging stock ownership, the Company seeks to attract, retain and motivate employees and to encourage them to devote their best efforts to the business and financial success of the Company.

Plan Periods; Investment Limitations.  The ESPP will permit eligible employees to purchase Common Stock through payroll deductions during quarterly offering periods, beginning on October 1, 2014 (each quarterly offering period, an “Offering Period”). Employee purchases will be made on a quarterly basis on the last trading day of each Offering Period (the last trading day of each Offering Period being referred to as an “Exercise Date”). Employees who participate in the ESPP will authorize the Company to withhold from each paycheck during the relevant Offering Period a specific whole percentage of their “Compensation” (as defined in the ESPP) subject to the following limitations: (i) no more than 15% of the Compensation that an employee receives on each payday during the Offering Period may be withheld; provided, however, that up to 100% of any bonus an employee receives during an Offering Period may be withheld; and (ii) no more than $20,000 may be invested by any participant in any calendar year. To make an election to participate in the ESPP, an employee will complete a “Subscription Agreement” authorizing payroll deductions and file it with the Company's payroll office prior to the applicable Enrollment Date (as hereinafter defined).

The Company will utilize participants' accumulated payroll deductions to purchase full shares of Common Stock at the purchase price determined in accordance with the formula described below, subject to certain purchase limitations. No fractional shares shall be purchased; any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full share shall be retained in the participant's “account” under the ESPP for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in the ESPP. Accumulated payroll deductions may be commingled with general assets of the Company and will not accrue interest.

Eligibility.  In order to be eligible to participate in the ESPP for any Offering Period, an individual: (i) must have been employed on a full-time basis during the 90 days preceding, and on, the first trading day of the relevant Offering Period (each such day at the commencement of an Offering Period, an “Enrollment Date”) by the Company or a subsidiary of the Company that has been authorized to participate in the Plan by the Board, the Compensation Committee of the Board or such other Committee designated by the Board to administer the ESPP (the “Committee”); and (ii) must not own five percent or more of the Company's voting stock. For purposes of the ESPP, a participant will be deemed to be employed on a full-time basis if he or she works more than 20 hours per week.

Purchase Price; Payment.  Each participant in the ESPP will be granted an option, effective as of the Enrollment Date of an Offering Period, to purchase on the Exercise Date during such Offering Period up to a number of shares of Common Stock determined by dividing such participant's payroll deductions accumulated as of the Exercise Date by the applicable Purchase Price (as hereinafter defined). For any Offering Period, shares of Common Stock will be purchased under the ESPP on the Exercise Date at a per share purchase price equal to: (i) 85% of the fair market value of a share of Common Stock on the Enrollment Date of such Offering Period or (ii) 85% of the volume weighted average fair market value for a share of Common Stock for such Offering Period, whichever is lower; provided, however, that in the event 85% of the volume weighted average fair market value for a share of Common Stock for such Offering Period is lower than 85% of the fair market value of a share of Common Stock on the Enrollment Date for such Offering Period, and is lower than 85% of the fair market value of a share of Common Stock on the Exercise Date for such Offering Period, the Purchase Price for such Offering Period shall be 85% of the fair market value for a share of Common Stock on the Exercise Date (the “Purchase Price”); provided further, however, that in the event the Board determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the ESPP to reduce or eliminate such accounting consequence, by (including but not limited to) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price.

Notwithstanding anything in the ESPP to the contrary, shares of Common Stock purchased under the ESPP cannot be transferred or otherwise disposed of until the expiration of a period of twelve months following the Exercise Date on which such shares of Common Stock were purchased (the “Holding Period”).

It is currently anticipated that shares purchased under the ESPP will be credited to and held under a stock purchase account in the participant's name maintained by a brokerage firm or other third-party designated by the Committee. Subject to such rules and procedures as may be prescribed by the Committee, and subject to the expiration of the applicable Holding Period, a participant may withdraw Shares in his or her stock purchase account from time to time. Cash dividends, if any, paid with respect to shares of Common Stock credited to a participant's stock purchase account will be paid directly to the participant once each quarter. A participant may elect to have such cash dividends, if any, reinvested in shares of Common Stock. Such shares shall be purchased on the open market by a brokerage firm on behalf of the participant, subject to applicable Company policies. Any shares purchased with dividend proceeds will not count in determining the maximum number of shares available for issuance under the ESPP, nor will such shares count against the maximum number of shares that may be purchased by a participant on any Exercise Date.

Withdrawals; Increases and Reductions.  A participant that has enrolled in the ESPP for any Offering Period may withdraw from the ESPP by delivering a withdrawal notice form in the manner prescribed by the Committee. All of the participant's accumulated payroll deductions shall be paid to such participant promptly after receipt of notice of withdrawal, without interest, and such participant's option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period by such participant. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new Subscription Agreement providing notice of the participant's desire to recommence participation and authorizing payroll deductions. Upon a participant's ceasing to be an employee, for any reason, he or she shall be deemed to have elected to withdraw from the ESPP and the payroll deductions accumulated by such participant during the Offering Period but not yet used to exercise the participant's option shall be returned to such participant or, in the case of his or her death, to the beneficiary designated by the participant (or if none, to the participant's estate), in either case without interest, and such participant's option shall be automatically terminated.

A participant may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing and filing with the Company a new Subscription Agreement authorizing a change in payroll deduction rate. The Committee may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company's receipt of the new Subscription Agreement. A participant's Subscription Agreement shall remain in effect for successive Offering Periods unless a new Subscription Agreement is filed by the participant prior to the commencement of such Offering Period or the then existing Subscription Agreement is terminated as described in the preceding paragraph.

Shares Covered by the Plan.    A total of 1,500,000 shares of Common Stock (subject to adjustment for stock splits, reverse stock splits, stock dividends, combinations or reclassifications of the Common Stock, or similar occurrences, including the Reverse Stock Split) may be purchased pursuant to the ESPP.

Certain Corporate Events and Transactions.  Unless provided otherwise by the Board, in the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall terminate immediately prior to the consummation of such proposed dissolution or liquidation and a cash amount shall be paid to each participant that is equal to the amount of his or her accrued but unused payroll deductions. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option under the ESPP shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Board may terminate any Offering Period then in progress by returning all payroll deductions credited to Participants for such Offering Period, or the Board may, in its discretion, terminate any Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period pursuant to the ESPP.

Administration.    The ESPP will be administered by the Committee. The Committee has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to determine eligibility and to adjudicate all disputed claims filed under the ESPP. Every finding, decision and determination made by the Committee shall, to the fullest extent permitted by law, be final and binding upon all parties.

Amendment or Termination.  The Board of Directors may at any time and for any reason terminate or amend the ESPP. Except as described above under the caption “Certain Corporate Events and Transactions,” no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Offering Period or the ESPP is in the best interests of the Company and its stockholders. Except as provided under the caption “Certain Corporate Events and Transactions” and in this paragraph, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or the Committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its Committee) determines in its sole discretion advisable which are consistent with the ESPP. In the event the Board determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the ESPP to reduce or eliminate such accounting consequence by (including, but not limited to): (i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price; (ii)

shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and (iii) allocating shares. Such modifications or amendments shall not require stockholder approval or the consent of any plan participants.

Transferability.  Neither payroll deductions accumulated by a participant nor any rights with regard to the exercise of a ESPP option or the receipt of shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or through the designation of a beneficiary as permitted by the ESPP) by a participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period.

No Employment Rights.  The ESPP does not create any right to continued employment and shall not be deemed to interfere with the Company's right to terminate or otherwise modify an employee's employment at any time.

Federal Income Tax Consequences.  The ESPP is intended to qualify as an “employee stock purchase plan”, as defined in Section 423 of the Internal Revenue Code of 1986, as amended. Under such a plan, an employee does not realize income at the time of entry into the ESPP or upon the purchase of shares of Common Stock. If no disposition of the Common Stock is made within two years from the first day of the Offering Period during which the shares were purchased and one year from the date the share is purchased by the employee under the ESPP, upon subsequent disposition of the stock, the employee will realize ordinary income equal to the lesser of (a) the excess of the fair market value of the stock at the time of disposition over the purchase price or (b) the excess of the fair market value of the stock at the time the option was granted over the exercise price. Any excess of appreciated value is considered a capital gain. In order to qualify for capital gains tax treatment, the employee must hold the stock to a date that is more than two years from the first day of the Offering Period during which the shares were purchased and one year from the date of purchase. If these holding requirements are met, the Company is not entitled to any deduction for tax purposes. On the other hand, if the employee does not meet the holding period requirements, the employee realizes at the time of disposition ordinary income to the extent of the difference between the price paid for the shares and the fair market value on the purchase date, irrespective of the price at which the employee disposes of the shares, and an amount equal to such ordinary income is deductible by the Company in the year of the disposition.

Directors who are not employees will not be eligible to participate in the ESPP. The benefits that will be received under the ESPP by the current executive officers of the Company and by all eligible employees are not currently determinable. The Company estimates that approximately [950] employees of the Company and its subsidiaries will be eligible to participate upon commencement of the first Offering Period of the ESPP.

On July 21, 2014, the Company's Common Stock closed at $0.57 per share on the OTC Pink market.

Disclosure of Equity Compensation Plan Information as of December 28, 2013

The following table gives information relevant to securities issuable pursuant to the Company’s existing equity compensation plans as of December 28, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders (1)	647,531	(1)	$11.88	386,131	(2)
Equity compensation plans not approved by security holders (2)	300,000	(3)	$7.94	--
Total	947,531		$10.63	386,131

(1)
Includes 166,212 shares of Common Stock issuable upon the exercise of outstanding vested options and 481,319 shares of Common Stock subject to unvested options. Does not include 266,284 shares of restricted stock as they have been reflected in our total shares outstanding.

(2)	As of December 28, 2013, there were 386,131 shares available for grants under the Amended and Restated 2006 Equity Incentive Plan.

(3)
Consists of 300,000 shares of our Common Stock which are issuable upon exercise of a stock option granted to Mr. Woolf outside of the Amended and Restated 2006 Equity Incentive Plan as an employment inducement award in connection with the commencement of his employment as President and Chief Executive Officer in February 2013. Does not include a grant of 150,000 shares of restricted stock granted to Mr. Woolf as an employment inducement award, as this has been reflected in our total shares outstanding. These grants were made in reliance on NASDAQ Listing Rule 5635(c)(4).

Text of ESPP

A copy of the proposed 2014 Employee Stock Purchase Plan is attached as Appendix C to this proxy statement.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2014 EMPLOYEE STOCK PURCHASE PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding beneficial ownership of the Company's common stock, as of July 21, 2014, by:

•	each person or group of affiliated persons known by the Company to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers identified in the Summary Compensation Table set forth below under the Compensation Discussion and Analysis; and

•	all of our directors and executive officers as a group.

The table lists the number of shares and percentage of shares beneficially owned based on 16,590,159 shares of Common Stock outstanding as of July 21, 2014. The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Number of Shares	Percent
Name of Beneficial Owner	Beneficially Owned (1)	of Class

683 Capital Partners, LP (2)	1,841,507	9.99%
Ari Zweiman (2)(3)	1,841,507	9.99%
Lane Five Partners LP (4)	1,685,065	9.99%
Erica Niemann (3)(4)	1,685,065	9.99%
Hudson Bay Master Fund Ltd. (5)	1,841,507	9.99%
Tonga Partners, LP (6)	1,841,507	9.99%
Blackwell Partners, LLC (7)	1,794,591	9.99%
Justin R. Evans (3)(8)	1,741,414	9.99%
Cuttyhunk Master Portfolio (9)	1,841,507	9.99%
Solas Capital Partners, LP (7)	1,621,043	8.97%
Clayton Capital Appreciation Fund, LP (10)	1,428,572	7.93%
Midsummer Small Cap Master, Ltd. (10)	1,428,572	7.93%
Brian Woolf (11)	1,388,091	7.82%
Capital World Investors (12)	1,080,000	6.51%
BlackRock, Inc. (13)	773,926	4.66%
Thomas W. Stoltz (14)	74,357	*
Michael Millonzi (15)	12,500	*
Patti Simigran (16)	11,517	*
Fred Lamster	-	0.0%
Andrea Jackson	-	0.0%
Richard L. Walters, Jr.	-	0.0%
All directors and executive officers as a group (10 persons)(17)	6,754,451	32.48%
__________________

*	Less than 1%.

(1)
For the purposes of calculating beneficial ownership for this table, shares underlying the convertible Notes, to the extent currently convertible, and options that will vest within 60 days after July 21, 2014 are deemed outstanding. Pursuant to the terms of the Notes, the holder thereof shall not have the right to convert any portion of the Note to the extent that, after giving effect to such conversion, the holder (together with certain affiliates) would beneficially own in excess of 9.99% of the total outstanding shares of the Company’s Common Stock (hereinafter referred to as the “Maximum Percentage”). With respect to the Notes, the number of shares into which the Notes are convertible assumes: (i) conversion of only the principal amount of the Notes (without any accrued and unpaid interest); (ii) the Notes are converted at the initial conversion price of $0.35 per share (which amount is subject to adjustment as provided in the Notes and described elsewhere in this proxy statement); and (iii) the amount currently convertible is limited to the Maximum Percentage. In addition to the conversion rights, prior to conversion, each Series B Holder has the right to vote the whole number of shares equal to the number of shares of Common Stock into which the Notes held by such Series B Holder are convertible on the applicable record date (without regard to any limitations or restrictions on conversions set forth in the Notes, including the Maximum Percentage, and without regard to whether or not there are a sufficient number of shares of Common Stock authorized for issuance upon conversion of the Notes).Unless otherwise indicated below, the business address of each of our executive officers and directors is 6225 Powers Avenue, Jacksonville, Florida 32217.

(2)
Information based on Schedule 13D filed on July 7, 2014 by 683 Capital Management, LLC (“683 Management”), 683 Capital Partners, LP (“683 Partners”) and Ari Zweiman. 683 Management is the investment manager of 683 Partners, and Mr. Zweiman is the Managing Member of 683 Management. As a result, 683 Management and Mr. Zweiman may be deemed to beneficially own the shares beneficially owned by 683 Partners. Reflects 1,841,507 shares of Common Stock issuable upon conversion of the Notes. Without giving effect to the Maximum Percentage blocker, the Notes owned by 683 Partners would be convertible into, and therefore represent the right to vote, 12,857,143 shares of Common Stock.

(3)
Messrs. Zweiman and Evans and Ms. Niemann currently serve as directors of the Company pursuant to the rights granted to 683 Capital Partners, LP, Mr. Evans and Lane Five Partners LP, respectively, each of which purchased a series of Series A Preferred Stock in the 2014 Financing. Each Series A Holder was granted the right to nominate and elect, and subsequently remove and replace, one (1) director to the Company’s Board; provided, that the aggregate number of directors that the Series A Holders shall be entitled to nominate and elect shall be decreased as set forth in the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock if the aggregate number of shares of Common Stock into which the Notes held by the original purchasers of the Notes (and their affiliates) are convertible decreases to specified levels.

(4)
Information based on Schedule 13D filed on July 2, 2014 by Lane Five Partners, LP (the “Fund”), Lane Five Capital Management LP, the investment manager of the Fund (the “Investment Manager”), Lane Five Capital Management, LLC, the general partner of the Investment Manager (“IM GP”), Lane Five Partners GP, LLC, the general partner of the Fund (the “General Partner”) and Lisa O’Dell Rapuano, the Managing Member of IM GP and of the General Partner. Erica Neimann is an analyst at the Investment Manager and, as a result, Ms. Neimann may be deemed to beneficially own the securities held by the Fund. Reflects 1,407,700 shares of Common Stock and an additional 277,365 shares issuable upon conversion of the Notes. Without giving effect to the Maximum Percentage blocker, the Notes owned by the Fund would be convertible into, and therefore represent the right to vote, 7,714,286 shares of Common Stock.

(5)
Reflects 1,841,507 shares of Common Stock issuable upon conversion of the Notes. Without giving effect to the Maximum Percentage blocker, the Notes owned by Hudson Bay Master Fund Ltd. would be convertible into, and therefore represent the right to vote, 8,571,429 shares of Common Stock.

(6)
Reflects 1,841,507 shares of Common Stock issuable upon conversion of the Notes. Without giving effect to the Maximum Percentage blocker, the Notes owned by Tonga Partners, LP would be convertible into, and therefore represent the right to vote, 6,000,000 shares of Common Stock.

(7)
Information based on Schedule 13D filed on July 2, 2014 by Solas Capital Management, LLC (“Solas”), Frederick Tucker Golden (“Mr. Golden”), Blackwell Partners, LLC (“Blackwell”) and Solas Capital Partners, L.P. (the “Solas Fund”). Mr. Golden is the Managing Member of Solas. Solas is the investment manager of the Solas Fund and to a separate account held by Blackwell. With respect to the Solas Fund, reflects 143,900 shares of Common Stock and an additional 1,477,143 shares issuable upon conversion of the Notes. With respect to Blackwell, reflects 420,875 shares of Common Stock and an additional 1,373,716 shares issuable upon conversion of the Notes. Without giving effect to the Maximum Percentage blocker, the Notes owned by Blackwell would be convertible into, and therefore represent the right to vote, 4,237,143 shares of Common Stock. Solas and Mr. Golden may beneficially own all 6,279,061 shares owned by, or issuable upon conversion of Notes held by, the Solas Fund and Blackwell, without giving effect to the Maximum Percentage.

(8)
Information based on Schedule 13D filed on July 7, 2014 by Justin Evans and Blackwood Capital Management, LLC (“Blackwood”), of which Mr. Evans is the Managing Member. Reflects 900,000 shares of Common Stock (of which 57,500 shares are managed by Blackwood for the benefit of immediate family members of Mr. Evans) and an additional 841,414 shares issuable upon conversion of the Notes. Without giving effect to the Maximum Percentage blocker, the Notes beneficially owned by Mr. Evans and Blackwood would be convertible into, and therefore represent the right to vote, 2,857,143 shares of Common Stock. Blackwood and Mr. Evans have shared voting and power and shared disposition power over one or more managed accounts that hold such Notes and shares.

(9)
Reflects 1,841,507 shares of Common Stock issuable upon conversion of the Notes. Without giving effect to the Maximum Percentage blocker, the Notes owned by Cuttyhunk Master Portfolio would be convertible into, and therefore represent the right to vote, 3,142,858 shares of Common Stock.

(10)	Reflects 1,428,572 shares of Common Stock issuable upon conversion of the Notes.

(11)
Includes (i) 228,483 shares of Common Stock, (ii) 18,750 shares issuable upon exercise of options exercisable within 60 days of July 21, 2014 and (iii) 1,142,858 shares issuable upon conversion of Notes purchased by Mr. Woolf.

(12)
Information based on Schedule 13G filed on February 13, 2014. Capital World Investors ("Capital World"), 333 South Hope Street, Los Angeles, CA 90071, an investment advisor registered in accordance with Section 240.13d-1(b)(1)(ii)(E), has sole voting power and sole disposition power over the shares.

(13)
Information based on Schedule 13G/A filed on July 10, 2014. BlackRock Inc., 40 East 52nd Street, New York, NY 10022, is a parent holding company or controlled person in accordance with Rule 13d-1(b)(1)(ii)(G), has sole voting and disposition power of 773,926 shares.

(14)	Includes 61,651 shares of common stock issuable upon exercise of options exercisable within 60 days of July 21, 2014.

(15)	Includes 12,500 shares of common stock issuable upon exercise of options exercisable within 60 days of July 21, 2014.

(16)	Includes 1,563 shares of common stock issuable upon exercise of options exercisable within 60 days of July 21, 2014.

(17)
Includes (i) 4,103,144 shares issuable upon conversion of the Notes (giving effect to the Maximum Percentage blocker) and 104,418 issuable upon exercise of options exercisable within 60 days of July 21, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires that our executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of common stock with the SEC and the Nasdaq Global Market, or NASDAQ. Based on a review of the SEC filed ownership reports during fiscal year 2013, the Company believes that all Section 16(a) filing requirements were met during fiscal year 2013, except for a late Form 4 reporting of the stock option grants made to Fred Lamster related to his initial grant dated July 15, 2013.

BOARD OF DIRECTORS

General

The Company's amended and restated By-Laws provide that the number of directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The number of authorized directors as of the date of this proxy statement is five. As provided under our certificate of incorporation, the Board of Directors is currently divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires. See “Proposal No. 1 – Eliminate Classified Board Structure”.

If stockholders approve Proposal No. 1 at the 2014 Special Meeting, the terms of each of our existing directors will expire at the 2015 annual meeting of stockholders, and until their successors are elected and qualified, subject to earlier resignation, removal or death. Beginning with our 2015 annual meeting, all directors, regardless of their original term of office, would stand for election every year for a term of one year. If our stockholders do not approve Proposal No. 1, our directors will continue to be elected in three staggered classes with three-year terms.

In connection with the closing of the 2014 Financing, Donna Ecton, Scott Gallin, David Katz and Robert Glass resigned as members of the Board.  The holders of each of the three shares of Series A Preferred Stock that were issued were provided the right to nominate and elect (and to subsequently remove and replace) a director to our Board of Directors; provided, that the aggregate number of directors that the Series A Holders shall be entitled to nominate and elect shall be decreased as set forth in the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock if the aggregate number of shares of Common Stock into which the Notes held by the original purchasers of the Notes (and their affiliates) are convertible decreases to specified levels. Pursuant to such rights, effective as of June 27, 2014, Erica Niemann, Ari Zweiman and Justin Evans were elected to the Board. In addition, effective June 30, 2014, Fred Lamster was appointed to the Board of Directors and named Chairman of the Board. Except as set forth below, compensatory arrangements and information regarding the class to which each new director may be appointed (in the event that stockholders do not approve Proposal No. 1), as well as to service or expected service of the new directors on committees of the Board, has not been determined or is unavailable at the time of this filing.

In selecting directors (other than those permitted to be appointed by the Series A Holders), we consider factors that are in our best interests and those of our stockholders, including diversity of backgrounds, experience and competencies that our Board of Directors desires to have represented. These competencies include: independence; adherence to ethical standards; the ability to exercise business judgment; substantial business or professional experience and the ability to offer our management meaningful advice and guidance based on that experience; ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by our Board of Directors together with any core competencies or technical expertise necessary for our committees.

Current Members of the Board of Directors

The information presented below for each director has been furnished to the Company by the director.

Justin Evans, age 38, was appointed to the Board of Directors on June 27, 2014 in connection with the 2014 Financing.  He is currently the Managing Member of Blackwood Capital Management, an investment firm based in New Jersey, which he founded in 2014.  From 2006 until 2013 he worked at Sonoma Capital Management where he was a Portfolio Manager and Investment Analyst.  Prior thereto, he worked at various firms including Knight Trading Group and Spear Leeds & Kellogg (a division of Goldman Sachs) in a variety of capacities.  Mr. Evans has a bachelor's degree in Economics from the University of Pennsylvania.  As a Portfolio Manager, Investment Analyst, and Managing Member of an investment firm, Mr. Evans obtained extensive expertise in financial analysis and investments.  He brings to the Company’s Board of Directors insights on financing issues and capital allocation.  As a representative of one of the Company's largest stockholders, he also provides insights from an institutional shareholder perspective.

Fred Lamster, age 60, was appointed to the Board of Directors and was named Chairman of the Board effective June 30, 2014. Mr. Lamster served since July 2013 as the Company’s Senior Vice President, Human Capital. On June 30, 2014, in connection with his appointment to the Board, Mr. Lamster resigned his position as Senior Vice President, Human Capital effective July 16, 2014. Mr. Lamster has extensive retail clothing experience and joined the Company from Delta Galil, where he was Senior Vice President of Human Resources from February 2013 through July 2013. His previous experience includes serving as Executive Vice President, Human Resources of Charming Shoppes (from March 2010 through October 2012), Senior Vice President, Human Resources at Southpole, Inc. (from February 2008 through February 2010), Senior Vice President of Human Resources at Aeropostale (from August 2005 through August 2007), and multiple leadership roles at the Limited Brands (where he served from 1993 through July 2005). Mr. Lamster received a master’s degree and Ph.D. in American Civilization from Brown University and a B.A. from Queens College.

Erica D. Niemann, age 31, was appointed to the Board of Directors on June 27, 2014 in connection with the 2014 Financing.  She is an Analyst and Limited Partner of Lane Five Partners, a long-biased, concentrated valuation-driven fund.  She joined Lane Five in 2007 and has extensive experience in financial analysis and investments.  Prior to joining Lane Five, she was an Equity and Capital Markets Analyst for Mercantile Capital Advisors, a division of Mercantile Bank. Ms. Niemann has a bachelor’s degree in finance and economics from Loyola College and is a Chartered Financial Analyst (CFA). Ms. Niemann also serves on the Board of Directors of the CFA Society of Baltimore and St. Elizabeth’s School, a nonpublic, special education school located in Baltimore City.

Brian Woolf, age 65, was appointed Chief Executive Officer on February 5, 2013. In connection with his appointment as the Company's Chief Executive Officer, the Company's Board of Directors appointed Mr. Woolf as a member of the Company's Board of Directors to fill a prior vacancy, effective as of February 5, 2013. Prior to joining the Company, Mr. Woolf was Group President for Lane Bryant, Lane Bryant Outlet Stores and Cacique from March 2011 until September 2012. In this role, he led all aspects of the business including merchandising, sourcing, design and store operations. Mr. Woolf previously served as President of Lane Bryant from July 2008 until March 2011. Mr. Woolf previously spent eight years from October 2000 to January 2008 as the Chairman of the Board and Chief Executive Officer of Cache. He has also served as EVP, Merchandising for The Limited from 1999 to 2000 and spent over 20 years at Macy's/Federated Department Stores at the start of his career. Mr. Woolf earned a B.A. degree from New York University and attended New York University Graduate School of Business.

Ari Zweiman, age 42, was appointed to the Board of Directors on June 27, 2014 in connection with the 2014 Financing.  He is currently the Managing Member of 683 Capital Management, LLC, an investment firm based in New York, that he founded in 2006.   From 2001 until 2006 he worked at John A. Levin & Co. where from 2001 to 2004 he was an Investment Analyst and from 2004 to 2006 he was the Portfolio Manager of Alvarado Capital Partners. Mr. Zweiman has a bachelor's degree in Economics from Yale University, a master's degree in Economics from Stanford University and a law degree from Harvard Law School.

Voting Standards for Directors

Currently, subject to the rights of the Series A Holders to nominate and elect directors, directors are elected by a plurality of the votes cast, which means that the nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. A properly executed proxy marked "withhold authority" with respect to the election of one or more directors will not be voted with respect to that director or directors, although it will be counted for purposes of determining whether there is a quorum.

On July 17, 2014, the Company’s Board of Directors authorized an amendment to the Company’s By-Laws, which will become effective without further action by stockholders concurrently with the effectiveness of the Restated

Certificate addressed in Proposal No. 1, that establishes a majority vote standard for the election of directors (subject to the rights of the Series A Holders to nominate and elect directors). Pursuant to such amendment, in an uncontested director election, directors will be elected only upon receipt of a majority of the votes cast. If an incumbent director receives less than a majority of the votes cast, such director will be required to tender his or her resignation, whereupon the Board shall, within 90 days, either (i) accept such resignation and determine an effective date thereof that shall be within 90 days of such acceptance or (ii) upon a unanimous vote of the Board, decline to accept such resignation and publicly disclose, within four business days, the reasons for such rejection. In a contested election in which the number of nominees exceeds the number of directors to be elected, each director shall be elected by a plurality of the voting power of the shares represented at the meeting and entitled to vote. In determining the number of votes cast, abstentions and shares not voted will not be treated as votes cast.

CORPORATE GOVERNANCE

Board Composition

Our amended and restated By-Laws provide that our Board of Directors consists of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of five members. Our Board currently intends to expand the Board of Directors to further enhance the quality of the Board’s deliberations and decisions.

As currently provided under our certificate of incorporation, our Board of Directors is divided into three classes, with each director serving a three-year term. See “Proposal No. 1 – Eliminate Classified Board Structure”.

Each director's term is subject to the election and qualification of his successor, or his/her earlier death, resignation or removal. Any vacancies on our Board of Directors may be filled only by the affirmative vote of a majority of the directors then in office, subject to the rights of the Series A Holders to replace their nominee. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board of Directors makes it more difficult for a third party to acquire control of our Company.

Board Leadership Structure

Mr. Lamster serves as Chairman of our Board of Directors. We support separating the position of Chief Executive Officer and Chairman to allow our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead our Board of Directors in its fundamental role of providing advice to, and independent oversight of, management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his or her position, as well as the commitment required to serve as our Chairman. Our Board of Directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors.

While our amended and restated By-Laws and corporate governance guidelines do not require that our Chairman and Chief Executive Officer positions be separate, our Board of Directors believes that having separate positions and having an outside director serve as Chairman is the appropriate leadership structure for us at this time.

Board Role in Risk Oversight

Risk is inherent with every business and we face a number of risks. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its Audit Committee, is responsible for overseeing our management and operations, including overseeing its risk assessment and risk management functions. Our Board of Directors has delegated responsibility for reviewing our policies with respect to risk assessment and risk management to our Audit Committee through its charter. Our Board of Directors has determined that this oversight responsibility can be most efficiently performed by our Audit Committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Our Audit Committee regularly reports to our Board of Directors with respect to its oversight of these important areas. Our Compensation Committee is responsible for overseeing the risks associated with our compensation policies and practices. Our Corporate Governance and Nominating Committee is responsible for planning and managing the risks associated with succession planning.

Compensation Policies and Practices and Risk Management

The Board of Directors considers, in establishing and reviewing our compensation philosophy and programs, whether such programs encourage unnecessary or excessive risk taking. Base salaries are fixed in amount and consequently the Board of Directors does not see them as encouraging risk taking. Employees are also eligible to receive a portion of their total compensation in the form of annual cash bonus awards. While the annual cash bonus awards focus on achievement of annual goals and could encourage the taking of short-term risks at the expense of long-term results, the Company's annual cash bonus awards represent only a portion of eligible employees' total compensation and are tied to both corporate performance measures and individual performance. Furthermore, the payout opportunities under the annual cash bonus plan are capped, and both the specific metrics and the required performance goals are reviewed and approved by the Compensation Committee of the Board of Directors, or the Compensation Committee. The Board of Directors believes that the annual cash bonus awards appropriately balance risk with the desire to focus eligible employees on specific goals important to the Company's success and do not encourage unnecessary or excessive risk taking.

The Compensation Committee also provides named executive officers as well as other key employees long-term equity awards to help further align their interests with the Company's interests and those of our stockholders. The Board of Directors believes that these awards do not encourage unnecessary or excessive risk taking since the awards are generally provided at the beginning of an employee's tenure or at various intervals to provide additional incentive to build long-term value and are subject to vesting schedules to help ensure that executives and senior managers have significant value tied to the Company's long-term corporate success and performance. In addition, as part of its 2011compensation review, the Compensation Committee established stock ownership guidelines for our non-employee directors effective September 2011 and named executive officers effective March 2012. These guidelines, as revised for our officers in March 2013, remain in effect.

The Board of Directors believes that our compensation philosophy and programs encourage employees to strive to achieve both short- and long-term goals that are important to the Company's success and building stockholder value, without promoting unnecessary or excessive risk taking. The Board of Directors has concluded that our compensation philosophy and practices are not reasonably likely to have a material adverse effect on the Company.

Code of Conduct and Ethics

Our code of business conduct and ethics applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our website at www.bodycentral.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Number of Meetings of the Board of Directors

The Board of Directors held 14 meetings during fiscal year 2013, including two meetings held and attended solely by our independent directors. Directors are expected to attend board meetings and committee meetings for which they serve, and to spend time needed to meet as frequently as necessary to properly discharge their responsibilities. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during fiscal year 2013.

Attendance at Annual Meetings of the Stockholders

The Company has no policy requiring directors and director nominees to attend its Annual Meeting of stockholders; however, all directors and director nominees are encouraged to attend. All six of the directors serving on the Board at such time attended the 2014 Annual Meeting of stockholders.

Director Independence

Because the Company is currently traded on the OTC Pink market, it is not currently subject to exchange rules that our board be comprised of a majority of "independent directors" and that the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee each be comprised solely of "independent directors". Our Board currently intends to expand the Board to further enhance the independence of the Board.

Communications between Stockholders and the Board

Stockholders may send communications to the Company's directors as a group or individually, by writing to those individuals or the group: c/o the Corporate Secretary, 6225 Powers Avenue, Jacksonville, Florida 32217. The Corporate Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the board or the business of the Company to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions), or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

Committees of the Board of Directors

Our Board of Directors has established an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Executive Committee. Our executive committee consists of our Chairman of the Board and each chairman of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. The Executive Committee is authorized by a resolution of the Board of Directors establishing the committee to handle ministerial matters requiring board approval. The Executive Committee may not declare dividends or perform functions reserved under Delaware law or the rules of a national securities exchange for the full Board of Directors. During early 2013, the Executive Committee also acted as a search committee to lead the Company's search for a new chief executive officer.

During fiscal year 2013, our Executive Committee met 3 times.

Audit Committee. The Company is in the process of reconstituting its Audit Committee and the members of such committee have not been finalized as of the time of this filing. The Company intends that the chairman of the Audit Committee will qualify as an "Audit Committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. Our Audit Committee has responsibility for, among other things:

•
selecting and hiring our independent registered certified public accounting firm and approving the audit and non-audit services to be performed by our independent registered certified public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered certified public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•
discussing the scope and results of the audit with the independent registered certified public accounting firm and reviewing with management and the independent registered certified public accounting firm our interim and year-end operating results; and

•	preparing the Audit Committee report required by the SEC to be included in our annual proxy statement.

Our Board of Directors has adopted a written charter for our Audit Committee, which is available on our website at www.bodycentral.com. The Audit Committee held 9 meetings during fiscal year 2013.

Compensation Committee. Our Compensation Committee currently consists of Ms. Niemann and Messrs. Evans and Zweiman. Ms. Niemann is the chairman of our Compensation Committee. The Compensation Committee is responsible for, among other things:

•
reviewing and approving compensation of our executive officers including annual base salary, annual incentive bonuses, specific goals, equity compensation, employment agreements, severance and change-in-control arrangements and any other benefits or compensation;

•	reviewing and recommending compensation goals, bonus and stock compensation criteria for our employees;

•	recommending the compensation of our directors;

•	reviewing and discussing annually with management our "Compensation Discussion and Analysis" disclosure required by SEC rules;

•	preparing the Compensation Committee report required by the SEC to be included in our annual proxy statement; and

•	administrating, reviewing and making recommendations with respect to our equity compensation plans.

Our Board of Directors has adopted a written charter for our Compensation Committee, which is available on our website at www.bodycentral.com. The Compensation Committee held 8 meetings during fiscal year 2013. In addition to its regular annual agenda items, the committee held several meetings related to compensation matters associated with the hiring of a new chief executive officer and other senior executives.

Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee currently consists of Ms. Niemann and Messrs. Evans and Zweiman. Mr. Evans is the chairman of our Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for, among other things:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees for each 2014 Special Meeting of stockholders to our Board of Directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors;

•	reviewing succession planning for our executive officers;

•	overseeing the evaluation of our Board of Directors and management; and

•	recommending members for each board committee of our Board of Directors.

Our Board of Directors has adopted a written charter for our Corporate Governance and Nominating Committee, which is available on our website at www.bodycentral.com. The Corporate Governance and Nominating Committee held 3 meetings during fiscal year 2013.

The Board of Directors seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the board, to the Company and its stockholders. Desired qualities to be considered include: high-level leadership experience in business or administrative activities and significant accomplishment; breadth of knowledge about issues affecting the Company; proven ability and willingness to contribute special competencies to board activities; personal integrity; loyalty to the Company's stockholders; and concern for the Company's success and welfare; willingness to apply sound and independent business judgment; availability for meetings and consultation on Company matters; willingness to assume broad fiduciary responsibility; and willingness to become a Company stockholder.

With respect to directors to be voted upon by the Company’s common stockholders, the Corporate Governance and Nominating Committee considers all nominees for election as directors of the Company, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. To date, the Company has not retained a consultant to assist in identifying or evaluating potential nominees. In evaluating candidates, the committee reviews all candidates in the same manner, regardless of the source of the recommendation. The policy of the Corporate Governance and Nominating Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described below.

Procedure for Stockholder Recommendations to the Corporate Governance and Nominating Committee for Potential Director Nominees

The Corporate Governance and Nominating Committee will consider written recommendations from stockholders for potential nominees for directors to be voted upon by our common stockholders. For director nominees for election to our board at our 2015 Annual Meeting, the names of the suggested nominees, together with the information set forth below, should be submitted for consideration to our Corporate Secretary, at our address set forth on page 1 of this proxy statement, no later than December 5, 2014. The mailing envelope should contain a clear notation indicating that the enclosed letter is a "Stockholder Recommendation for Director."

In order to be a valid submission for recommendation to the Corporate Governance and Nominating Committee for a potential nominee, the form of recommendation must set forth:

•	Biographical information about the candidate and a statement about his or her qualifications;

•
Any other information required to be disclosed about the candidate under the SEC's proxy rules (including the candidate's written consent to being named in the proxy statement and to serve as a director, if nominated and elected); and

•	The names and addresses of the stockholder(s) recommending the candidate for consideration and the number of shares of our Common Stock beneficially owned by each.

Procedure for Stockholder Nominations for Director

A stockholder wishing to nominate their own candidate for election to our board at our 2015 Annual Meeting must deliver timely notice in proper form of such stockholder's intent to make such nomination in writing to the Corporate Secretary at our principal executive offices. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 nor more than 90 days prior to the date of the 2015 Annual Meeting. In the event that less than 70 days notice or public disclosure of the date of the 2015 Annual Meeting is given to stockholders, notice must be received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the 2015 Annual Meeting was mailed or public disclosure of the date of the 2015 Annual Meeting was made. In accordance with our amended and restated By-Laws, stockholder nominations which do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the annual meeting but will not be part of the slate nominated by our Board of Directors and will not be included in our proxy materials.

To be in proper form, a stockholder's notice must set forth, as to each person whom the stockholder proposes to nominate for election as a director at such meeting:

(i)    the name, age, business address and residence of the person;
(ii)    the principal occupation or employment of the person;
(iii)    the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person; and
(iv)    any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

To be in proper form, a stockholder's notice must set forth, as to the stockholder giving the notice:

•	the name and record address of such stockholder;

•	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder;

•
a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the 2014 Special Meeting to nominate the persons named in the notice; and

•
any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The mailing envelope should contain a clear notation indicating that the enclosed letter is a "Stockholder Nomination for Director."

Compensation Committee Interlocks and Insider Participation

During fiscal year 2013, Messrs. Scott M. Gallin, David A. Katz and Donna R. Ecton served on our Compensation Committee, although each resigned as a director in connection with the closing of the 2014 Financing.

During fiscal year 2013, none of our executive officers served as a member of the Board of Directors or Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our Board of Directors or our Compensation Committee. None of the members of our Compensation Committee was an officer or employee of our Company, nor had they ever been an officer or employee of our Company.

DIRECTOR COMPENSATION

Our executives who are members of our Board of Directors do not receive compensation from us for their service on our Board of Directors. Only those directors who are non-executives are eligible to receive compensation from us for their service on our Board of Directors.

Our Board of Directors has agreed to waive all director compensation for fiscal year 2014. Director compensation for periods subsequent to 2014 will be determined at a later date, although it is currently anticipated to include a $25,000 annual retainer in cash and a $25,000 annual equity award.

In 2012, the Compensation Committee reviewed a study of competitive pay levels. Based on this review, the Compensation Committee made recommendations, adopted by the Board of Directors, for certain changes to the director compensation plan, effective June 30, 2013.

Prior to June 30, 2013, our directors were paid the following compensation:

•	a base annual retainer of $50,000 in cash;

•	$1,000 in cash to the members of the executive, audit, compensation and Corporate Governance and Nominating Committees for each committee meeting attended;

•	$50,000 in equity compensation, which is subject to ownership requirements;

•
committee chairs receive a cash retainer in addition to meeting fees. The annual retainer for the Audit Committee chair is $15,000; the Compensation Committee chair is $10,000 and governance and nominating chair retainer is $7,500; and

•	the chairman of the board receives an additional annual retainer of $25,000 in cash and an additional $25,000 in equity compensation.

From June 30, 2013 through December 28, 2013, our non-executive directors were paid:

•	a base annual retainer of $50,000 in cash;

•
an annual cash retainer of $10,000 for members of each of the Audit Committee and Compensation Committee, covering up to eight meetings per year, and $5,000 for members of each of the Corporate Governance and Nominating Committee and executive committee, covering up to four meetings per year, plus, in each case, an additional $1,000 per each meeting attended in excess of the covered meetings;

•	$50,000 in equity compensation, which is subject to ownership requirements;

•
committee chairs receive a cash retainer in addition to the above. The annual retainer for the Audit Committee chair is $15,000; the Compensation Committee chair is $10,000 and governance and nominating committee chair is $7,500; and

•	the chairman of the board receives an additional annual retainer of $25,000 in cash and an additional $25,000 in equity compensation.

In addition, we also reimburse directors for reasonable expenses incurred to attend meetings of our Board of Directors or committees.

In September 2011, our Compensation Committee implemented stock ownership guidelines applicable to our non-employee directors. Under these guidelines, our non-employee directors are required to own stock with a value at least equal to three times the annual cash retainer fee. Our non-employee directors have five years from the introduction of the guidelines or their election date to achieve compliance.

Director Compensation for 2013*

The following table sets forth information regarding the compensation of our non-executive directors for their service on our Board of Directors for fiscal year 2013:

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Donna R. Ecton (2)	$105,125	$74,992	$180,117
John K. Haley (3)	$89,875	$49,994	$139,869
Scott M. Gallin (4)	$87,000	$49,994	$136,994
Robert Glass (5)	$60,500	$49,994	$110,494
David A. Katz (6)	$67,500	$49,994	$117,494

*	Ms. Ecton and Messrs. Gallin, Glass and Katz resigned from the Board in connection with the closing of the 2014 Financing.

(1)
The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, except that in accordance with SEC rules, the amounts do not reflect an estimate for forfeitures related to service-based vesting conditions. Refer to Note 10 included in our Annual Report on Form 10-K for the year ended December 28, 2013 for a discussion of the assumptions made in determining the valuation of stock awards.

(2)
Fees were paid directly to EEI, Inc., of which Ms. Ecton is the sole shareholder. Ms. Ecton was elected non-executive Chairman of the Board effective May 14, 2013. As of December 28, 2013 , Ms. Ecton held 6,756 shares of unvested restricted stock.

(3)
Mr. Haley served as Chairman of the Board from July 3, 2012 until Ms. Ecton's election May 14, 2013. Mr. Haley continued to serve as a member of the board of directors until his resignation effective February 7, 2014. As of December 28, 2013, Mr. Haley held 4,504 shares of unvested restricted stock.

(4)	As of December 28, 2013, Mr. Gallin held 4,504 shares of unvested restricted stock.

(5)	As of December 28, 2013, Mr. Glass held 4,504 shares of unvested restricted stock.

(6)	As of December 28, 2013, Mr. Katz held 4,504 shares of unvested restricted stock.

EXECUTIVE OFFICERS

Certain information regarding our current executive officers is provided below:

Name	Age	Position
Brian Woolf	65	Chief Executive Officer and Director
Richard L. Walters, Jr.	62	Executive Vice President, Chief Financial Officer and Treasurer
Patti Simigran	54	Senior Vice President and General Merchandise Manager
Michael Millonzi	41	Senior Vice President, Stores

For information with respect to Brian Woolf, please see the information about the members of our Board of Directors on the preceding pages.

Richard L. Walters, Jr. was appointed to his current position effective June 30, 2014. Mr. Walters previously served as the Company’s Executive Vice President, Treasurer and Chief Financial Officer from January 2007 to September 2011, prior to retiring in 2011.  From 2001 until 2006, Mr. Walters was the Chief Financial Officer of Hearing Healthcare Management, Inc., a retailer of hearing products and services, in Columbus, Ohio. Prior to that, from 1985 until 2000, Mr. Walters served as Vice-President of Finance of Value City Department Stores, Inc., a discount department store chain with more than 150 stores. Mr. Walters received a B.S. degree in accounting in 1975 from the Ohio State University and his CPA license in 1978.

Patti Simigran has served as Senior Vice President and General Merchandise Manager since January 2014. Prior to that she served as Senior Vice President eCommerce & Direct Merchandising from January 2013 to January 2014. Ms. Simigran previously served as Executive Vice President and Chief Merchandise Manager at Maurice's from 2010 to 2012. Her prior employment includes serving as President and Chief Merchandising Officer of Tabi International from 2006 to 2010, Senior Vice President of David's Bridal from 2005 to 2006, Senior Vice President of Sears Holding Corporation from 2004 to 2005 and Senior Vice President of Land's End from 1999 to 2004.

Michael Millonzi has served as Senior Vice President, Stores since April 2013. Mr. Millonzi has over 20 year of progressive retail leadership experience, most recently serving as Vice President of Store Operations at Luxottica/Lenscrafters. Prior to that, Mr. Millonzi held several positions of increasing store operations responsibility at both Lane Bryant and Victoria’s Secret. Mr. Millonzi holds a B.A. in Economics from The Ohio State University.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation for our Chief Executive Officer, or CEO, and our other executive officers included in the summary compensation table below, which we refer to as the Named Executive Officers or NEOs. Our Named Executive Officers for the 2013 fiscal year were:

Name	Position
Brian Woolf	Chief Executive Officer and Director
Thomas W. Stoltz(1)	Chief Operating Officer, Chief Financial Officer and Treasurer
Patti Simigran	Senior Vice President and General Merchandise Manager
Fred Lamster(1)	Senior Vice President, Human Capital
Michael Millonzi	Senior Vice President, Stores
Andrea Jackson	Former Senior Vice President and General Merchandising Manager
Beth Angelo	Former Executive Vice President and Chief Merchandising Officer

(1) Mr. Stolz resigned effective June 27, 2014. Effective June 30, 2014, Mr. Lamster was appointed to the Board of Directors and named Chairman of the Board and, concurrently therewith, resigned his position as Senior Vice President, Human Capital, effective July 16, 2014.

Executive Summary

We continue to focus on positioning our Company for profitability over the long term. In February 2013, the Board of Directors appointed Mr. Brian Woolf to be our new CEO. Subsequent to Mr. Woolf’s hiring, a number of senior level organizational changes were implemented in 2013. Fred Lamster and Michael Millonzi were hired as SVP of Human Resources and SVP of Store Operations, respectively, and Beth Angelo and Andrea Jackson resigned from the Company (Ms. Angelo on February 22, 2013 and Ms. Jackson on January 6, 2014).

Mr. Woolf and our current management team worked on several strategic initiatives throughout 2013, attendant to a larger repositioning of the Company in the marketplace. While the clothing and apparel industry - and women’s retail, specifically - was challenged in 2013, the Company began implementing changes on four key fronts: (1) focusing our product assortment, (2) refining our marketing and merchandising strategies, both with the intention of driving increased in-store traffic and conversion going forward, (3) developing our eCommerce platform and online marketing activities, and (4) building a talent base at the executive level and key customer-facing functions (merchandising, product development, ecommerce, and stores).

Holding these key strategic efforts aside, the Company’s business results in 2013 were challenged:

•	Net revenue for the year came in at $284 million, with comparable store sales down by 16.7% from prior year;

•	Gross Margin of 25.7%, down from 32.2% in the prior year; and

•	EBITDA of negative $43.6 million, down from $25.6 million in the prior year.

These business results, together with a difficult industry environment, impacted our year-over-year share price - down from close to $10 at the beginning of 2013 to approximately $4 by the end of the year.

In light of this challenging business environment, the Compensation Committee made the following pay determinations in 2013 for our NEOs:

•
No annual incentive payments were made to our NEO’s in 2013. The Compensation Committee, in close coordination with senior management, determined not to operate an annual incentive plan for fiscal year 2013, given challenging market conditions and business expectations.

•
No salary increases were made to NEOs in 2013, with the exception of an increase to the salary of Mr. Stoltz, our Chief Operating Officer and Chief Financial Officer. This increase recognized his expanded responsibilities in taking on the role of Chief Operating Officer in addition to the role of Chief Financial Officer , as well as his additional contributions serving as our interim CEO.

•
Only Mr. Stoltz received an annual long-term, equity-based award in 2013. Messrs. Woolf, Lamster and Millonzi and Ms. Jackson received long-term, equity-based awards as inducements in connection with the commencement of their employment in 2013. None of them received any other equity awards in 2013.

It is important to note that equity-based incentives granted to our NEOs in prior years dropped in value during the year, tied to the decline in our share price, as discussed above.

Overall, these 2013 pay determinations and outcomes are consistent with the Company’s strong orientation to performance-based pay for NEOs. Further, the Company is committed to leading governance practices as they relate to executive pay. Examples of this commitment include:

•	Executive compensation and benefits programs are administered by a Compensation Committee comprised solely of independent directors.

•
The Compensation Committee retains an independent outside compensation consulting firm that reports directly to the Compensation Committee and performs no other work for the Company. In 2013, the Compensation Committee engaged Semler Brossy Consulting Group, LLC, or Semler Brossy, replacing its prior advisor.

•	The Company emphasizes performance-based incentive opportunities, along with base salaries, and deemphasizes employee benefits or perquisites.

•	The Company has submitted both the annual and long-term incentive plans to stockholders for approval.

•	The Company's Second Amended and Restated 2006 Equity Incentive Plan, or the 2006 Plan, as well as the Third Amended and Restated 2006 Equity Incentive Plan, prohibits the re-pricing of stock options.

•	The Compensation Committee has established share ownership guidelines for the NEOs and non-employee directors.

•	Any cash severance payments in the event of a change of control are contingent upon a qualifying termination - so -called double trigger provision.

•	There are no tax gross-ups in connection with a change of control, or otherwise.

•	The Company has adopted and enforces an insider trading policy that prohibits hedging and/or pledging of Company stock.

•	The Company gives stockholders the right to vote on "Say-on-Pay" annually.

Looking forward to 2014, the Compensation Committee will continue to refine the Company’s approach to pay for our NEOs - key changes for 2014 include:

•	We revised the peer group used to benchmark executive pay opportunities and practices. The revised group more closely reflects our business, both by company size and business focus.

•
For 2014, we’ve reintroduced the annual incentive program. However, given persistent difficulties in the retail sector and our expectations for Company performance, the Committee established the potential payout for achieving the Board-approved operating plan at one-half of a normal target opportunity for our eligible employee population. The thinking is (1) to provide a performance-based incentive opportunity, balanced with (2) the need to preserve cash within the business - where both 1 and 2 are essential to our repositioning and turnaround strategy.

•
Also for 2014, we will introduce performance conditions on any equity grants made to our NEOs. Equity grants will vest only upon the achievement of preset share price hurdles, in tandem with continued service requirements. Moreover, and as an indication of the commitment to the repositioning and turnaround of the Company, neither Mr. Woolf nor Mr. Stoltz will receive any equity grants during 2014.

•	Also for 2014, the annual equity grant to our Board of Directors will be at a value less than the $50,000 targeted value in the Director compensation plan.

Compensation Philosophy and Objectives

Our Compensation Committee reviews and approves the compensation of our NEOs and oversees and administers our executive compensation approach and initiatives. We believe that our executive compensation approach motivates our NEOs by balancing fixed versus variable payments and cash payments versus equity awards. Our executive compensation approach is based upon a philosophy that is designed to:

•	Attract and retain talented executives experienced in our industry;

•	Reward executives whose knowledge, skills and performance are critical to our success;

•	Align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases;

•	Provide competitive upside opportunity without encouraging undue risk-taking;

•	Result in below market compensation for performance that falls short of expectations; and

•	Recognize the individual contributions each executive officer makes to our success.

Oversight of Compensation

In determining the amount and form of compensation, the Compensation Committee considers a number of factors in any given year. The Compensation Committee considered the results from the stockholder advisory vote on executive compensation for fiscal year 2013 as support for the compensation policies and practices in place for 2013. At the 2013 Annual Meeting of stockholders, more than 97% of the votes cast on the stockholder advisory vote on executive compensation were in favor of our executive compensation. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and are committed to ongoing engagement with our stockholders on executive compensation practices. Our Board of Directors has determined that our stockholders should vote on a say-on-pay proposal each year in accordance with the preference expressed by stockholders on the "say-on-pay" proposal at our 2011 annual meeting of stockholders.

The Compensation Committee meets outside the presence of our NEOs to consider appropriate compensation for our CEO. With respect to our other NEOs, the Compensation Committee considers the CEO’s input as to performance evaluations and recommended compensation arrangements.

In making its decisions, the Compensation Committee reviews competitive market information provided by its independent advisor. In July 2013, the committee engaged Semler Brossy as its independent advisor, replacing its prior advisor. The Compensation Committee considers this market information, input from the CEO, and its own assessment of individual and Company performance in determining annual compensation levels for the NEOs.

The Compensation Committee reviewed market information provided by Semler Brossy that focused on a group of eighteen companies similar to the Company in terms of size, business and market focus. This group is very consistent with the prior year’s, with modest changes only to offset certain companies that are no longer public. For 2013, these companies are:

bebe stores Inc California	Francescas Holdings Corp
Buckle Inc. (The)	Joe's Jeans Inc
Cache Inc	New York & Co Inc
Cato Corp (The)	Pacific Sunwear of California Inc
Citi Trends Inc	rue21 Inc
Coldwater Creek Inc	Shoe Carnival Inc
dELiAs Inc	Tilly's Inc
Destination Maternity Corp	Wet Seal Inc (The)
Destination XL Group Inc	Zumiez Inc

This peer group data was supplemented with published compensation survey data for the retail industry, more broadly, and again referencing companies of similar revenue size to ours.

The Compensation Committee also reviews the Company's compensation and benefits programs from a risk perspective. The Compensation Committee has worked with management and its outside advisors to ensure that compensation programs have an appropriate balance of performance-oriented variability and safeguards that ensure programs do not encourage undue risk taking. For example:

•	Payouts under the annual incentive plan are limited to 200% of target bonus;

•	Performance criteria and the required levels of performance for each criterion are reviewed and approved by the Compensation Committee at the beginning of the year;

•	Financial performance criteria used to determine annual incentive payouts are reviewed and verified by the Compensation Committee after completion of the Company's annual, third-party financial audit;

•	Equity grants vest over a four-year period; and

•	Executives are subject to share ownership guidelines.

Compensation arrangements for Mr. Woolf as CEO

At his appointment to the CEO role in February 2013, the Company entered into an agreement with Mr. Woolf setting forth certain elements of his compensation as CEO. For 2013, Mr. Woolf’s base salary was $750,000 on a full-year basis. Mr. Woolf was also eligible to participate in the Company’s annual cash incentive program, and his target opportunity was 100% of base salary with upside to 2x target for strong performance. As described above, Mr. Woolf did not receive an annual incentive payment for 2013.

Further, the Company made an inducement grant to Mr. Woolf on February 5, 2013, in connection with his appointment as CEO. As of that date, our share price had reached an all-time low - $7.94, down from a $30 high in April 2012. It was clear at the time that a significant turnaround was required. For this reason, the Compensation Committee made a sizeable equity grant to induce Mr. Woolf to join the Company. This grant was larger than what the Compensation Committee considers a more normal, recurring equity grant value for the CEO role at our Company. The inducement grant was made up of 300,000 stock options and 150,000 restricted shares. The stock options have an exercise price of $7.94, the closing price on the grant date, and they vest with continued service over four years, beginning on the first anniversary of grant and in twelve equal quarterly installments thereafter. The restricted shares vest in four equal annual installments beginning on the first anniversary of grant. Mr. Woolf has not received any additional equity grants since that inducement grant.

On May 8, 2014, the Company entered into an amendment (the “Amendment”) to its employment agreement with Mr. Woolf. Among other things, the Amendment provides that Mr. Woolf has agreed to voluntarily forgo certain compensation effective as of the current pay period until January 1, 2015. Pursuant to the Amendment, Mr. Woolf’s salary was reduced to $600,000 from $750,000. The Amendment provides that Mr. Woolf, if certain conditions are met, will regain the amount of compensation foregone as a result of the Amendment. The conditions include, among other things, a requirement that the Company achieve certain financial performance targets set by the Board during the second, third and fourth quarters of the 2014 fiscal year and a requirement that the Company receives an unqualified audit opinion (which does not express doubt about the Company’s ability to continue as a going concern) from its independent auditors for the fiscal year 2014.

Elements of Compensation for our NEOs, generally

Our current executive compensation approach, which was set by our Compensation Committee with input from our CEO (other than for his own compensation), consists of the following components:

•	Base salary;

•	Annual cash incentive awards linked to corporate and individual performance;

•	Annual grants of stock options;

•	Annual grants of restricted stock; and

•	Other executive benefits and perquisites.

Executive compensation includes both fixed compensation (base salary, benefits and executive perquisites) and variable compensation (annual bonus and equity grants). Each component is linked to one or more of the compensation philosophy objectives listed above. T he fixed compensation is designed to induce talented executives to join or remain with our Company. Variable cash incentive awards are tied specifically to the achievement of the Company's annual financial objectives and individual performance. Target bonus amounts generally relate to the scope of responsibility for each NEO. Our bonus awards are designed to align each executive's annual goals for his or her respective area of responsibility with the financial goals of the entire business. The other elements to variable compensation are stock option and restricted stock awards. As part of its review of executive compensation, the Compensation Committee established target annual equity grant ranges for executives. In keeping with our strong orientation to performance-based pay, variable cash and equity incentives are weighted more heavily than base salaries for our NEOs.

Base Salary

The base salary established for each of our NEOs is intended to reflect each individual's professional responsibilities, the skills and experience required for the job, their individual performance, business performance and a competitive salary based on market comparables. Our Compensation Committee, with input from the CEO, annually reviews base salaries and makes adjustments based on market information and its assessment of Company performance and individual contributions.

No NEO received a salary increase in 2013, except for an increase to Mr. Stoltz’s salary to $475,000 from $425,000. This increase recognized his expanded responsibilities in taking on the role of Chief Operating Officer in addition to the role of Chief Financial Officer, as well as his contributions serving as our interim CEO.

Executive Bonus Plan

Our Compensation Committee, with input from the CEO, other than for his own bonus, determines annual cash bonus awards to our NEOs. The annual cash bonuses are intended to reward the achievement of corporate objectives linked to the Company's financial results. We believe that our bonus awards help the Company attract and retain qualified and highly skilled executives, and reward and motivate NEOs who have had a positive impact on corporate results.

For 2013, the Compensation Committee determined not to operate an executive bonus plan. This was an unusual step for the Company. The Compensation Committee, in close coordination with senior management, determined market conditions and business expectations were such that cash from operations were to be retained and reinvested within the business, and not distributed as annual incentives. As a result, no annual incentive payments were made to our NEO’s for 2013.

Equity-Based Compensation

Our Compensation Committee believes that equity-based compensation is an important component of our executive compensation approach and that providing a significant portion of our NEOs' total compensation package in equity-based compensation aligns the incentives of our NEOs with the interests of our stockholders and with our long-term corporate success. Additionally, our Compensation Committee believes that equity-based compensation awards enable the Company to attract, motivate, retain and adequately compensate executive talent. As part of its 2012 compensation review, the Compensation Committee established target equity grant levels for executives. These target levels take into account competitive market information, our recent business performance, as well as the contributions and potential of each NEO. On this last point, the Compensation Committee considers several factors when assessing NEO contributions and potential: his/ her ability to think and act strategically; the ability to get results, and to do so consistently over time and always in ways consistent with our core values; the ability to build and enhance organizational capabilities within the Company; and the ability to lead and influence others.

These annual equity grants have recently been awarded using a combination of stock options and restricted stock. For continuing NEOs in 2013, stock options made up two thirds of the annual grant value, and restricted stock the remaining one third. For newly-hired NEOs in 2013, the Compensation Committee granted stock options as the principal vehicle to focus attention on our repositioning efforts and our stockholder value. Our Compensation Committee believes stock options provide our NEOs with a significant long-term interest in the Company's success by rewarding the creation of stockholder value over time. Restricted stock grants serve as a valuable retention tool, and further align management and stockholders through equity ownership. Stock options vest over four years, beginning on the first anniversary of grant and in twelve equal quarterly installments thereafter. Restricted shares vest in four equal annual installments beginning on the first anniversary of grant.

Going forward, the Compensation Committee will continue to monitor and adjust the Company’s equity-based incentives for our NEOs. More specifically, and as an indication of the commitment to the repositioning and turnaround of the Company, Mr. Woolf will not receive any equity grants during 2014. With respect to our other NEOs, any equity grants in 2014 will vest only upon the achievement of preset share price hurdles. Any equity grants will also be conditioned on continued service to our Company. In addition, the 2014 annual equity grant to our Board of Directors will be at a value less than the $50,000 targeted value in the director compensation plan. The Board determined that a reduced equity grant is reasonable and appropriate given (i) the Company is in the midst of a repositioning and turnaround, (2) consideration to the current share price and (3) to ensure the Company has a sufficient number of shares to adequately grant equity awards to key employees throughout the organization.

Stock Ownership Policy

The Compensation Committee believes that, in addition to providing long-term performance pay, annual equity grants are a means to encourage long-term executive stock ownership. In March 2012, the Company put in place the specific share ownership guidelines, to foster the alignment of executive and stockholder interests. The policy was revised effective March 22, 2013 to require the following stock ownership levels:

•	For our Chief Executive Officer: 3x salary

•	For Executive Vice President(s) : 2x salary

•	For Senior Vice Presidents: 1x salary

Executives have five years from the March 2012 introduction of these guidelines or from their hire/promotion/election date to achieve compliance.

Other Executive Benefits and Perquisites

We provide modest benefits to certain of our NEOs - those that hold the title of Executive Vice Presidents or above. The benefits listed below, as part of our larger compensation package, help to attract and retain qualified and highly skilled executives:

•	Health insurance, including payment of 100% of the insurance premium;

•	Four weeks paid vacation;

•	Short-term disability as provided in certain NEO's employment agreements; and

•	Automobile allowance of $1,000 a month - this is also available to certain Senior Vice Presidents.

Compensation Recovery Policy

The Compensation Committee has the authority, with the approval of our Board of Directors, to clawback incentive payments to any employee, including an instance where an incentive payment is determined to have been predicated upon the achievement of financial results that are subject to a later restatement. Further, the Compensation Committee continues to monitor SEC developments regarding clawbacks. Once the SEC issues final rules, the Company will adopt a compensation recovery, or clawback policy consistent with these rules and the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Retirement: 401(k) Plan

We are strongly committed to encouraging all employees to save for retirement. We sponsor a 401(k) plan to provide employees the opportunity to save for retirement on a tax-deferred basis. The Company can, from time to time and as business results indicate, provide a matching contribution to the 401(k) plan for employees who worked at least 1,000 hours and who were employed by us at the end of the plan year. For 2013, the Company provided no match to the 401(k) program.

Nonqualified Deferred Compensation

In July 2012, the Board of Directors elected to provide our executive officers and other key executives and director-level employees with a non-qualified defined contribution program beginning with the last full pay period in September 2012. Under the program, participants may defer up to 60% of their base salary and 100% of bonuses earned. The Company did not provide any incentive or matching contribution in fiscal year 2013.

Severance and Change-in-Control Benefits

Certain of our NEOs have entered into employment agreements with the Company that provide for compensation in the event of termination of employment without cause, or by the executive for good reason and, for certain of our NEOs, in the event of a termination of employment due to death or disability. These severance protections are important in recruiting and retaining talented executives, and the specific protections are consistent with competitive practices in our industry. These severance and change-in-control benefits are described in full under the heading "Employment Agreements and Potential Payments Upon Termination or Change-in-Control."

In addition, in March of 2013 the Board of Directors approved an Executive Severance Policy applicable to executives at or above the senior vice president level. The policy provides for salary continuation for up to 12 months based upon length of service for applicable executives that are terminated without cause. The Board of Directors believes the Executive Severance Policy will assist in the Company's ability to attract and retain key talent.

Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, limits deductions for federal income tax purposes to no more than $1.0 million of compensation paid to certain executive officers in a taxable year. Compensation above $1.0 million may be deducted if it is "performance-based compensation" within the meaning of the Code and certain awards under our equity incentive plan may qualify for the exemption if certain requirements are met. However the Compensation Committee may choose to provide compensation that may not be deductible if it believes that such payments are appropriate to ensure that our NEOs receive total compensation that is competitive with our peer group or reflects superior performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402 of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement filed with the SEC on April 4, 2014.

The Compensation Committee (as of December 28, 2014):
Donna R. Ecton, Chairman
Scott M. Gallin
David A. Katz

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE 2013

The following Summary Compensation Table sets forth certain information regarding compensation for fiscal years 2013, 2012, and 2011 awarded to or earned by our named executive officers.

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)	Non-Equity Incentive Plan Compensation	Stock Awards ($) (1)	Option Awards($) (2)	All Other Compensation ($) (3)	Total ($)
Brian Woolf (4)	2013	$640,384	$—	$1,191,000	$1,411,830	$49,691	$3,292,905
CEO	2012	—	—	—	—	—	—
	2011	—	—	—	—	—	—

Thomas W. Stoltz (5)	2013	$465,385	$—	$111,666	$223,253	$19,083	$819,387
COO and CFO	2012	375,096	—	66,664	386,343	42,208	870,311
	2011	84,808	150,000	—	448,906	7,621	691,335

Fred Lamster (6)	2013	$137,500	$—	$—	$376,665	$46,000	$560,165
SVP, Human Capital	2012	—	—	—	—	—	—
	2011	—	—	—	—	—	—

Michael Millonzi (7)	2013	$180,865	$—	$—	$301,430	$37,934	$520,229
SVP, Stores	2012	—	—	—	—	—	—
	2011	—	—	—	—	—	—

Andrea Jackson (8)	2013	$242,308	$—	$—	$118,145	$112,950	$473,403
Former SVP and GMM	2012	—	—	—	—	—	—
	2011	—	—	—	—	—	—

Beth Angelo (9)	2013	$88,462	$—	$—	$—	$715,725	$804,187
Former Executive VP and CMO	2012	$453,346	$—	$199,992	$400,000	$36,708	$1,090,046
	2011	$394,962	$445,564	$166,676	$333,321	$36,345	$1,376,868

(1)
The amounts included in this column are the aggregate grant date fair value for restricted stock awards in accordance with FASB ASC 718 and exclude the effect of any estimated forfeitures of such awards.

(2)
For stock options granted in 2013, 2012, and 2011, the value set forth is the full grant date fair value, in accordance with FASB ASC 718. The weighted-average valuation assumptions used to determine the fair value of the option awards are described below:

	Fiscal Year Ended
	December 28, 2013	December 29, 2012	December 31, 2011
Expected option term	6.25 years	6.25 years	6.25 years
Expected volatility factor	64.28%	66.30%	65.8%
Risk-free interest rate	1.2%	1.0%	1.4%
Expected annual dividend yield	0%	0%	0%

(3)
Represents amounts paid on behalf of each of the named executive officers for the following respective categories of compensation: 401(k) matching contributions for eligible employees; term life insurance; car allowance; health premiums and relocation expenses. The monthly auto allowance is set at $1,000 per month. For the 2013 fiscal year, other compensation consisted of the following:

a.	Mr. Woolf received $38,000 in relocation benefits, $10,000 in car allowance, and $1,691 in non-cash fringe benefits.
b.	Mr. Stoltz received $12,000 in car allowance and $7,083 in non-cash fringe benefits.
c.	Mr. Lamster received $40,000 in relocation benefits and $6,000 in car allowance.
d.	Mr. Millonzi received $37,934 in relocation benefits and $8,000 in car allowance.
e.	Ms. Jackson received $112,950 in relocation benefits.
f.	Ms. Angelo received, or will receive, $200,000 in consulting fees, $460,000 in cash severance payments, a paid time off payout of $35,385, $20,340 in COBRA benefits, and $2,000 of auto allowance.

(4)	Mr. Woolf joined us in February 2013.

(5)	Mr. Stoltz joined us in September 2011 and resigned in June 2014.

(6)
Mr. Lamster joined us in July 2013. Effective June 30, 2014, Mr. Lamster was appointed to the Board of Directors and named Chairman of the Board and, concurrently therewith, resigned his position as Senior Vice President, Human Capital, effective July 16, 2014.

(7)	Mr. Millonzi joined us in April 2013.

(8)	Ms. Jackson joined us in February 2013 and resigned in January 2014.

(9)	Ms. Angelo resigned from the Company in February 2013.

GRANTS OF PLAN BASED AWARDS DURING 2013

The following table sets forth information concerning awards made to our NEOs under our equity and non-equity incentive plans during the year ended December 28, 2013:

Name (1)	Grant Date of Equity Incentive Plan Awards	Option Awards (#)	Option Awards: Grant Date Fair Value ($)	Restricted Stock Awards (#)	Restricted Stock Awards: Grant Date Fair Value ($)
Brian Woolf
	2/5/2013	300,000	$1,411,830	150,000	$1,191,000
Thomas W. Stoltz
	5/15/2013	33,195	$223,253	10,060	$111,666
Fred Lamster
	7/15/2013	50,000	$376,665	—	—
Michael Millonzi
	4/26/2013	50,000	$301,430	—	—
Andrea Jackson (2)
	2/25/2013	25,000	$118,145	—	—

(1)
Mr. Stolz resigned from the Company in June 2014. Ms. Angelo resigned from the Company effective February 2013. Accordingly, she was not awarded any plan-based equity compensation during fiscal year 2013. Effective June 30, 2014, Mr. Lamster was appointed to the Board of Directors and named Chairman of the Board and, concurrently therewith, resigned his position as Senior Vice President, Human Capital, effective July 16, 2014.

(2)	Ms. Jackson resigned from the Company effective January 6, 2014 and her option and stock awards granted in fiscal year 2013 were forfeited.

Outstanding Equity Awards at Fiscal Year End 2013

The following table sets forth certain information with respect to outstanding equity awards of each of our named executive officers as of fiscal year end 2013:

		Option Awards				Stock Awards
Name (1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)

Brian Woolf	2/5/2013	—	300,000	$7.94	2/5/2023	150,000	$604,500

Thomas W. Stoltz	5/15/2013	—	33,195	$11.10	5/15/2023	10,060	$40,542
	8/23/2012	15,625	34,375	$8.37	8/23/2022	—
	4/16/2012	2,983	4,971	$27.65	4/16/2022	2,411	$22,953
	9/21/2011	22,500	17,500	$18.67	9/21/2021	—

Fred Lamster	7/15/2013	—	50,000	$12.86	7/15/2023	—	$—

Michael Millonzi	4/23/2013	—	50,000	$9.99	4/29/2023	—	$—

Andrea Jackson (4)	2/25/2013	—	25,000	$8.01	2/25/2023	—	$—

(1)
Mr. Stolz resigned from the Company in June 2014. Ms. Angelo resigned from the Company effective February 2013 and had no outstanding awards as of December 28, 2013. Effective June 30, 2014, Mr. Lamster was appointed to the Board of Directors and named Chairman of the Board and, concurrently therewith, resigned his position as Senior Vice President, Human Capital, effective July 16, 2014.

(2)
The options have a term of 10 years and vest in accordance with the following schedule: 25% of the options vest on the first anniversary of the grant date and the remaining options vest in 12 equal quarterly installments.

(3)
Represents restricted stock. Market value calculated based on the closing price of our common stock at $4.03 on December 27, 2013, the last business day of our fiscal year. These shares of restricted stock have a term of 10 years and generally vest in accordance with the following schedule: 25% of the options vest on the first anniversary of either the grant date or employment date, as applicable, and the remaining shares vest in 12 equal quarterly installments. Beginning February 2013, all restricted shares awarded vest in four equal annual installments beginning on the first anniversary date of the award.

(4)	Ms. Jackson resigned from the Company effective January 6, 2014. Any unvested equity was forfeited as of such date. Ms. Jackson had no vested stock options as of the separation date.

Options Exercised and Stock Vested in 2013

The following table sets forth information concerning the exercise of stock options and vesting of restricted stock during 2013 for our NEOs:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Brian Woolf	—	—	—	—
Thomas W. Stoltz (3)	—	—	905	$8,404
Fred Lamster (3)	—	—	—	—
Michael Millonzi	—	—	—	—
Andrea Jackson	—	—	—	—
Beth R. Angelo (3)	78,016	$429,088	—	—

(1)
The amounts in this column represent the difference between (i) the market price of the shares of common stock acquired on exercise of the options, based on the actual selling price of the common stock on the date of exercise, and (ii) the option exercise price.

(2)	The amount in this column represents the fair market value of the stock award on the date of the vesting.

(3)
Mr. Stolz resigned from the Company in June 2014. Ms. Angelo resigned effective February 22, 2013. Any unvested equity was forfeited as of such date and vested unexercised options expired three months from the resignation date. Effective June 30, 2014, Mr. Lamster was appointed to the Board of Directors and named Chairman of the Board and, concurrently therewith, resigned his position as Senior Vice President, Human Capital, effective July 16, 2014.

Pension Benefits

We do not sponsor defined benefit plans. Consequently, our named executive officers did not participate in, or have account balances in, qualified or nonqualified defined benefit plans. Our Board of Directors or Compensation Committee may elect to adopt qualified or nonqualified defined benefit plans in the future if it determines that doing so is in our best interest.

Deferred Compensation Plan

We provide our executives with the opportunity to defer up to 60% of their base salary and 100% of bonuses earned into the Deferred Compensation Plan. The Deferred Compensation Plan also provides that the Company may make discretionary contributions to each participant’s account. The Company did not provide any incentive or matching contribution in fiscal year 2013.

Deferrals are credited with earnings/losses based upon the participant’s selection of investment measurement options. Investment elections may be changed at any time. The following table summarizes the annual rate of return for the year ended December 28, 2013, for the investment options:

AllianceBernstein Small Cap Growth Division	45.66%	Principal LifeTime 2040 Division	22.48%
American Century VP Mid Cap Value Division	29.90%	Principal LifeTime 2050 Division	23.80%
Calvert VP Russell 2000 Small Cap Index Division	37.62%	Principal LifeTime 2060 Division	—%
Delaware VIP Small Cap Value Division	33.17%	Principal LifeTime Strategic Income Division	5.13%
Equity Income Division	27.30%	Bond & Mortgage Securities Division	(0.86)%
Fidelity VIP High Income Division	5.70%	International Emerging Markets Division	(4.69)%
Janus Aspen Enterprise Division	32.04%	LargeCap S&P 500 Index Division	32.04%
MFS VIT Research International Division	18.66%	MidCap Division	33.93%
TOPS Protected Balanced ETF Division	7.93%	Money Market Division	—%
TOPS Protected Growth ETF Division	15.96%	SmallCap Blend Division	47.81%
TOPS Protected Moderate Growth ETF Division	12.39%	Real Estate Securities Division	4.10%
Principal LifeTime 2010 Division	10.83%	LargeCap Growth I Division	36.14%
Principal LifeTime 2020 Division	16.01%	Dreyfus VIF Appreciation Division	20.82%
Principal LifeTime 2030 Division	19.01%	Vanguard VIF Mid Cap Index Division	34.93%

The following table sets forth information concerning participation by our NEOs in our Deferred Compensation Plan as of December 28, 2013:

NONQUALIFIED DEFERRED COMPENSATION 2013

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance at Last Fiscal Year End ($) (5)
Brian Woolf	—	—	—	—	—
Thomas W. Stoltz	$45,912	—	$7,090	—	$70,652
Fred Lamster	$4,160	—	$227	—	$4,387
Michael Millonzi	—	—	—	—	—
Andrea Jackson	—	—	—	—	—
Beth R. Angelo	—	—	$4,212	$81,047	—

(1)
Reflects deferrals of salary payments that were accrued under the Deferred Compensation Plan during 2013. Salary amounts are disclosed in the Summary Compensation Table under the year 2013. Mr. Stolz resigned in June 2014.

(2)	The Company did not make any discretionary or matching contributions in fiscal year 2013.

(3)	None of the amounts reported in this column are reported in the 2013 Summary Compensation Table.

(4)	Represents the amount distributed to Ms. Angelo in connection with her resignation in 2013.

(5)	The Summary Compensation Table does not include any aggregate earnings for any of the fiscal years shown.

(6)
Mr. Stolz resigned from the Company in June 2014. Ms. Angelo resigned effective February 22, 2013. Effective June 30, 2014, Mr. Lamster was appointed to the Board of Directors and named Chairman of the Board and, concurrently therewith, resigned his position as Senior Vice President, Human Capital, effective July 16, 2014.

Upon election to defer income, the individual must also elect distribution timing and form of payment. Deferred amounts may be paid upon a participant’s death, upon a change in control, upon a separation from service or upon a fixed date chosen by the participant at the time of deferral, in each case, in a lump sum, except that participants may elect to receive a distribution upon a separation from service in annual installments not to exceed 10 years. Distributions to our named executive officers and certain other employees upon a separation from service are subject to a six-month delay in order to comply with applicable tax rules.

Change of Control and Severance Compensation

Employment Arrangements

We have entered into employment agreements or employment offer letters with the following named executive officers:

Brian Woolf - On February 4, 2013 we entered into an employment agreement with Mr. Woolf which provides for an annual base salary of $750,000 (reduced to $600,000 pursuant to a May 2014 amendment), subject to annual review by our Compensation Committee, an annual discretionary bonus with a target opportunity of 100% of base salary (with a maximum of 200%) and four weeks of paid vacation. In addition, it provides for a $1,000 monthly car allowance, up to $5,000 reimbursement of legal expenses incurred in connection with the negotiation of the employment agreement, reimbursement of up to $30,000 of moving and relocation expenses, benefits coverage and reimbursement of reasonable business expenses. Further, in connection with his appointment as CEO, Mr. Woolf was granted 300,000 stock options and 150,000 restricted shares on February 5, 2013. These stock options vest over four years, beginning on the first anniversary of grant and in twelve equal quarterly installments thereafter. These restricted shares vest in four equal annual installments beginning on the first anniversary of grant.

Pursuant to Mr. Woolf’s employment agreement, if his employment terminates due to his death or disability, he will be entitled to receive a pro rata bonus for the year in which his employment terminates. In addition, if his employment terminates without cause or for good reason (in each case, as defined in his employment agreement) he will be entitled to receive, subject to execution of an effective release of claims, (i) an amount equal to his base salary, paid out over 12 months, (ii) to the extent the Board of Directors has determined he is entitled to a bonus for the prior fiscal year and such bonus has not yet been paid, payment of such bonus and (iii) a monthly cash payment equal to the employer portion of group health premiums for 12 months.

Further, if Mr. Woolf’s employment is terminated without cause or for good reason within 12 months following a change in control, in lieu of the benefits in the foregoing paragraph, Mr. Woolf will be entitled to receive a lump sum cash payment equal to the sum of (i) his base salary and (ii) the average of the bonus received for the preceding two fiscal years (or one, if not employed for two such years).

Thomas W. Stoltz – Mr Stolz resigned in June 2014. On September 7, 2011, we entered into an employment agreement with Mr. Stoltz which provided for an annual base salary of $350,000, subject to annual review by our Board of Directors, a discretionary bonus, eligibility for an annual long-term equity grant valued at $150,000, and four weeks of paid vacation. In addition, it provided for a $1,000 monthly car allowance, excess medical care reimbursement of up to $10,000 per year, benefits coverage and reimbursement of reasonable travel, entertainment and other business expenses. On August 16, 2012, in connection with his appointment as Chief Operating Officer and interim Chief Executive Officer, we entered into an amendment to Mr. Stoltz's employment agreement, which increased his base salary to $425,000 (subsequently increased to $475,000), increased his discretionary bonus opportunity to a target opportunity of 65% of his base salary, increased his annual long-term equity grant eligibility to $300,000, and awarded a 50,000 option promotion grant.

Pursuant to Mr. Stoltz’s employment agreement, if his employment terminates without cause or for good reason (in each case, as defined in his employment agreement) he will be entitled to receive, subject to execution of an effective release of claims, an amount equal to his base salary, paid out over 12 months.

Fred Lamster – Mr. Lamster resigned his position in June 2014 pursuant to his appointment as Chairman of the Board. On July 10, 2013, we entered into an employment offer letter with Mr. Lamster for the position of Senior Vice President of Human Resources. Mr. Lamster’s offer letter provided him with a base salary of $325,000, subject to annual review, eligibility to receive an annual bonus of up to 40% of his base salary, benefits coverage, and up to four weeks’ vacation per year. In addition, Mr. Lamster’s offer letter provided him with an option to purchase 50,000 shares of Common Stock, vesting over four years, beginning on the first anniversary of grant and in twelve equal quarterly installments thereafter. Mr. Lamster was also eligible for an annual long-term incentive award at 40% of his base salary. Mr. Lamster's offer letter also provided him with up to $40,000 in relocation expenses. In addition, if Mr. Lamster’s employment was terminated for reasons other than for cause (as defined in his offer letter) or his voluntary resignation, Mr. Lamster would be entitled to receive 12 months’ salary continuation.

Michael Millonzi - On February 20, 2013, we entered into an employment offer letter with Mr. Millonzi for the position of Senior Vice President of Store Operations. Mr. Millonzi’s offer letter provides him with a base salary of $285,000, subject to annual review, eligibility to receive an annual bonus of up to 65% of his base salary, benefits coverage, a monthly car allowance of $1,000, and up to four weeks’ vacation per year. In addition, Mr. Millonzi’s offer letter provided him with an option to purchase 50,000 shares of Common Stock, vesting over four years, beginning on the first anniversary of grant and in twelve equal quarterly installments thereafter. M r. Millonzi is also eligible for an annual long-term incentive award at 40% of his base salary. Mr. Millonzi’s offer letter also provided him with up to $50,000 in relocation expenses, subject to repayment if Mr. Millonzi voluntarily resigned or was terminated for cause (as defined in his offer letter) within 24 months of his commencement of employment.

Andrea Jackson - On January 21, 2013, we entered into an employment offer letter with Ms. Jackson for the position of Senior Vice President & General Merchandise. Ms. Jackson’s offer letter provided her with a base salary of $300,000, subject to annual review, eligibility to receive an annual bonus of up to 40% of her base salary, benefits coverage and up to four weeks’ vacation per year. In addition, Ms. Jackson’s offer letter provided her with an option to purchase 25,000 shares of Common Stock, vesting over four years, beginning on the first anniversary of grant and in twelve equal quarterly installments thereafter. Ms. Jackson’s offer letter also provided her with up to $180,000 in relocation expenses, subject to repayment if Ms. Jackson voluntarily resigned or was terminated for cause (as defined in her offer letter) within 24 months of her commencement of employment. In addition, if, after 6 months’ of employment, Ms. Jackon’s employment is terminated for reasons other than for cause or her voluntary resignation), Ms. Jackson would be eligible to receive severance pursuant to the Executive Severance Policy.

On January 6, 2014, Ms. Jackson left her position as Senior Vice President and General Merchandising Manager of the Company. In connection with Ms. Jackson's departure, the Company and Ms. Jackson entered into a separation agreement, pursuant to which, in exchange for Ms. Jackson's execution of a release of claims in favor of the Company, the Company will pay Ms. Jackson (i) severance equal to $300,000, payable during the 12-month period following the termination in approximately equal bi-weekly installments in accordance with the Company's general payroll practices, with the final payment to be made by December 31, 2014 and (ii) a lump sum payment of approximately $6,653, which is the equivalent of 6 months of health insurance premium payments to apply to her health continuation coverage through COBRA. In addition, the Company released Ms. Jackson from her obligations to repay her relocation assistance of approximately $150,000. All unvested stock options held by Ms. Jackson as of her resignation were forfeited.

Beth R. Angelo - On October 14, 2010, we entered into an employment agreement with Ms. Angelo which provided for an annual base salary of $350,000 (that was subsequently increased over time to $460,000), subject to annual review by our Board of Directors, a discretionary bonus, and four weeks of paid vacation. In addition, it provided for a $1,000 monthly car allowance, health care coverage and reimbursement of reasonable travel, entertainment and other business expenses. Ms. Angelo resigned her positions with the Company effective February 22, 2013.

Effective February 22, 2013, Ms. Angelo resigned from her position as the Chief Merchandising Officer and Executive Vice President, and as a member of the Board of Directors of the Company. Ms. Angelo has agreed to provide consulting services to the Company for a period of six months after her resignation. In connection with Ms. Angelo's resignation, the Company and Ms. Angelo entered into a separation agreement, or the Angelo Separation Agreement. Pursuant to the Angelo Separation Agreement, the Company will pay Ms. Angelo (i) a monthly fee of $33,333 related to her consulting services for six months, (ii) severance equal to Ms. Angelo's final base salary of $460,000, payable during the 12-month period following her termination in approximately equal bi-weekly installments in accordance with the Company's general payroll practices, (iii) approximately $35,385 representing her accrued and unused vacation time and (iv) additional monthly payments if Ms. Angelo elects to purchase health continuation coverage through COBRA, in an amount equal to what the Company would have paid had her employment continued. Also pursuant to the Separation Agreement, Ms. Angelo executed a release in favor of the Company. All unvested stock options and stock awards held by Ms. Angelo as of her resignation were forfeited. Ms. Angelo had no remaining vested, exercisable options as of the end of fiscal year 2013.

Amended and Restated 2006 Equity Incentive Plan

Under our 2006 Plan, in the event of a change of control (as defined in our 2006 Plan), if the purchaser, successor or surviving corporation (or parent thereof), or the Survivor desires to assume an award, or issue a replacement award of the same type with similar terms and conditions, then the award shall be so assumed or replaced and shall be subject to the following: (i) one-half of the outstanding award, to the extent not already vested, shall be vested as of the date immediately prior to the date of the change of control (assuming, for any awards the vesting of which is contingent on the attainment of one or more performance goals, that performance had been met at the target level), and (ii) the remaining portion of the award shall vest in accordance with the terms of the award, provided that if the participant is terminated from service without cause within two years following the change of control, then any portion of the participant's award that is not then vested shall vest in full on the date immediately preceding the date of such termination of employment (assuming, for any awards the vesting of which is contingent on the attainment of one or more performance goals, that performance had been met at the target level). If applicable, each award which is assumed by the Survivor shall be appropriately adjusted, immediately after such change of control, to apply to the number and class of securities which would have been issuable to the participant upon the consummation of such change of control had the award been exercised, vested or earned immediately prior to such change of control, and other appropriate adjustments in the terms and conditions of the award shall be made.

To the extent the Survivor does not assume any awards, then all time-based awards shall accelerate and be deemed vested in full as of the date of the change of control and a pro rata portion of performance-based awards shall vest as of the date of the change of control based upon the number of days that have elapsed during the applicable performance period and assuming performance was met at the higher of the target level or the level that would have been achieved at the end of the performance period if achievement continued at the same rate in effect at the time of the change of control.

If a participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate that provides a more favorable result for the participant's awards upon a change of control than is provided by the previous paragraph, then the terms of such agreement shall apply to the participant's awards.

In the event of a termination of employment (other than for death or disability), stock options remain exercisable to the extent vested for a period of three months from the date of termination. In the event a NEO's employment is terminated due to death or disability, stock options remain exercisable to the extent vested for a period of 365 days from the date of termination.

Executive Severance Policy

In addition, in March of 2013 the Board of Directors approved an Executive Severance Policy applicable to the executives at or above the senior vice president level. The Policy provides for salary continuation for up to 12 months based upon length of service for applicable executives that are terminated without cause. The Board of Directors believes the Executive Severance Policy will assist in the Company's ability to attract and retain key talent.

POTENTIAL PAYMENTS FOR TERMINATION OR CHANGE IN CONTROL

The following table sets forth the amounts of compensation payable by us to our NEOs, including cash severance, benefits and perquisites and long-term incentives. The amounts shown assume that the specified event was effective as of December 28, 2013, the last day of our fiscal year. The actual amounts to be paid can only be determined at the time of the termination of employment or change-in-control, as applicable.

	Benefits and Payments	Termination Without Cause other than in Change of Control		Employee Resignation for Good Reason other than in Change of Control		Change of Control without Termination of Employment		Change of Control with Termination of Employment
Brian Woolf	Cash Severance	$750,000	(1)	$750,000	(1)	—		$1,500,000	(2)
	Benefits	$7,068	(3)	$7,068	(3)	—		—
	Stock Awards	—		—		300,000	(4)	$600,000	(5)

Thomas W. Stoltz	Cash Severance	$475,000	(6)	$475,000	(6)	—		$475,000	(6)
	Benefits	—		—		—		—
	Stock Awards	—		—		24,942	(4)	$49,884	(5)

Fred Lamster	Cash Severance	$325,000	(7)			—		$325,000	(7)
	Benefits	—		—		—		—
	Stock Awards	—		—		—	(4)	—	(5)

Michael Millonzi	Cash Severance	$190,950	(8)	—		—		$190,950	(8)
	Benefits	—		—		—		—
	Stock Awards	—		—		—	(4)	—	(5)

Andrea Jackson	Cash Severance	$249,000	(9)	—		—		$249,000	(9)
	Benefits	—		—		—		—
	Stock Awards	—		—		—	(4)	—	(5)

Beth Angelo	Cash Severance	$460,000	(10)	—	—	—		—
	Benefits	$20,340	(10)	—	—	—		—
	Stock Awards	—		—		—		—

(1)	Represents 12 months base salary continuation payable to Mr. Woolf in the event his employment is terminated by us without cause or by Mr. Woolf for good reason.

(2)	Represents two times Mr. Woolf's base salary if Mr. Woolf's employment is terminated by us without cause or by Mr. Woolf for good reason within 12 months following a change of control.

(3)	Represents 12 months benefits continuation.

(4)
Represents accelerated vesting with respect to 50% of such executive officer's unvested stock awards as of December 28, 2013 based on the closing price of our Common Stock on December 30, 2013 ($4.00), the first trading day following December 28, 2013.

(5)
Represents accelerated vesting with respect to 100% of such executive officer's unvested restricted stock awards as of December 28, 2013 based upon a termination of employment without cause on or within 24 months following a change of control, based on the closing price of our Common Stock on December 30, 2013 ($4.00), the first trading day following December 28, 2013. All stock options held by each executive officer has a strike price in excess of the closing price of our Common Stock on December 28, 2013.

(6)	Represents 12 months base salary continuation payable to Mr. Stoltz in the event his employment is terminated by us without cause or by Mr. Stoltz for good reason. Mr. Stolz resigned in June 2014.

(7)
Represents 12 months base salary continuation payable to Mr. Lamster in the event his employment is terminated for reasons other than for cause or his voluntary resignation. Effective June 30, 2014, Mr. Lamster was appointed to the Board of Directors and named Chairman of the Board and, concurrently therewith, resigned his position as Senior Vice President, Human Capital, effective July 16, 2014.

(8)
Represents a severance payout equal to 67% of Mr. Millonzi's base salary, payable over eight months, in the event his employment is terminated for reasons other than for cause or his voluntary resignation, pursuant to the terms of the Executive Severance Policy.

(9)
Represent a severance payout equal to 83% of Ms. Jackson's base salary, payable over 10 months, in the event her employment is terminated for reasons other than for cause or her voluntary resignation, pursuant to the terms of the Executive Severance Policy. Ms. Jackson resigned from the Company effective January 6, 2014. The severance benefits payable to Ms. Jackson upon her employment termination are described above under "Change of Control and Severance Compensation."

(10)
Represents cash severance paid or payable to Ms. Angelo upon her resignation from the Company effective February 22, 2013. In connection with her resignation, Ms. Angelo entered into a Separation Agreement, described above under "Change of Control and Severance Compensation," pursuant to which she received an additional $200,000 compensation in connection with a consulting arrangement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions Policy and Procedure

Our Board of Directors has adopted a written policy for the review and approval of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a "related person," has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to the chairman of our Corporate Governance and Nominating Committee.  Additionally, in the case of 5% stockholders, we will solicit this information via an annual questionnaire.  The policy calls for the proposed related person transaction to be reviewed and, if the transaction is deemed appropriate, approved by the Corporate Governance and Nominating Committee.  Whenever practicable, the reporting, review and approval will occur prior to entering into the transaction.  If advance review and approval is not practicable, the Corporate Governance and Nominating Committee will review and, in its discretion, may ratify the related person transaction.  Any related person transactions that are ongoing in nature will be reviewed annually and the Corporate Governance and Nominating Committee may establish guidelines for our management to follow its ongoing dealings with the related person.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Corporate Governance and Nominating Committee after full disclosure of the related person's interest in the transaction.  The written policy also provides for the standing pre-approval of certain related person transactions, such as the employment compensation of executive officers, director compensation and certain charitable contributions, among other things.

We describe below transactions during our last fiscal year to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our Common Stock or any member of their immediate family had or will have a direct or indirect material interest.

Interests of Certain Persons in Matters to be Acted Upon

2014 Financing

Effective as of June 27, 2014, we consummated the 2014 Financing. In connection therewith, we entered into a securities purchase agreement (as amended, the “Purchase Agreement”) with investors (the “Buyers”) and closed the issuance and sale to the Buyers of $18.0 million in aggregate principal amount of its subordinated secured convertible notes (as amended, the “Notes”) and new series of preferred stock (the “Preferred Stock”). Pursuant to the terms of the Purchase Agreement, the Company has agreed, among other things, to seek stockholder approval within 90 days to effect a reverse stock split, which is included in the amendments proposed to be effected to our certificate of incorporation pursuant to Proposal No. 1 of this proxy statement.

Buyers of the Notes and the Preferred Stock included certain of our directors (or Buyers that appointed members of our Board of Directors pursuant to the terms of the Series A Preferred Stock acquired pursuant to the Purchase Agreement) and certain greater-than-5% holders of our Common Stock. These relationships are described below:

Brian Woolf, our Chief Executive Officer and a member of our Board of Directors, purchased from the Company, for an aggregate purchase price of $400,001, (i) Notes having an aggregate principal amount of $400,000 and (ii) one share of Series B-8 Preferred Stock. The Notes held by Mr. Woolf are convertible into an aggregate of 1,142,858 shares of our Common Stock. For information about the Common Stock beneficially owned by Mr. Woolf, see “Security Ownership of Certain Beneficial Owners and Management.”

683 Capital Partners LP purchased from the Company, for an aggregate purchase price of $4,500,002, (i) Notes having an aggregate principal amount of $4,500,000, (ii) one share of Series A-3 Preferred Stock and (iii) one share of Series B-7 Preferred Stock. The share of Series A-3 Preferred Stock gives 683 Capital Partners LP the right to elect a director to our Board of Directors, and pursuant to this right, effective as of June 27, 2014, Ari Zweiman (the Managing Member of 683 Capital Management, LLC, which entity is the investment manager of 683 Capital Partners LP), was elected to our Board of Directors. Subject to the 9.99% blocker provision described below, the Notes held by 683 Capital Partners LP are convertible into an aggregate of 12,857,143 shares of our Common Stock. For information about the Common Stock beneficially owned by 683 Capital Partner, Mr. Zweiman and their respective affiliates, see “Security Ownership of Certain Beneficial Owners and Management.”

Lane Five Partners LP (“Lane Five Partners”) purchased from the Company, for an aggregate purchase price of $2,700,002, (i) Notes having an aggregate principal amount of $2,700,000, (ii) one share of Series A-1 Preferred Stock and (iii) one share of Series B-1 Preferred Stock. The share of Series A-1 Preferred Stock gives Lane Five

Partners the right to elect a director to our Board of Directors, and pursuant to this right, effective as of June 27, 2014, Erica Niemann (an Analyst with Lane Five Capital Management LP (“Lane Five Management”), which entity is the investment manager of Lane Five Partners) was elected to our Board of Directors. Subject to the 9.99% blocker provision described below, the Notes held by Lane Five Partners are convertible into an aggregate of 7,714,286 shares of our Common Stock. Lane Five Partners is also the holder of 1,407,700 additional shares of our Common Stock. For information about the Common Stock beneficially owned by Lane Five Partners, Ms. Niemann and their respective affiliates, see “Security Ownership of Certain Beneficial Owners and Management.”

Justin R. Evans purchased from the Company, for an aggregate purchase price of $1,000,002, (i) Notes having an aggregate principal amount of $1,000,000, (ii) one share of Series A-2 Preferred Stock and (iii) one share of Series B-2 Preferred Stock. The share of Series A-2 Preferred Stock gives Mr. Evans the right to elect a director our Board of Directors, and pursuant to this right, effective as of June 27, 2014, Mr. Evans was elected to our Board of Directors. Subject to the 9.99% blocker provision described below, the Notes held by Mr. Evans are convertible into an aggregate of 2,857,143 shares of our Common Stock. Mr. Evans (i) is also the beneficial owner of 842,500 additional shares of our Common Stock and (ii) as managing member of Blackwood Capital Management, LLC, a New Jersey limited liability company of which Mr. Evans is the managing member, may be deemed to be the beneficial owner of an additional 57,500 shares of our Common Stock held by one or more managed accounts which include immediate family members of Mr. Evans. For information about the Common Stock beneficially owned by Mr. Evans and his affiliates, see “Security Ownership of Certain Beneficial Owners and Management.”

In addition, certain other Buyers of Notes and Preferred Stock are now deemed to beneficially own more than 5% of our Common Stock as a result of their purchases pursuant to the Purchase Agreement, including Solas Capital Partners (purchased $517,000 aggregate principal amount of Notes and one share of Series B-3 Preferred Stock), Blackwell Partners, LLC (purchased $1,483,000 aggregate principal amount of Notes and one share of Series B-4 Preferred Stock), Tonga Partners, L.P. (purchased $2,100,000 aggregate principal amount of Notes and one share of Series B-5 Preferred Stock), Cuttyhunk Master Portfolio (purchased $1,100,000 aggregate principal amount of Notes and one share of Series B-6 Preferred Stock), Hudson Bay Master Fund LTD. (purchased $3,000,000 aggregate principal amount of Notes and one share of Series B-9 Preferred Stock), Clayton Capital Appreciation Fund, LP (purchased $500,000 aggregate principal amount of Notes and one share of Series B-10 Preferred Stock), and Midsummer Small Cap Master, Ltd. (purchased $500,000 aggregate principal amount of Notes and one share of Series B-11 Preferred Stock). See the holdings of these persons reported under “Security Ownership of Certain Beneficial Owners and Management” for further details regarding their beneficial ownership.

Description of the Notes

The Notes are convertible into shares of our Common Stock at any time, in whole or in part, at the option of the holders at a fixed conversion price, initially set at $0.35, which shall be subject to adjustment for stock splits, combinations (including the Reverse Stock Split) or similar events and subsequent dilutive issuances during the term of the Notes. Interest on the Notes will accrue at 7.5% per annum payable quarterly in arrears. At the option of the Company, subject to the terms of the Subordination Agreement entered into in connection with the Notes, we may make cash payments of the quarterly interest amounts at the discounted rate of 6.75% per annum. If we do not exercise the option to pay cash interest, the applicable quarterly interest payment will be made in kind by increasing the principal amount due under the Notes by an amount equal to the quarterly interest amount of 7.5% per annum. A default interest rate of 20% may apply upon the occurrence and continuance of an event of default. A late charge of 20% of any overdue amount shall apply if we fail to pay amounts due under the Notes when due.

The Notes are guaranteed by our subsidiaries and enjoy a second lien against our assets and are junior only to liens of senior debt and certain permitted liens. All amounts under the Notes will be due and payable in cash on the third anniversary of the issuance of the Notes if not converted or redeemed earlier.

The Notes may not be converted if, after giving effect to the conversion, any Buyer together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of our outstanding Common Stock immediately after giving effect to such conversion.

The Notes contain certain covenants and restrictions and are subject to various events of default, including, among others, failure to pay principal or interest on the Notes or comply with certain covenants under the Notes and cross-defaults to other material indebtedness. After certain senior indebtedness has been paid in full, the Notes provide for the triggering of events of default for failure by us to comply with our obligations to reserve Common Stock for any conversions of the Notes, convert the Notes or register the Common Stock issuable upon such conversion. Upon a change of control of the Company, the holders may require the Company to redeem the Notes at a redemption price equal to the greater of (i) 107.5% of the principal amount of the Notes being redeemed and (ii) the market value of shares such holder would be entitled to receive if its Notes were converted into Common Stock.

Description of the Preferred Stock

The designations of the number, rights, preferences and privileges of shares of 16 new series of Preferred Stock issued pursuant to the Purchase Agreement described above – Series A-1 through A-3 Preferred Stock (the “Series A Preferred”) and Series B-1 through B-13 Preferred Stock (the “Series B Preferred”) – are set forth in a Certificate of Designations filed by the Company with the Secretary of State of the State of Delaware on June 27, 2014. One share of each series of Preferred Stock was authorized and issued.

Each share of Series A Preferred gives its holder the right to elect a director to the Company’s Board of Directors. Among other things, each share of Series B Preferred gives its holder the right to vote the shares of Common Stock underlying such holder’s Note on an as-converted basis. Shares of Series A Preferred are not transferable (other than to affiliates) and shares of Series B Preferred may only be transferred in conjunction with the Note held by such Buyer.

2014 Registration Rights Agreement

In connection with Purchase Agreement, we entered into a Registration Rights Agreement with the Buyers (as amended, the “2014 Registration Rights Agreement”) providing for the registration by the Company of the shares of the Common Stock issuable upon conversion of the Notes (“Registrable Securities”).

Pursuant to the 2014 Registration Rights Agreement, as amended, the Company will be obligated to file a registration statement within 20 calendar days after the Company has obtained stockholder approval of the Reverse Stock Split and to use its reasonable best efforts to cause the registration statement to become effective within 90 calendar days from the date the registration statement is filed and maintain the effectiveness of such registration statement until all of the shares registered thereunder may be freely transferred by the Buyers or the Buyers have sold all of the shares covered by such registration statement. In the event that the registration statement does not cover all of the Registrable Securities, the Company will be obligated to file additional registration statements. The Company will be subject to certain obligations if the Company (i) fails to file the registration statement within the agreed upon time period, (ii) fails to have the registration statement declared effective on or before the agreed upon date or (iii) fails to maintain the effectiveness of the registration statement or fails to meet certain other maintenance obligations. If the Company fails to meet its obligations as described in the previous sentence, it will be required to pay liquidated damages equal to 2% of the purchase price of the Registrable Securities relating to such registration statement upon the occurrence of the failure and for each 30 calendar day period during which such failure is continuing, with such liquidated damages being capped at 15% of the aggregate purchase price of the Registrable Securities.

Other Matters

2006 Registration Rights Agreement

On October 1, 2006, we entered into a registration rights agreement (the “2006 Registration Rights Agreement”) with certain parties that included, among others, entities advised by PineBridge Investments (which employs our former director, Scott Gallin), The Doolan Family First Limited Partnership (which is affiliated with our former director, Martin Doolan), Jerrold Rosenbaum (our former director and a founder), Beth R. Angelo (our former director and Chief Merchandising Officer) and Laurie Bauguss (daughter of Jerrold Rosenbaum). The 2006 Registration Rights Agreement

provides specified stockholders with certain demand and "piggyback" registration rights and other registration rights, subject to lock-up arrangements.

Pursuant to the 2006 Registration Rights Agreement, specified holders of our Common Stock issued upon conversion of certain formerly outstanding preferred stock have the right at any time, but on not more than three occasions, to require us to register any or all of their shares under the Securities Act at our expense. Following a demand, all other holders of registrable securities may request the inclusion of any or all of their shares in the registration statement. Our obligations pursuant to this demand registration right is limited to offerings in which at least 80% of the securities to be registered are anticipated to be sold to the public. Under some circumstances, we may delay filing a registration statement for up to 180 days in a 12-month period. Additionally, all holders of registrable securities are entitled to request the inclusion of any of their shares in any registration statement, with some exceptions, at our expense whenever we propose to register any of our securities under the Securities Act. All demand and piggyback registration rights are subject to limitations that may be imposed by the managing underwriter on the number of shares to be included in the underwritten offering.

Pursuant to the 2006 Registration Rights Agreement, specified holders of our registrable securities are also entitled to additional short-form registration rights. Commencing on the date that we become eligible to register securities on Form S-3, each holder of at least 5% of our registrable securities who is a party to the registration rights agreement may request registration of their shares if the anticipated aggregate offering amount of the shares exceeds $1.0 million. There is no limit to the number of requests for registrations on Form S-3.

In connection with all registrations pursuant to the 2006 Registration Rights Agreement, we have agreed to indemnify all holders of registrable securities against specified liabilities, including liabilities under the Securities Act. All stockholders requesting or joining in a registration may be required to agree to indemnify us against certain liabilities, but in no event will any single stockholder's liabilities exceed the net proceeds to that stockholder from the sale of the registrable securities.

The 2006 Registration Rights Agreement will terminate upon the earlier of our voluntary liquidation or the sale of all or substantially all of our assets or outstanding Common Stock.

Arrangements with Jerrold Rosenbaum and Associates

Lease Agreement. We lease our executive office, warehouse and distribution center from Powers Avenue Joint Venture, a Florida partnership, of which Jerrold Rosenbaum, a former director and a founder, owns approximately 87.3%, Beth R. Angelo, our former director and Chief Merchandising Officer, owns 4.7%, Laurie Bauguss, daughter of Jerrold Rosenbaum, owns 4.7% and Curtis Hill, our former President and Chief Executive Officer, owns 3.3%.  The lease commenced on October 1, 2006 at an initial rental rate of $408,000 per year.  The initial term of the lease expires on October 1, 2016.  We have the option to extend the term of the lease for two consecutive periods of two years each.  The rental rate (inclusive of taxes) for fiscal year 2013 per month was $40,408, and for fiscal year 2014 is $41,212 per month. As of December 28, 2013 and March 29, 2014, we had an estimated commitment related to this lease of $1.3 million and $1.2 million, respectively.

Consulting. We paid Ms. Angelo $200,000 for consulting services in 2013.

Arrangements with Britt Bauguss and Laurie Bauguss

Laurie Bauguss, a consultant, is the daughter of Jerrold Rosenbaum, a former director, and the sister of Beth R. Angelo, our former director and Chief Merchandising Officer.  In fiscal year 2013, she earned $2,625 in consulting fees.

Britt Bauguss, Director of Construction, is the son-in-law of Jerrold Rosenbaum, a former director, and the brother-in-law of Beth R. Angelo, our former director and Chief Merchandising Officer. Mr. Bauguss earned approximately $63,897 plus additional benefits of $106,501 in 2013.

STOCKHOLDER PROPOSALS FOR THE 2015 MEETING

Stockholder proposals intended for inclusion in our proxy statement relating to the next Annual Meeting in 2015 must be received by us no later than December 5, 2014. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Under our amended and restated By-Laws, notice to us of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 also will be considered untimely if received at our principal executive offices less than 60 or more than 90 days prior to the date of the 2015 Annual Meeting and will not be placed on the agenda for annual meeting. However, in the event that less than 70 days’ notice or public disclosure of the annual meeting is given to stockholders, notice must be received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the annual meeting was mailed or public disclosure of the annual meeting was made.

OTHER MATTERS

The board knows of no matter to be brought before the 2014 Special Meeting other than the matters identified in this proxy statement. However, if any other matter properly comes before the 2014 Special Meeting or any adjournment of the 2014 Special Meeting, it is the intention of the persons named in the proxy solicited by the board to vote the shares represented by them in accordance with their best judgment.

BODY CENTRAL CORP.
6225 POWERS AVENUE
JACKSONVILLE, FL 32217

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M77610-S22225 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

BODY CENTRAL CORP

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M77611-S22225

BODY CENTRAL CORP.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
SEPTEMBER 4, 2014

The undersigned, having received the Notice of the Special Meeting of Stockholders and Proxy Statement, appoints Brian Woolf and Richard L. Walters, Jr., and each or any of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of stock of Body Central Corp. which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company and any and all adjournments or postponements thereof to be held on September 4, 2014, beginning at 9:00 a.m. local time, at the Body Central Corp. corporate offices located at 6225 Powers Avenue, Jacksonville, Florida 32217.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

APPENDIX A

~~THIRD~~ FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
BODY CENTRAL CORP.

Body Central Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:     The name of the Corporation is “Body Central Corp.” The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was August 1, 2006, originally incorporated under the name “Body Central Acquisition Corp.”, which was amended and restated with the Secretary of State of the State of Delaware on September 29, 2006 and further amended and restated on March 16, 2007, and further amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on October 13, 2010 and further amended and restated with the Secretary of State of the State of Delaware on October 20, 2010, and further amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on May 25, 2011.

SECOND:     This ~~Third~~ Fourth Amended and Restated Certificate of Incorporation (this “Restated Certificate”) has been duly ~~approved~~ adopted by the Board of Directors and the stockholders of the Corporation ~~.THIRD: This Third Amended and Restated Certificate of Incorporation has been duly adopted~~ in accordance with the provisions of Sections ~~228,~~ 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”)~~, and notice thereof has been given in accordance with the provisions of Section 228 of the DGCL~~.

THIRD:    This Restated Certificate shall be effective on the date of filing with the Secretary of State of the State of Delaware.

FOURTH:     The ~~Second~~ Third Amended and Restated Certificate of Incorporation of this Corporation is hereby amended, integrated and restated to read as follows:

ARTICLE ONE

The name of the Corporation is Body Central Corp.

ARTICLE TWO

The address of the Corporation’s registered office is ~~2711 Centerville Road~~Corporation Trust Center, ~~Suite 400~~1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of the registered agent in charge thereof is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is ~~one hundred fifty-five~~ fifty million (~~155,000,000~~50,000,000) shares, consisting of:

(a) ~~one hundred fifty~~ forty five million (~~150,000,000~~45,000,000) shares of common stock, par value $.001 per share (“Common Stock”); and

(b) five million (5,000,000) shares of ~~undesignated~~ preferred stock, par value $.001 per share (the “~~Undesignated~~ Preferred Stock”).

The following is a statement of the powers, designations, preferences, privileges, and relative rights in respect of each class of capital stock of the Corporation.

Section 2. Common Stock.

(a) General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of ~~Undesignated~~ the Preferred Stock of any series as may be designated by the board of directors of the Corporation (the “Board of Directors”).

(b) Voting. Except as otherwise provided by the DGCL or this Restated Certificate and subject to the rights of holders of any series of ~~Undesignated~~ Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate (or on any amendment to a certificate of designations of any series of ~~Undesignated~~ Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of ~~Undesignated~~ Preferred Stock if the holders of such affected series of ~~Undesignated~~ Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Restated Certificate (or pursuant to a certificate of designations of any series of ~~Undesignated~~ Preferred Stock) or pursuant to the DGCL. There shall be no cumulative voting.

(c) Dividends. Except as otherwise provided by the DGCL or this Restated Certificate, dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the~~board of directors of the Corporation (the “~~ Board of Directors~~”)~~ and subject to any preferential dividend rights of any then outstanding shares of ~~Undesignated~~ Preferred Stock.

(d) Liquidation. Upon the dissolution or liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders equally on a per share basis, subject to any preferential rights of any then outstanding shares of ~~Undesignated~~ Preferred Stock and after payment or provision for payment of the Corporation’s debts.

(e) Reverse Stock Split.

(i) The Corporation is hereby reducing the number of shares of Common Stock issued and outstanding by means of a reverse stock split. Effective at 5:00 p.m. eastern time on the date on which this Restated Certificate is filed with the Secretary of State of the State of Delaware (the “Split Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Split Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Split Effective Time shall automatically be reclassified and changed into a smaller number of shares such that each ten (10) shares of issued Common Stock immediately prior to the Split Effective Time are reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Split Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Split Effective Time, shall be entitled to receive a cash payment equal to the product of (x) the fraction to which such holder would otherwise be entitled multiplied by (y) ten times the closing price of a share of Common Stock on the OTC Pink marketplace on the day during which the Split Effective Time occurs.

(ii) Each stock certificate that, immediately prior to the Split Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time shall, from and after the Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent that the number of whole shares of Common Stock after the Split Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of a fractional share of Common Stock), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time shall receive, upon surrender of such certificate and such other documentation as required by the Corporation’s transfer agent, a new certificate evidencing and representing the number of whole shares of Common Stock after the Split Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.

Section 3. Preferred Stock.

~~Section 3. Undesignated Preferred Stock.~~ (a) To the fullest extent authorized by the DGCL, shares of ~~Undesignated~~ Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications and restrictions, if any, of such preferences and rights, as are stated or expressed in the resolution or resolutions of the Board of Directors providing for such series of ~~Undesignated~~ Preferred Stock. Different series of ~~Undesignated~~ Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided in such resolution or resolutions.

Authority is hereby granted to the Board of Directors from time to time to issue the ~~Undesignated~~ Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions to determine and fix the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, of such preferences and rights, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of ~~Undesignated~~ Preferred Stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of ~~Undesignated~~ Preferred Stock may provide that such series shall be superior to, rank equally with, or be junior to any other series of ~~Undesignated~~ Preferred Stock, all to the fullest extent permitted by law. No resolution, vote, or consent of the holders of the capital stock of the Corporation shall be required in connection with the creation or issuance of any shares of any series of ~~Undesignated~~ Preferred Stock authorized by and complying with the conditions of this Restated Charter, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of the capital stock of the Corporation.

Any resolution or resolutions adopted by the Board of Directors pursuant to the authority vested in them by this Article Four shall be set forth in a certificate of designation along with the number of shares of stock of such series as to which the resolution or resolutions shall apply and such certificate shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the DGCL. Unless otherwise provided in any such resolution or resolutions, the number of shares of stock of any such series to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by a certificate likewise executed, acknowledged, filed and recorded, setting forth a statement that a specified increase or decrease therein has been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors. In case the number of such shares shall be decreased, the number of shares so specified in the certificate shall resume the status which they had prior to the adoption of the first resolution or resolutions. When no shares of any such series are outstanding, either because none were issued or because none remain outstanding, a certificate setting forth a resolution or resolutions adopted by the Board of Directors that none of the authorized shares of such series are outstanding, and that none will be issued subject to the certificate of designations previously filed with respect to such series, may be executed, acknowledged, filed and recorded in the same manner as previously described and it shall have the effect of eliminating from this Restated Charter all matters set forth in the certificate of designations with respect to such series of stock. If no shares of any such series established by a resolution or resolutions adopted by the Board of Directors have been issued, the voting powers, designations, preferences and relative, participating, optional or other rights, if any, with the qualifications, limitations or restrictions thereof, may be amended by a resolution or resolutions adopted by the Board of Directors. In the event of any such amendment, a certificate which (i) states that no shares of such series have been issued, (ii) sets forth the copy of the amending resolution or resolutions and (iii) if the designation of such series is being changed, indicates the original designation and the new designation, shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the DGCL.

(b) As of the date of this Restated Certificate, the Board of Directors has provided for the issuance of Preferred Stock with the designations and the rights, preferences and privileges, and the qualifications, limitations and restrictions set forth on Exhibit A hereto.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

~~Section 1. Classification of Directors. Effective as of the closing (the “IPO Closing”) of the Corporation’s first public offering of shares of Common Stock registered pursuant to the Securities Act of 1933, as amended, the Board of Directors shall be divided into three classes of directors, Class I, Class II, Class III, such classes to be as nearly equal in number of directors as possible, having staggered three-year terms of office (except to the extent otherwise provided in the next sentence with respect to the initial term of the first and second of such classes of directors). The initial term of office of the directors of Class I shall expire as of the first annual meeting of the Corporation’s stockholders following the IPO Closing; the initial term of office of the directors of Class II shall expire as of the second annual meeting of the Corporation’s stockholders following the IPO Closing; and the initial term of office of the directors of Class III shall expire as of the third annual meeting of the Corporation’s stockholders following the IPO Closing. At each annual meeting of stockholders of the Corporation after the IPO Closing, nominees will stand for election to succeed those directors whose terms are to expire as of such annual meeting of stockholders, and such nominees elected at such annual meeting of stockholders shall be elected for a term expiring at the third annual meeting of stockholders following their election. Directors shall hold office until the annual meeting of stockholders in which their term is scheduled to expire as set forth above in this paragraph of Article Six and until their respective successors are duly elected or qualified or until their earlier death, incapacity, resignation or removal. Any director serving as such pursuant to this paragraph of Article Six may be removed only for cause and only by the vote of the holders of a majority of the shares of the Corporation’s stock entitled to vote for the election of directors. Those directors already in office immediately prior to the IPO Closing shall be allocated among the three classes of directors contemplated under this paragraph of Article Six pursuant to a resolution or resolutions adopted by the Board of Directors prior to the IPO Closing.~~
Section 1. Board of Directors Matters; Elimination of Classified Board. Effective immediately upon the filing of this Restated Certificate with the Secretary of State of the State of Delaware, the Board of Directors shall no longer be classified with respect to the terms for which directors hold office, and the term of office of all directors shall expire at the Corporation’s 2015 annual meeting of stockholders. Commencing with the Corporation’s 2015 annual meeting of stockholders, the Corporation’s directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be elected annually at each annual meeting of stockholders of the Corporation, to hold office for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, incapacity, resignation or removal. Any director, other than those who may be elected by the holders of any series of Preferred Stock, may be removed from office at any time, with or without cause by the affirmative vote of at least a majority of the voting power of the then outstanding capital stock entitled to vote on the matter, voting together as a single class. For the avoidance of doubt, nothing in this Article SIX, Section 1 shall be construed to affect any special rights conferred upon holders of any series of Preferred Stock with regard to the election of directors.

Section 2. Vacancies. Except as the DGCL may otherwise require and subject to the rights of holders of any series of Preferred Stock, any new directorships or vacancies in the Board of Directors, including new directorships resulting from any increase in the number of directors to serve in the Board of Directors and/or any unfilled vacancies by reason of death, resignation, disqualification, removal for cause, failure to elect or otherwise with respect to any director, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

Section 3. Number of Directors. The number of directors ~~which constitute the entire~~ constituting the Corporation’s Board of Directors ~~of the Corporation shall be designated in the by-laws of the Corporation~~shall be determined by the Board of Directors, from time to time. No decrease in the number of directors constituting the whole board shall shorten the term of any incumbent director.

ARTICLE SEVEN

The Board of Directors shall have the power and authority: (i) to adopt, amend or repeal the Corporation’s by-laws, subject only to such limitations, if any, as may be from time to time imposed by other provisions of this Restated Certificate, by law, or by the Corporation’s by-laws; and (ii) to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgages, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Corporation, including after-acquired property, and to exercise all of the powers of the Corporation in connection therewith.

ARTICLE EIGHT

Section 1. Stockholder Action by Written Consent in Lieu of Meeting.

Any action required or permitted to be taken by stockholders for or in connection with any corporate action may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

If action is taken by unanimous consent of stockholders, the writing or writings comprising such unanimous consent shall be filed with the records of the meetings of stockholders.

If action is taken by less than unanimous consent of stockholders and in accordance with the foregoing, there shall be filed with the records of the meetings of stockholders the writing or writings comprising such less than unanimous consent and a certificate signed and attested to by the Secretary of the Corporation that prompt notice was given to all stockholders of the taking of such action without a meeting and by less than unanimous written consent.

In the event that the action which is consented to is such as would have required the filing of a certificate under any of the provisions of the DGCL, if such action had been voted upon by the stockholders at a meeting thereof, the certificate filed under such provision shall state that written consent has been given under Section 228 of said DGCL, in lieu of stating that the stockholders have voted upon the corporate action in question, if such last mentioned statement is required thereby.

~~Effective as of the IPO Closing, any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders in which such action is properly brought before such meeting, and not by written consent in lieu of such a meeting~~Section 2. Special Meetings of Stockholders. Special meetings of stockholders may be called only by the Chairperson of the Board of Directors, the ~~President, or a majority~~ Chief Executive Officer, or by members of the Board of Directors constituting at least twenty-five percent (25%) of the directors of the Corporation then in office.

ARTICLE NINE

The affirmative vote of the holders of at least ~~sixty-seven percent (67%)~~ a majority of the outstanding voting power of stock of the Corporation entitled to vote thereon (in addition to ~~any separate class vote that may in the future be required pursuant to the terms of any outstanding Undesignated Preferred Stock~~the affirmative vote of the holders of at least a majority of the outstanding voting power of stock of each class entitled to vote thereon as a class) shall be required to amend ~~or repeal the provisions of Articles Four (only to the extent it relates to the authority of the Board of Directors to issue shares of Undesignated Preferred Stock in one or more series, the terms of which may be determined by the Board of Directors), Six, Seven, Eight, Nine, Ten or Twelve of~~ this Restated Certificate or to reduce the numbers of authorized shares of Common Stock or ~~Undesignated~~ Preferred Stock.

ARTICLE TEN

Section 1. Limitation of Liability. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Ten shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit.

Section 2. Indemnification. The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL and as further provided in the Corporation’s by-laws, each as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom.

Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article Ten, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors.

The indemnification rights provided in this Article Ten (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article Ten.

Section 3. Merger or Consolidation. For purposes of this Article Ten, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Ten with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

Section 4. Amendment or Repeal. No amendment to or repeal of this Article Ten shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

ARTICLE ELEVEN

The Board of Directors, when considering a tender offer or merger or acquisition proposal, may take into account factors in addition to potential short-term economic benefits to stockholders, including without limitation (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Corporation’s capital stock, the estimated current value of the Corporation in a freely negotiated transaction, and the estimated future value of the Corporation as an independent entity and (ii) the impact of such a transaction on the employees, suppliers, and customers of the Corporation and its effect on the communities in which the Corporation operates.

ARTICLE TWELVE

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[The remainder of this page is left intentionally blank.]

Executed on ~~October 20, 2010~~____________________, 2014.

BODY CENTRAL CORP.

By:	~~/s/ B. Allen Weinstein~~
Name: ~~B. Allen Weinstein~~ Brian Woolf
Title: ~~President and~~ Chief Executive Officer

~~CERTIFICATE OF AMENDMENT~~

~~TO~~
~~THIRD AMENDED AND RESTATED~~
~~CERTIFICATE OF INCORPORATION OF~~
~~BODY CENTRAL CORP.~~
~~Body Central Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:~~
~~FIRST: The name of the Corporation is “Body Central Corp.” The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was August 1, 2006, originally incorporated under the name “Body Central Acquisition Corp.”, which was amended and restated with the Secretary of State of the State of Delaware on September 29, 2006 and further amended and restated on March 16, 2007, and further amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on October 13, 2010 and further amended and restated with the Secretary of State of the State of Delaware on October 20, 2010.~~
~~SECOND. That the Board of Directors of the Corporation adopted a resolution pursuant to Section 141(f) of the General Corporation Law of the State of Delaware (the “DGCL”), proposing and declaring advisable the amendment to Article Four-Section 1 of the Third Amended and Restated Certificate of Incorporation (the “Restated Certificate”) and directed that said amendment be submitted for the consideration of the Corporation’s stockholders at the next annual meeting thereof. Article Four-Section 1 of the Restated Certificate is hereby amended and restated in its entirety as follows:~~
~~“Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is fifty million (50,000,000) shares, consisting of:~~
~~(a) forty five million (45,000,000) shares of common stock, par value $.001 per share (“Common Stock”); and~~
~~(b) five million (5,000,000) shares of undesignated preferred stock, par value $.001 per share (the “Undesignated Preferred Stock”).~~
~~The following is a statement of the powers, designations, preferences, privileges, and relative rights in respect of each class of capital stock of the Corporation.”~~
~~THIRD: That thereafter, at the annual meeting of stockholders of the Corporation duly held on May 25, 2011, upon notice and in accordance with Section 222 of the DGCL, the necessary number of shares as required were voted in favor of the amendment.~~
~~FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.~~
~~FIFTH: At the Annual Meeting of the Stockholders of the Corporation, duly called and held, a majority of the shares of the outstanding Common Stock entitled to vote thereon were voted in favor of the amendment in accordance with Section 242 of the DGCL.~~
~~SIXTH: That this Certificate of Amendment of the Restated Certificate shall be effective on the date of filing with the Secretary ofthe State of Delaware.~~
~~IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this 25th day of May, 2011 and affirms the statements contained herein as true under penalty of perjury.~~

~~BODY CENTRAL CORP.~~

~~By:~~
~~B. Allen WeinsteinPresident and Chief Executive Officer~~

~~CERTIFICATE OF~~ DESIGNATIONS, PREFERENCES AND RIGHTS
OF THE
SERIES A-1 PREFERRED STOCK,
SERIES A-2 PREFERRED STOCK,
SERIES A-3 PREFERRED STOCK,
SERIES B-1 PREFERRED STOCK,
SERIES B-2 PREFERRED STOCK,
SERIES B-3 PREFERRED STOCK,
SERIES B-4 PREFERRED STOCK,
SERIES B-5 PREFERRED STOCK,
SERIES B-6 PREFERRED STOCK,
SERIES B-7 PREFERRED STOCK,
SERIES B-8 PREFERRED STOCK,
SERIES B-9 PREFERRED STOCK,
SERIES B-10 PREFERRED STOCK,
SERIES B-11 PREFERRED STOCK,
SERIES B-12 PREFERRED STOCK, AND
SERIES B-13 PREFERRED STOCK
OF
BODY CENTRAL CORP.

~~Pursuant to Section 151 of the~~
~~General Corporation Law of the State of Delaware~~

The Board of Directors (the “Board”) of Body Central Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “~~Corporation~~DGCL”~~), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board”) as required by Section 151 of the General Corporation Law of the State of Delaware at a meeting duly called and held on June 27~~), has, ~~2014:RESOLVED, that~~ pursuant to the provisions of Section 151 of the ~~General Corporation Law of the State of Delaware (the “DGCL”)~~ DGCL and the authority vested in the Board by the ~~Third Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on October 20, 2010~~ Corporation’s certificate of incorporation (the “Certificate of Incorporation”), ~~the Board hereby fixes and determines~~ fixed and determined the designation of, the number of shares constituting, and the rights, preferences, privileges, and qualifications, limitations and restrictions thereof, relating to, the initial sixteen (16) series of preferred stock, par value $0.001 per share, of the Corporation (the “Preferred Stock”), as follows:

1. Designation and Number of Shares. There shall hereby be created and established:

(a) a series of Preferred Stock of the Corporation designated as “Series A-1 Preferred Stock” (the “Series A-1 Preferred Stock”). The authorized number of shares of Series A-1 Preferred Stock shall be one (1) share;

(b) a series of Preferred Stock of the Corporation designated as “Series A-2 Preferred Stock” (the “Series A-2 Preferred Stock”). The authorized number of shares of Series A-2 Preferred Stock shall be one (1) share;

(c) a series of Preferred Stock of the Corporation designated as “Series A-3 Preferred Stock” (the “Series A-3 Preferred Stock”). The authorized number of shares of Series A-3 Preferred Stock shall be one (1) share;

(d) a series of Preferred Stock of the Corporation designated as “Series B-1 Preferred Stock” (the “Series B-1 Preferred Stock”). The authorized number of shares of Series B-1 Preferred Stock shall be one (1) share;

(e) a series of Preferred Stock of the Corporation designated as “Series B-2 Preferred Stock” (the “Series B-2 Preferred Stock”). The authorized number of shares of Series B-2 Preferred Stock shall be one (1) share;

(f) a series of Preferred Stock of the Corporation designated as “Series B-3 Preferred Stock” (the “Series B-3 Preferred Stock”). The authorized number of shares of Series B-3 Preferred Stock shall be one (1) share; and

(g) a series of Preferred Stock of the Corporation designated as “Series B-4 Preferred Stock” (the “Series B-4 Preferred Stock”). The authorized number of shares of Series B-4 Preferred Stock shall be one (1) share;

(h) a series of Preferred Stock of the Corporation designated as “Series B-5 Preferred Stock” (the “Series B-5 Preferred Stock”). The authorized number of shares of Series B-5 Preferred Stock shall be one (1) share;

(i) a series of Preferred Stock of the Corporation designated as “Series B-6 Preferred Stock” (the “Series B-6 Preferred Stock”). The authorized number of shares of Series B-6 Preferred Stock shall be one (1) share;

(j) a series of Preferred Stock of the Corporation designated as “Series B-7 Preferred Stock” (the “Series B-7 Preferred Stock”). The authorized number of shares of Series B-7 Preferred Stock shall be one (1) share;

(k) a series of Preferred Stock of the Corporation designated as “Series B-8 Preferred Stock” (the “Series B-8 Preferred Stock”). The authorized number of shares of Series B-8 Preferred Stock shall be one (1) share.

(l) a series of Preferred Stock of the Corporation designated as “Series B-9 Preferred Stock” (the “Series B-9 Preferred Stock”). The authorized number of shares of Series B-9 Preferred Stock shall be one (1) share;

(m) a series of Preferred Stock of the Corporation designated as “Series B-10 Preferred Stock” (the “Series B-10 Preferred Stock”). The authorized number of shares of Series B-10 Preferred Stock shall be one (1) share;

(n) a series of Preferred Stock of the Corporation designated as “Series B-11 Preferred Stock” (the “Series B-11 Preferred Stock”). The authorized number of shares of Series B-11 Preferred Stock shall be one (1) share;

(o) a series of Preferred Stock of the Corporation designated as “Series B-12 Preferred Stock” (the “Series B-12 Preferred Stock”). The authorized number of shares of Series B-12 Preferred Stock shall be one (1) share; and

(p) a series of Preferred Stock of the Corporation designated as “Series B-13 Preferred Stock” (the “Series B-13 Preferred Stock”). The authorized number of shares of Series B-13 Preferred Stock shall be one (1) share.

Each share of Series A Preferred Stock and Series B Preferred Stock shall have a par value of $0.001, a stated value of $1.00 and a liquidation preference of $1.00, as described herein.

2. Fractional Shares. The Corporation shall not issue any fractional shares of the Series A Preferred Stock. The Corporation may issue fractional shares of the Series B Preferred Stock.

3. Dividends. Neither the Series A Preferred Stock nor the Series B Preferred Stock shall be entitled to receive dividends from the Corporation.

4. Liquidation Preferences. Upon the dissolution, liquidation or winding up of the Corporation (a “Liquidation Event”), each Series A Holder and Series B Holder shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders on a pari passu basis with one another and before any payment or distribution shall be made on the Common Stock or on any other class of capital stock of the Corporation ranking junior to the Series A Preferred Stock and the Series B Preferred Stock upon a Liquidation Event, the amount of $1.00, payable in cash per share of Series A Preferred Stock and per share of Series B Preferred Stock. Neither the sale of all or substantially all of the assets or capital stock of the Corporation, nor the merger or consolidation of the Corporation into or with any Person or the merger or consolidation of any Person into or with the Corporation, shall be deemed to be a Liquidation Event for the purposes of this Section 4. After the payment to each Series A Holder and Series B Holder of the full preferential amount provided for in this Section 4, each such Series A Holder, as such, and Series B Holder, as such, shall have no right or claim to any of the remaining assets of the Corporation.

5. Board Rights.

(a) (i) Each Series A Holder, voting as a separate series, shall have the right to nominate and elect, and to subsequently remove and replace, one (1) director to the Board

(each, a “Series A Director” and collectively, the “Series A Directors”) at all times while the Investors, in the aggregate, beneficially own at least 7,714,285 Conversion Shares (as defined in the Securities Purchase Agreement) (as such number is adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date hereof) issued and issuable pursuant to the terms of the Notes, without regard to the Maximum Percentage, the Exchange Cap (as such terms are defined in the Notes) or any other limitations or restrictions on conversions set forth in the Notes.

(ii) Notwithstanding the foregoing, if the number of Conversion Shares beneficially owned by the Investors, in the aggregate, is less than 25,714,285 shares but equal to or greater than 15,428,571 shares, then two Series A Holders identified in the manner provided in this Section 5(a)(ii), each voting as a separate series in respect of their respective series of Series A Preferred Stock, shall have the right to elect one (1) Series A Director. The two Series A Holders that remain entitled to elect Series A Directors pursuant to this Section 5(a)(ii) shall be identified as follows: the Series A Holder with the greatest Sale Percentage (in comparison to each other Series A Holder that has rights under this Section 5(a)(i)) shall no longer have the right, as a holder of Series A Preferred Stock, to nominate and elect, and to remove and replace, a Series A Director. At the time such Series A Holder ceases to have the right to nominate and elect, and to remove and replace, a Series A Director, such Series A Holder’s share of Series A Preferred Stock shall automatically be redeemed by the Corporation for no consideration.

(iii) Notwithstanding the foregoing, if the number of Conversion Shares beneficially owned by the Investors, in the aggregate, is less than 15,428,571 shares but equal to or greater than 7,714,285 shares, then one Series A Holder identified in the manner provided in this Section 5(a)(iii), voting as a separate series in respect of such holder’s series of Series A Preferred Stock, shall have the right, to elect one (1) Series A Director. The Series A Holder that remains entitled to elect a Series A Director pursuant to this Section 5(a)(iii) shall be identified as follows: the Series A Holder with the greatest Sale Percentage (in comparison to the other Series A Holder that has rights under Section 5(a)(ii)) shall no longer have the right, as a holder of Series A Preferred Stock, to nominate and elect, and to remove and replace, a Series A Director. At the time such Series A Holder ceases to have the right to nominate and elect, and to remove and replace, a Series A Director, such Series A Holder’s share of Series A Preferred Stock shall automatically be redeemed by the Corporation for no consideration.

(iv) In the event a Series A Holder also holds shares of Common Stock that are not Conversion Shares (“Other Common Shares”) and such Series A Holder sells any shares of Common Stock, solely for purposes of the calculations set forth in this Section 5(a), such Series A Holder shall be deemed to have first sold all Other Common Shares before it shall be deemed to have sold any Conversion Shares.

(v) Notwithstanding the foregoing, if more than one Series A Holder has the same Sale Percentage for purposes of clauses (ii) or (iii) above, the Series A Holder that holds the least principal amount of Notes (as compared to such other Series A Holder(s)) shall be deemed to have the greatest Sale Percentage.

(b) Only the applicable Series A Holder shall be entitled to nominate an individual for election as a Series A Director (including in the event of any vacancy in the position of the applicable Series A Director), which election shall be determined by the affirmative vote of the applicable Series A Holder or, if applicable, by written consent without a meeting in accordance with this Certificate of Designations (the “Certificate of Designations”) and the DGCL, or, at any time when the directors have exclusive authority to elect a director to fill a vacancy, by vote of the directors. When a Series A Director is to be elected and will not be the successor to a Series A Director then in office, the directors shall, if the Board does not then have a vacancy, increase the number of directors constituting the full Board by one (1), and such vacancy (whether already existing or created by such increase in the number of directors) shall be filled by such Series A Director. Each Series A Director shall be a member of the Board until such Series A Director resigns or is removed or such Series A Director’s successor is nominated and elected, in each case in accordance with the provisions set forth in this Section 5, unless such Series A Director is again nominated and elected as a director to the Board pursuant to and in accordance with the terms of this Certificate of Designations. When a Series A Director is to be elected and will not be the successor to a Series A Director then in office, if the Board is then divided into classes with staggered terms, the class of directors in which such Series A Director shall serve shall be determined by vote of the directors. When a Series A Director is to be elected as the successor to a Series A Director then in office, if the Board is then divided into classes with staggered terms, such Series A Director shall serve in the class of directors in which such Series A Director’s predecessor served. Any vacancy created by the death, resignation, removal or disqualification of a Series A Director shall not be filled by any individual not nominated by the applicable Series A Holder, except in the event such Series A Holder has ceased to have the right to nominate and elect such Series A Director; provided that if any such Series A Director shall resign effective as of a future date, such Series A Director shall have the power to fill the vacancy resulting from his or her resignation, the vote thereon to take effect when such resignation becomes effective. Pursuant to Section 2(a) of Article Four of the Certificate of Incorporation and Section 141(k)(1) of the DGCL, any Series A Director, during his or her term of office, may be removed at any time, with or without cause, by and only by the applicable Series A Holder. At any meeting held for the purpose of electing or removing a Series A Director, or for the purpose of taking any action requiring a separate vote of the applicable series of Series A Preferred Stock, the presence in person or by proxy of the applicable Series A Holder shall constitute a quorum for the purpose of such election, removal or other action. In the event a Series A Holder ceases to have the right to nominate and elect the applicable Series A Director, such Series A Director shall continue to serve on the Board pursuant to the provisions of the bylaws of the Corporation (the “Bylaws”), other provisions of the Certificate of Designations and the Certificate of Incorporation until the next annual meeting for the election of directors in the class of directors, if any, in which such Series A Director serves or until such Series A Director resigns or is removed in the ordinary course in accordance with such provisions.

(c) Each Series A Director shall have the right to serve on each committee and sub-committee of the Board, unless (i) otherwise required by applicable law, or (ii) prohibited by FINRA rules regarding the composition of board committees or sub-committees, including the rules and interpretive guidance issued by FINRA regarding director independence.

(d) So long as any Series A Director serves on the Board, the Corporation shall obtain and maintain such director’s and officer’s insurance in such form, with such carrier and in such amounts as reasonably acceptable to the Series A Holders (the “D&O Insurance”). In the event the Corporation merges with another Person and is not the surviving corporation, or transfers all or substantially all of its assets to any Person or any other similar Fundamental Transaction (as defined in the Notes) occurs, the Corporation shall require, prior to the consummation of such transaction, that such successor entity deliver a written agreement, in form and substance reasonably satisfactory to the Series A Holders, assuming the Corporation’s obligations herein to maintain such D&O insurance with respect to the Series A Directors and to indemnify and advance expenses to such Series A Directors to the fullest extent permitted by Delaware law.

6. Voting Rights.

(a) Except as otherwise set forth herein and as required by applicable law, the Series A Holders, as such, shall not be entitled to any voting rights.

(b) Each Series B Holder, as such, shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which the Notes held by such Series B Holder are convertible on the applicable record date for the vote or consent of stockholders (or other applicable date of determination) pursuant to the terms and conditions of the Notes, but without regard to the Maximum Percentage and the Exchange Cap or any other limitations or restrictions on conversions set forth in the Notes and without regard to whether or not there are then a sufficient number of shares of Common Stock authorized for issuance upon conversion of the Notes.

(c) Each Series B Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting (and copies of proxy materials, consent solicitation statements and other information sent to stockholders in connection therewith), all in accordance with the Bylaws and the DGCL, and shall be entitled to vote or, if applicable, provide consent, together with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except as otherwise expressly required by law and except as required by the terms hereof to be submitted to a series vote of the applicable Series B Holders, in which case each Series B Holder only shall vote as a separate series.

7. Covenants. (a) In addition to any other rights provided by law, except where the vote or, if applicable, written consent of the holders of a greater number of shares is required by law, without first obtaining the affirmative vote at a meeting duly called for such purpose or, if applicable, the written consent without a meeting of the holders of each series of Series A Preferred Stock that is, or could reasonably be expected to be, adversely affected by each of the following actions, each voting as a separate series, the Corporation shall not (and the Corporation shall cause its Subsidiaries (as defined in the Securities Purchase Agreement) not to), directly or indirectly, whether by merger, consolidation, reorganization or otherwise:

(i) alter, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation, this Certificate of Designations, the Bylaws or any other organizational documents of the Corporation, or file any certificate of amendment of the Certificate of Incorporation (including any certificate of designations of, or certificate of amendment or other instrument with respect to, any series of preferred stock), if such action would adversely affect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the applicable Series A Preferred Stock or would adversely affect the rights, powers and preferences of the applicable Series A Holder in its capacity as such (in each case as determined by the applicable Series A Holder in its sole and absolute discretion), regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation, this Certificate of Designations, the Bylaws or other organizational documents of the Corporation or by merger, consolidation, reorganization or otherwise or, without limitation of the foregoing, authorize, approve, consent to, take or effect any transaction or series of transactions, whether by amendment to the Certificate of Incorporation, this Certificate of Designations, the Bylaws or other organizational documents of the Corporation, or by merger, consolidation, reorganization or otherwise, to cancel the outstanding shares of the applicable series of Series A Preferred Stock or to reclassify, convert or exchange such share into cash or other property (including securities) of the Corporation, or to otherwise adversely affect the rights, powers and preferences of any applicable series of Series A Preferred Stock or the rights of any applicable Series A Holder as such (in each case as determined by the applicable Series A Holder in its sole discretion);

(ii) by operation of law or otherwise, convert the Corporation into any other organizational form;

(iii) increase or decrease, or authorize the increase or decrease of, the authorized number of shares of the applicable series of Series A Preferred Stock;

(iv) except as may be required under Section 5(b), increase or decrease, or authorize the increase or decrease of, the number of members of the Board as of the Subscription Date (which is five (5) as of such date) or of any committee or subcommittee thereof as of such date (the number of each of which, as of the Subscription Date, shall be as set forth in a written instrument provided by the Corporation to each Series A Holder on such date);

(v) elect, appoint or remove any person as Chairman of the Board, or elect, appoint any person to, or remove any person from, any office, however designated, that would confer upon the holder of such office powers and authority similar to those customarily vested in the person having the title of chairman of the board;

(vi) create, designate or establish any committee of the Board or subcommittee thereof; change, alter or amend the powers, authorities or duties of any such committee or subcommittee; terminate or abolish any such committee or subcommittee; or elect, appoint or remove any member of, or fill any vacancy on, any such committee or subcommittee; or

(vii) authorize, approve, consent to, or enter into any agreement with respect to, any of the foregoing, directly or indirectly, or authorize, approve, consent to, cause or permit any Subsidiary of the Corporation, directly or indirectly, to take any actions described in clauses (i) through (vi) above.

(b) In addition to any other rights provided by law, except where the vote or, if applicable, written consent of the holders of a greater number of shares is required by law, without first obtaining the affirmative vote at a meeting duly called for such purpose or, if applicable, the written consent without a meeting of the holders in the aggregate of a majority in voting power of all of the Series B Preferred Stock, voting together as if they were a single class of securities, the Corporation shall not (and the Corporation shall cause its Subsidiaries (as defined in the Securities Purchase Agreement) not to), directly or indirectly, whether by merger, consolidation, reorganization or otherwise:

(i) alter, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation, this Certificate of Designations, the Bylaws or any other organizational documents of the Corporation, or file any certificate of amendment of the Certificate of Incorporation (including any certificate of designations of, or certificate of amendment or other instrument with respect to, any series of preferred stock), if such action would adversely affect the preferences, rights, privileges or powers, or restrictions provided for the benefit of the Series B Preferred Stock or would adversely affect the rights, powers and preferences of any Series B Holder in its capacity as such (in each case as determined by a majority of the aggregate voting power of the Series B Holders in their sole and absolute discretion), regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation, this Certificate of Designations, the Bylaws or other organizational documents of the Corporation or by merger, consolidation, reorganization or otherwise or, without limitation of the foregoing, authorize, approve, consent to, take or effect any transaction or series of transactions, whether by amendment to the Certificate of Incorporation, this Certificate of Designations, the Bylaws or other organizational documents of the Corporation, or by merger, consolidation, reorganization or otherwise, to cancel the outstanding shares of any series of Series B Preferred Stock or to reclassify, convert or exchange such share into cash or other property (including securities) of the Corporation, or to otherwise adversely affect the rights, powers and preferences of any series of Series B Preferred Stock or the rights of any Series B Holder as such (in each case as determined by the majority of the aggregate voting power of the Series B Holders in their sole discretion);

(ii) increase or decrease, or authorize the increase or decrease of, the authorized number of shares of any series of Series B Preferred Stock; or

(iii) authorize, approve, consent to, or enter into any agreement with respect to, any of the foregoing, directly or indirectly, or authorize, approve, consent to, cause or permit any Subsidiary of the Corporation, directly or indirectly, to take any actions described in clauses (i) through (ii) above.

Notwithstanding the foregoing, if any of the actions contemplated in Section 7(b) above would comply with the foregoing but disproportionately, materially and adversely affects the rights, powers and preferences of any Series B Holder relative to the comparable rights, powers and preferences of the other Series B Holders, such action shall also require the prior written consent of such adversely affected Series B Holder.

8. Transfer. The shares of the Series A Preferred Stock shall not be transferable, except to an affiliate of the applicable Series A Holder. A Series B Holder may transfer its share (including fractional shares) of Series B Preferred Stock in whole, or in part, and the accompanying rights hereunder held by such Series B Holder without the consent of the Corporation; provided, that a share of Series B Preferred Stock shall only be transferable in conjunction with, and in proportion to, a transfer of Notes held by such Series B Holder; provided, further, that such transfer is in compliance with applicable securities laws. If a Series B Holder transfers Series B Preferred Stock in whole or in part, the Corporation agrees, upon the request of such transferor, to authorize a new series of Preferred Stock with rights, preferences, privileges, and restrictions substantially identical to those of the Series B Preferred Stock being transferred, and, upon the request of such transferor, to exchange the Series B Preferred Stock being transferred for the same number of shares or fractional shares of such newly authorized Series B Preferred Stock. The Corporation shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any Series B Holder may reasonably request in order to carry out the intent and accomplish the purposes of this Section 8.

9. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificate representing a share of Series A Preferred Stock or share of Series B Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Series A Holder or Series B Holder, as applicable, to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and date.

10. Remedies. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under the Certificate of Incorporation, the Bylaws, any other organizational documents of the Corporation and any of the other Transaction Documents (as defined in the Securities Purchase Agreement), at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Series A Holder’s or Series B Holder’s right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation covenants to each Series A Holder and Series B Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Series A Holders and Series B Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore acknowledges and agrees that, in the event of any such breach or threatened breach, the Series A Holders and Series B Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. Upon any request made by a Series A Holder or a Series B Holder to the Corporation, the Corporation shall promptly (and in any event within 48 hours) provide all requested information and documentation to such Series A Holder or Series B Holder, as applicable, to enable such Series A Holder or Series B Holder, as applicable, to confirm the Corporation’s compliance with the terms and conditions of this Certificate of Designations or to assert or exercise the rights, powers or privileges of a Series A Holder or a Series B Holder, as applicable, hereunder.

11. Noncircumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action (in each case, whether directly by the Corporation or indirectly through any Subsidiary of the Corporation), avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all actions as may be required to protect the rights of the Series A Holders and the Series B Holders.

12. Failure or Indulgence Not Waiver. No failure or delay on the part of any Series A Holder or Series B Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Corporation and the Series A Holders and the Series B Holders and shall not be construed against any Person as the drafter hereof.

13. Notices. The Corporation shall provide the Series A Holders and the Series B Holders with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given to a Series A Holder or a Series B Holder under this Certificate of Designations, unless otherwise provided herein, such notice must be to such Series A Holder or Series B Holder in writing and shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

14. Series A Preferred Stock and Series B Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Series A Holders and Series B Holders), a register for the Series A Preferred Stock and the Series B Preferred Stock, in which the Corporation shall record the name, address, electronic mail address and facsimile number of the Person in whose name the shares of Series A Preferred Stock and shares of Series B Preferred Stock has been issued, as well as the name, address, electronic mail address and facsimile number of each transferee. The Corporation may treat the Person in whose name any share of Series A Preferred Stock or Series B Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers. The Corporation shall keep the register open and available at all times during business hours for inspection by any Series A Holder and Series B Holder or its legal representatives

15. Redemption and Conversion Rights.

(a) Each share of Series A Preferred Stock and share of Series B Preferred Stock shall be redeemable for the amount of $1.00, payable in cash, per share at the written election of the applicable Series A Holder or Series B Holder, as applicable. Except as otherwise explicitly contemplated in Sections 5(a)(ii) and (iii) above, no shares of Series A Preferred Stock or Series B Preferred Stock shall be redeemable at the Corporation’s option.

(b) No shares of Series A Preferred Stock or Series B Preferred Stock shall be convertible either at the Corporation’s option or at the option of the Series A Holder or Series B Holder, as applicable, into shares of capital stock or other securities of the Corporation.

16. Actions Prohibited by Law. To the extent the Corporation is prohibited by law from taking any action specified in this Certificate of Designations to give effect to the rights, powers or privileges of any Series A Holder or Series B Holder, the Corporation shall, upon the request of such Series A Holder or Series B Holder, in addition to any other requirements of this Certificate of Designations, take such actions as may be reasonably requested by such Series A Holder or Series B Holder to implement a valid and enforceable provision that is a reasonable substitute for the prohibited provision in order to give the maximum effect to the intent of the Corporation and such Series A Holder or Series B Holder, as applicable, to observe the rights, powers and privileges of such Series A Holder or Series B Holder, as applicable (the “Amended Provision”). The Corporation shall take any action necessary or appropriate, to the extent reasonably within its control, to cause this Certificate of Designations to be amended to include the Amended Provision.

17. Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a) “affiliate” with respect to any Person shall mean any Person controlling, controlled by or under common control or common investment management with such Person.

(b) “Closing Date” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(c) “Common Stock” means (i) the Corporation’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification or conversion of such common stock.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(e) “Investors” shall collectively mean the Buyers (as defined in the Securities Purchase Agreement) and their affiliates.

(f) “Notes” shall have the meaning as set forth in the Securities Purchase Agreement.

(g) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(h) “Sale Percentage” means the percentage of the Conversion Shares that were sold by a Series A Holder to non-affiliates from the Closing Date to the applicable date of determination.

(i) “SEC” means the United States Securities and Exchange Commission.

(j) “Securities Purchase Agreement” means that certain securities purchase agreement by and among the Corporation and the other parties listed thereto, dated as of the Subscription Date, as may be amended from time in accordance with the terms thereof.

(k) “Series A Holder” means each holder of record of a share of Series A-1 Preferred Stock, Series A-2 Preferred Stock or Series A-3 Preferred Stock.

(l) “Series A Preferred Stock” means, collectively, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Series A-3 Preferred Stock.

(m) “Series B Holder” means each holder of record of a share (or fraction thereof) of the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, Series B-4 Preferred Stock, Series B-5 Preferred Stock, Series B-6 Preferred Stock, Series B-7 Preferred Stock, Series B-8 Preferred Stock, Series B-9 Preferred Stock, Series B-10 Preferred Stock, Series B-11 Preferred Stock, Series B-12 Preferred Stock and Series B-13 Preferred Stock.

(n) “Series B Preferred Stock” means, collectively, the Series B-1 Preferred Stock, Series B-2 Preferred Stock,, Series B-3 Preferred Stock, Series B-4 Preferred Stock, Series B-5 Preferred Stock, Series B-6 Preferred Stock, Series B-7 Preferred Stock, Series B-8 Preferred Stock, Series B-9 Preferred Stock, Series B-10 Preferred Stock, Series B-11 Preferred Stock, Series B-12 Preferred Stock and Series B-13 Preferred Stock.

(o) “Subscription Date” means June 27, 2014.

* * * * *

~~IN WITNESS WHEREOF, Body Central Corp. has caused this Certificate of Designations to be signed by its Chief Executive Officer this 27th day of June, 2014.~~

~~BODY CENTRAL CORP.~~

~~By:~~	~~/s/ Brian Woolf~~
~~Name: Brian Woolf~~
~~Title: Chief Executive Officer~~

APPENDIX B

BODY CENTRAL CORP.
~~SECOND~~ THIRD AMENDED AND RESTATED
2006 EQUITY INCENTIVE PLAN

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS
The name of the plan is the Body Central Corp. ~~Second~~ Third Amended and Restated 2006 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Body Central Corp. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its businesses to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
The following terms shall be defined as set forth below:
“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Performance Share Awards ~~and Dividend Equivalent Rights~~.
“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company.
“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.
“Cause” shall mean, with respect to any grantee, unless otherwise provided in an employment agreement or Award Certificate between the Company and such grantee, a determination by the Administrator that the grantee shall be dismissed as a result of any material breach by the grantee of any agreement between the grantee and the Company; (ii) the conviction of, indictment for or plea of nolo contendere by the grantee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the grantee of the grantee’s duties to the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Consultant” means any natural person that provides bona fide services to the Company, and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.
“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.
~~“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.~~
“Effective Date” means the date on which the Plan is approved by stockholders as set forth in Section ~~21~~20.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
~~“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market or another national securities exchange, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.~~
“Fair Market Value” of a share of Stock on any given date shall be (i) the closing price of a share of Stock as of such date on the principal established stock exchange or national market system on which the Stock is then traded (or, if there is no trading in the Stock as of such date, the closing price of a share of Stock on the most recent date preceding such date on which trades of the Stock were recorded), or (ii) if the shares of Stock are not then traded on an established stock exchange or national market system but are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market as of such date (or, if there are no closing bid and asked prices for the shares of Stock as of such date, the average of the closing bid and the asked prices for the shares of Stock on the most recent date preceding such date on which such closing bid and asked prices are available on such over-the-counter market), or (iii) if the shares of Stock are not then listed on a national securities exchange or national market system or traded in an over-the-counter market, the price of a share of Stock as determined by the Administrator in its discretion in a manner consistent with Section 409A of the Code and Treasury Regulation 1.409A-1(b)(5)(iv), as well as any successor regulation or interpretation.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.
“Performance-Based Award” means any Restricted Stock Award, Restricted Stock Units, Performance Share Award or Cash-Based Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.
“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: net income, operating income, income from continuing operations, net sales, cost of sales, revenue, gross income, earnings (including before taxes and/or interest and/or depreciation and amortization), net earnings per share of Stock (including diluted earnings per share), price per share of Stock, cash flow, net cash provided by operating activities, net cash provided by operating activities less net cash used in investing activities, net operating profit, pre-tax profit, ratio of debt to debt plus equity, return on stockholder equity, total stockholder return, return on capital, return on assets, return on equity, return on investment, return on revenues, operating working capital, working capital as a percentage of net sales, cost of capital, average accounts receivable, economic value added, performance value added, customer satisfaction, customer loyalty and/or retention, market share, cost structure reduction, cost savings, operating goals, operating margin, profit margin, sales performance, comparable store sales and internal revenue growth, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee may appropriately adjust any evaluation performance under a Performance Criterion to exclude any of the following events that occurs during a Performance Cycle: (i) asset write-downs or impairments, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reporting results, (iv) accruals for reorganizations and restructuring programs, (v) any extraordinary non-recurring items, including those described in the Financial Accounting Standards Board’s authoritative guidance and/or in management’s discussion and analysis of financial condition of operations appearing the Company’s annual report to stockholders for the applicable year, and (vi) any other extraordinary items adjusted from the Company U.S. GAAP results.
“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Restricted Stock Units, Performance Share Award or Cash-Based Award, the vesting and/or payment of which is subject to the attainment of one or more Performance Goals. Each such period shall not be less than 12 months.
“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.
“Performance Share Award” means an Award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals.
“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.
“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.
“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Stock” means the Common Stock, par value $0.001 per share, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.
“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS
(a)Administration of Plan. The Plan shall be administered by the Administrator.
(b)Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i)to select the individuals to whom Awards may from time to time be granted;
(ii)to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Performance Share Awards ~~and Dividend Equivalent Rights~~, or any combination of the foregoing, granted to any one or more grantees;
(iii)to determine the number of shares of Stock to be covered by any Award;
(iv)to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;
(v)to accelerate at any time the exercisability or vesting of all or any portion of any Award, provided that the Administrator shall generally not exercise such discretion to accelerate awards subject to Sections 7 and 8 except in circumstances involving the grantee’s death, disability, retirement or termination of employment, or a change in control (including a Sale Event);
(vi)subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised;
(vii)at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.
(c)Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not Covered Employees. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.
(e)Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
(f)Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3.	STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION
(a)Stock Issuable. ~~The~~ Subject to adjustment as provided in this Section 3, the maximum number of shares of Stock reserved and available for issuance under the Plan shall be ~~the sum of (i) 500,000 shares plus (ii) the 2,046,209 shares of Stock that were previously reserved for issuance under the Plan~~8,846,209 shares, ~~subject to adjustment as provided in this Section 3~~all of which may be issued in the form of Incentive Stock Options. For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market or otherwise using cash proceeds from the exercise of Options, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than ~~150,000~~ 1,500,000 shares of Stock may be granted to any one individual grantee during any one calendar year period ~~and no more than 2,500,000 shares of Stock may be issued in the form of Incentive Stock Options~~. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.
(b)Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-Based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
(c)Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate or in any other written agreement between the Company and the grantee, all Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a

Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights; or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. In the event that provision is made in connection with the Sale Event for the assumption or continuation of Awards, or the substitution of such Awards with new Awards of the successor entity or parent thereof, then, except as the Committee may otherwise specify with respect to particular Awards in the relevant Award certificate or in any other agreement between the Company and the grantee, any Award so assumed or continued or substituted therefor with time-based vesting, conditions or restrictions shall be deemed vested and exercisable in full upon the date on which the grantee’s employment or service relationship with the Company and its subsidiaries or successor entity, as the case may be, terminates if such termination occurs (i) within 24 months after such Sale Event, and (ii) such termination is by the Company or its Subsidiaries or successor entity without Cause.

SECTION 4.	ELIGIBILITY
Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and Consultants of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.	STOCK OPTIONS
(a)Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.
Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.
Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.
(b)Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.
(c)Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.
(d)Exercisability Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.
(e)Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Option Award Certificate:
(i)In cash, by certified or bank check or other instrument acceptable to the Administrator;
(ii)Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
(iii)By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or
(iv)With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f)Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.	STOCK APPRECIATION RIGHTS
(a)Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
(b)Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.
(c)Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.
(d)Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator. The term of a Stock Appreciation Right may not exceed ten years.

SECTION 7.	RESTRICTED STOCK AWARDS
(a)Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.
(b)Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of performance goals, any dividends paid by the Company during the performance period shall accrue and shall not be paid to the grantee until and to the extent the performance goals are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c)Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section ~~18~~ 17 below, in writing after the Award is issued, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
(d)Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Notwithstanding the foregoing, in the event that any such Restricted Shares granted to employees shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event any such Restricted Shares granted to employees shall have a time-based restriction, the total restriction period with respect to such shares shall not be less than three years; provided, however, that Restricted Shares with a time-based restriction may become vested incrementally over such three-year period. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8.	RESTRICTED STOCK UNITS
(a)Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, in the event that any such Restricted Stock Units granted to employees shall have a performance-based goal, the restriction period with respect to such Award shall not be less than one year, and in the event any such Restricted Stock Units granted to employees shall have a time-based restriction, the total restriction period with respect to such Award shall not be less than three years; provided, however, that any Restricted Stock Units with a time-based restriction may become vested incrementally over such three-year period. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b)Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.
(c)Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with ~~Dividend Equivalent Rights~~ dividend equivalent rights with respect to the stock units underlying his Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.
(d)Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section ~~18~~ 17 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.	UNRESTRICTED STOCK AWARDS
Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10.	CASH-BASED AWARDS
Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified Performance Goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11.	PERFORMANCE SHARE AWARDS
(a)Nature of Performance Share Awards. The Administrator may grant Performance Share Awards under the Plan. A Performance Share Award is an Award entitling the grantee to receive shares of Stock upon the attainment of performance goals. The Administrator shall determine whether and to whom Performance Share Awards shall be granted, the performance goals, the periods during which performance is to be measured, which may not be less than one year except in the case of a Sale Event, and such other limitations and conditions as the Administrator shall determine.
(b)Rights as a Stockholder. A grantee receiving a Performance Share Award shall have the rights of a stockholder only as to shares of Stock actually received by the grantee under the Plan and not with respect to shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award Certificate (or in a performance plan adopted by the Administrator).
(c)Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section ~~18~~ 17 below, in writing after the Award is issued, a grantee’s rights in all Performance Share Awards shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 12.	PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES
(a)Performance-Based Awards. The Administrator may grant one or more Performance-Based Awards in the form of a Restricted Stock Award, Restricted Stock Units, Performance Share Awards or Cash-Based Award payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. Each Performance-Based Award shall comply with the provisions set forth below.
(b)Grant of Performance-Based Awards. With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.
(c)Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee’s Performance-Based Award.
(d)Maximum Award Payable. The maximum Performance-Based payable to any one Covered Employee under the Plan for a Performance Cycle is ~~100,000~~ 3,000,000 shares of Stock

(subject to adjustment as provided in Section 3(b) hereof) or $1,000,000 in the case of a Performance-Based Award that is a Cash-Based Award.

~~SECTION 13.~~	~~DIVIDEND EQUIVALENT RIGHTS~~
~~(a)    Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units, Restricted Stock Award or Performance Share Award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units or Performance Share Award shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.~~
~~(b)    Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.~~

SECTION 13.	~~SECTION 14.~~Transferability of Awards
(a)Transferability. Except as provided in Section ~~14(b~~13(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
(b)Administrator Action. Notwithstanding Section ~~14(a~~13(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.
(c)Family Member. For purposes of Section ~~14(b~~13(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse,

sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.
(d)Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 14.	~~SECTION 15.~~TAX WITHHOLDING
(a)Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
(b)Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due. The Administrator may also require Awards to be subject to mandatory share withholding up to the required withholding amount. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the Participants.

SECTION 15.	~~SECTION 16.~~Section 409A awards
To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 16.	~~SECTION 17.~~TERMINATION OF EMPLOYMENT, TRANSFER, LEAVE OF ABSENCE, ETC.
(a)Termination of Employment. If the grantee’s employer ceases to be a Subsidiary, the grantee shall be deemed to have terminated employment for purposes of the Plan.
(b)For purposes of the Plan, the following events shall not be deemed a termination of employment:
(i)a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or
(ii)an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 17.	~~SECTION 18.~~AMENDMENTS AND TERMINATION
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants of Stock Options, Stock Appreciation Rights or any other Awards or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section ~~18~~ 17 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

SECTION 18.	~~SECTION 19.~~STATUS OF PLAN
With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 19.	~~SECTION 20.~~GENERAL PROVISIONS
(a)No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.
(b)Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
(c)Stockholder Rights. Until Stock is deemed delivered in accordance with Section ~~20(b~~19(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.
(d)Other Compensation Arrangements: No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.
(e)Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.
(f)Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

SECTION 20.	~~SECTION 21.~~EFFECTIVE DATE OF PLAN
This Plan shall become effective upon stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 21.	~~SECTION 22.~~GOVERNING LAW
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS: ~~April 4~~July 17, 2014
DATE APPROVED BY STOCKHOLDERS:        , 2014

APPENDIX C
BODY CENTRAL CORP.
2014 EMPLOYEE STOCK PURCHASE PLAN
1.    Purpose. The purpose of the Body Central Corp. 2014 Employee Stock Purchase Plan (the “Plan”) is to promote the interest of Body Central Corp., a Delaware corporation (the “Company”) and its stockholders by providing employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. By encouraging stock ownership, the Company seeks to attract, retain and motivate employees and to encourage them to devote their best efforts to the business and financial success of the Company. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed in a manner consistent with the requirements of that section of the Code.
2.    Definitions. For purposes of the Plan, the following capitalized terms shall have the following meanings:
2.1    “Account” means an account referred to in Section 6.2 of the Plan.
2.2    “Board of Directors” or “Board” means the Board of Directors of the Company.
2.3    “Code” means the Internal Revenue Code of 1986, as amended.
2.4    “Committee” means the Compensation Committee of the Board of Directors, or such other committee of members of the Board appointed by the Board, authorized under Section 14 to administer the Plan and to perform the functions assigned to the Committee under the Plan.
2.5    “Common Stock” means the common stock, $0.001 par value, of the Company.
2.6    “Company” means Body Central Corp., a Delaware corporation.
2.7    “Compensation” means, for any pay period, the gross cash compensation payable to an Employee for such period, including base salary, commissions, bonuses and incentive payments, but excluding severance and non-cash compensation. Any pre-tax contributions made to a Company 401(k) plan or “cafeteria plan” pursuant to Section 125 of the Code shall be treated as Compensation for purposes of the Plan.
2.8    “Designated Subsidiary” means any Subsidiary that has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.
2.9    “Employee” means any individual who is an employee of the Employer; provided, however, Employees who have been employed less than ninety days by the Employer, Employees whose customary employment with the Employer is twenty (20) hours or less per week, and Employees whose customary employment with the Employer is for not more than five (5) months in any calendar year shall not be deemed Employees for the purposes of this Plan. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Employer. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

2.10    “Employer” means the Company and any Designated Subsidiary.
2.11    “Enrollment Date” means the first Trading Day of each Offering Period.
2.12    “Exercise Date” means the last Trading Day of each Offering Period.
2.13    “Fair Market Value” of a share of Common Stock shall be, as applied to a specific date (the “Valuation Date”) (i) the closing price of a share of Common Stock on the most recent date preceding the Valuation Date on which trades of the Common Stock were recorded on the principal established stock exchange or national market system on which the Common Stock is then traded, or (ii) if the shares of Common Stock are not then traded on an established stock exchange or national market system but are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market on the most recent date preceding such Valuation Date on which such closing bid and asked prices are available on such over-the-counter market or (iii) if the shares of Common Stock are not then listed on a national securities exchange or national market system or traded in an over-the-counter market, the price of a share of Common Stock as determined by the Committee in its discretion in a manner consistent with Section 409A of the Code and Treasury Regulation 1.409A-1(b)(5)(iv), as well as any successor regulation or interpretation.
2.14    “Highly Compensated Employee” has the same meaning as the term is used in Section 414(q) of the Code.
2.15    “Offering Periods” means the period of approximately three (3) months during which an Option shall be granted and may be exercised pursuant to the Plan, commencing on the first Trading Day on or after January 1st, April 1st, July 1st and October 1st of each year and terminating on the last Trading Day before the commencement of the next Offering Period. Subject to the approval of the Plan by the stockholders of the Company, the first Offering Period shall commence on October 1, 2014 and continue until December 31, 2014. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.
2.16    “Option” means an Option to purchase shares of Common Stock under the Plan, as set forth in Section 7 of the Plan.
2.17    “Participant” means an eligible employee who becomes a participant of the Plan in accordance with Section 5.1 of the Plan.
2.18    “Plan” means this Body Central Corp. 2014 Employee Stock Purchase Plan.
2.19    “Purchase Price” for each Offering Period means 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period or 85% of the volume weighted average Fair Market Value for a share of Common Stock for such Offering Period, whichever is lower; provided, however, that in the event 85% of the volume weighted average Fair Market Value for a share of Common Stock for such Offering Period is lower than 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date for such Offering Period, and is lower than 85% of the Fair Market Value of a share of Common Stock on the Exercise Date for such Offering Period, the Purchase Price for such Offering Period shall be 85% of the Fair Market for a share of Common Stock on the Exercise Date; provided further, however, that the Purchase Price may be adjusted by the Board pursuant to Section 20.

2.20    “Reserves” means the number of shares of Common Stock covered by each Option under the Plan that have not yet been exercised and the number of shares of Common Stock that have been authorized for issuance under the Plan but not yet placed under Option.
2.21    “Subsidiary” has the meaning set forth for “subsidiary corporation” in Section 424(f) of the Code, whereby a Subsidiary means any corporation (other than the employer corporation) in an unbroken chain of corporations beginning with the employer corporation if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
2.22    “Trading Day” means a day on which (i) the principal established stock exchange or national market system on which the Common Stock is then traded is then open for trading, or (ii) if the shares of Common Stock are not then traded on an established stock exchange or national market system but are then traded in an over-the-counter market, a day on which trades may be made on such over-the-counter market.
3.    Eligibility.
3.1    Any Employee who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan.
3.2    Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an Option under the Plan: (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to section 424(d) of the Code) would own stock of the Company and/or hold outstanding Options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the stock of the Company or of any Subsidiary; (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrues at a rate which exceeds Twenty Thousand Dollars ($20,000) of fair market value of such stock (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time; or (iii) if he or she has received a hardship withdrawal from the Company’s 401(k) plan within the preceding six (6) months.
4.    Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing and ending as set forth in Section 2.1, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.
5.    Participation.
5.1    An eligible Employee may become a Participant in the Plan by completing a Subscription Agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company’s payroll office prior to the applicable Enrollment Date.
5.2    Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date (provided that the Company has received the Participant’s Subscription Agreement) and shall end on the last payroll in the Offering Period to which such Subscription Agreement is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.

6.    Payroll Deductions.
6.1    At the time a Participant files his or her Subscription Agreement, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount equal to any whole percentage (not exceeding fifteen percent (15%)) of the Compensation that he or she receives on each payday during the Offering Period; provided, however, that a Participant may elect to have payroll deductions in an amount equal to any whole percentage up to one-hundred percent (100%) of any bonus that he or she receives during the Offering Period.
6.2    All payroll deductions made for a Participant shall be credited to his or her Account under the Plan. A Participant may not make any additional payments into such Account. Accounts shall be mere bookkeeping entries on the Company’s books and records. Amounts credited to Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. No interest or other earnings shall be paid or credited with respect to payroll deductions or any amounts accumulated in or credited to a Participant’s Account.
6.3    A Participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing and filing with the Company a new Subscription Agreement authorizing a change in payroll deduction rate. The Committee may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new Subscription Agreement. A Participant’s Subscription Agreement shall remain in effect for successive Offering Periods unless a new Subscription Agreement is filed by the Participant prior to the commencement of such Offering Period or the then existing Subscription Agreement is terminated as provided in Section 10 hereof.
6.4    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3.2 hereof, a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such Participant’s Subscription Agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10 hereof.
6.5    At the time the Option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the Option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s Compensation or other remuneration payable to the Participant the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.
7.    Grant of Option. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an Option to purchase on the Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Participant’s Account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3.2 and 13 hereof. No fractional shares shall be purchased; any payroll deductions accumulated in a Participant’s Account which are not sufficient to purchase a full share shall be retained in the Participant’s Account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10 hereof. Exercise of the Option shall occur as provided in Section 8 hereof, unless the Participant has withdrawn pursuant to Section 10 hereof. The Option shall expire on the last day of the Offering Period.
8.    Exercise of Option.
8.1    Unless a Participant withdraws from the Plan as provided in Section 10 hereof, his or her Option with respect to an Offering Period shall be exercised automatically on the Exercise Date of such Offering Period, and the maximum number of full shares subject to Option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions credited to his or her Account. No fractional shares shall be purchased; any payroll deductions accumulated in a Participant’s Account which are not sufficient to purchase a full share shall be retained in the Participant’s Account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10 hereof. Any other monies left over in a Participant’s Account after the Exercise Date shall be returned to the Participant. During a Participant’s lifetime, a Participant’s Option to purchase shares hereunder is exercisable only by him or her.
8.2    If the Board or the Committee determines that, on a given Exercise Date, the number of shares with respect to which Options are to be exercised may exceed: (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period; or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Board may in its sole discretion: (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants, and continue all Offering Periods then in effect; or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s shareholders subsequent to such Enrollment Date.
9.    Delivery. Shares purchased under the Plan by a Participant will be credited to and held under a stock purchase account in the Participant’s name maintained by such brokerage or other third-party firm as is designated by the Committee. Any and all stock dividends with respect to shares of Common Stock credited to a Participant’s stock purchase account shall be paid directly to each Participant. A Participant may, by notice to the Company’s applicable human resources location (or such other designee as established by the Committee) elect to have such cash dividends reinvested in shares of Common Stock. Any shares purchased with such dividend proceeds shall be purchased on the open market by such brokerage firm on the Participant’s behalf (subject to applicable Company policies) and such shares shall not count in determining the maximum number of shares of Common Stock available for issuance under the Plan under Section 13, nor shall such shares count against the maximum number of shares that may be purchased by a Participant under Section 8. Subject to such restrictions, limitations and procedures as may be prescribed by the Committee, a Participant may withdraw shares in his or her stock purchase account from time to time. As soon as administratively practicable following termination of participation pursuant to Section 11, all shares credited to the Participant’s stock purchase account shall be delivered to the Participant (or to the Participant’s beneficiary or estate in the event of Participant’s death), except to the extent that the Participant (or the Participant’s beneficiary or estate in the event of Participant’s death) elects to have such stock purchase account paid in cash.

10.    Withdrawal.
10.1    A Participant may withdraw all but not less than all the payroll deductions credited to his or her Account and not yet used to exercise his or her Option under the Plan at any time by giving written notice to the Company in the form of Exhibit B to this Plan or in such other manner prescribed by the Committee. All of the Participant’s payroll deductions credited to his or her Account shall be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s Option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period by such Participant. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the Participant delivers to the Company a new Subscription Agreement.
10.2    A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.
11.    Termination of Employment. Upon a Participant’s ceasing to be an Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such Participant’s Account during the Offering Period but not yet used to exercise the Option shall be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such Participant’s Option shall be automatically terminated.
12.    Interest. No interest or other earnings shall accrue on the payroll deductions of a Participant in the Plan.
13.    Stock.
13.1    Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 1,500,000 shares.
13.2    A Participant shall have no ownership interest or voting right in shares covered by his or her Option until such Option has been exercised and the shares purchased as a result thereof have been delivered.
13.3    Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant or in the name of the Participant and his or her spouse jointly with the right or survivorship.
13.4    Notwithstanding anything contained in the Plan to the contrary, effective with respect to Common Stock purchased under the Plan, such shares of Common Stock cannot be transferred or otherwise disposed of until the expiration of a period of twelve (12) months following the Exercise Date on which such shares of Common Stock were purchased. This restriction applies to all Participants, all former Participants who have terminated employment with the Employer, and anyone else who might have an interest in the shares of Common Stock, including without limitation a Participant’s beneficiary, spouse, former spouse and/or legal representative.
14.    Administration. The Plan shall be administered by the Committee. The Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Committee shall, to the full extent permitted by law, be final and binding upon all parties. The Committee may retain the services of an outside firm to serve as its agent in administering the Plan on a day-to-day basis. No member of the Board or the Committee shall be liable for any act done or omitted to be done by such member or by any other member of the Board or the Committee in connection with the Plan, except for such member’s own willful misconduct or as expressly provided by statute.
15.    Designation of Beneficiary.
15.1    A Participant, in his or her Subscription Agreement, may designate a beneficiary who is to receive any shares and cash, if any, from the Participant’s Account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the Option is exercised but prior to delivery to such Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s Account under the Plan in the event of such Participant’s death prior to exercise of the Option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.
15.2    Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
16.    Transferability. Neither payroll deductions credited to a Participant’s Account nor any rights with regard to the exercise of an Option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
17.    Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
18.    Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.
19.    Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.
19.1    Changes in Capitalization. Subject to any required action by the shareholders of the Company, the Reserves, the maximum number of shares each Participant may purchase each Purchase Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each Option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.
19.2    Dissolution or Liquidation. Unless provided otherwise by the Board, in the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall terminate immediately prior to the consummation of such proposed dissolution or liquidation and a cash amount shall be paid to each Participant that is equal to the amount of his or her Account.
19.3    Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Board may terminate any Offering Period then in progress by returning all payroll deductions credited to Participants for such Offering Period, or the Board may, in its discretion, terminate any Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Board shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
20.    Amendment or Termination.
20.1    The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect Options previously granted, provided that an Offering Period may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any Option theretofore granted which adversely affects the rights of any Participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.
20.2    Without shareholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Board (or the Committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board (or its Committee) determines in its sole discretion advisable which are consistent with the Plan.
20.3    In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
20.3.1    Altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;
20.3.2    Shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and
20.3.3    Allocating shares.
Such modifications or amendments shall not require stockholder approval or the consent of any Plan Participants.
21.    Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
22.    Term of Plan. The Plan shall become effective upon its adoption by the Board, subject to approval by the shareholders of the Company.
23.    No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares of Common Stock under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an employee’s employment at any time.
24.    No Effect Upon Benefits. Neither the grant nor the exercise of any Option hereunder will affect the benefits under any benefit plan of the Employer, and no amount or benefit granted or received hereunder shall be considered compensation for any purposes of any other benefit plan or program of the Employer.
25.    Trading Policy Restrictions. Option exercises under the Plan shall be subject to the terms and conditions of any insider trading policy established by the Company.
26.    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
27.    Equal Rights and Privileges. All eligible employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of the Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company or the Committee, be reformed to comply with the requirements of Section 423. This Section 27 shall take precedence over all other provisions in the Plan.
28.    Governing Law. Without regard to conflict of law principles, the laws of the State of Delaware will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

Exhibit A
BODY CENTRAL CORP.

2014 EMPLOYEE STOCK PURCHASE PLAN
SUBSCRIPTION AGREEMENT
Original Application Enrollment Date: ______________
__________ Change in Payroll Deduction Rate
__________ Change of Beneficiary(ies)

1.
I hereby elect to participate in the Body Central Corp. 2014 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) and subscribe to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Employee Stock Purchase Plan.

2.
I hereby authorize payroll deductions from each paycheck in the amount of ____% of my covered cash Compensation on each payday (FROM 1 TO 15%) during the Offering Period in accordance with the Employee Stock Purchase Plan. (Please note that no fractional percentages are permitted.). Notwithstanding the foregoing, I hereby authorize payroll deduction from each bonus paid during the Offering Period in the amount of ____% (FROM 0 TO 100%) in accordance with the Employee Stock Purchase Plan.

3.
I understand that these payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Employee Stock Purchase Plan and that all of my payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. I understand that no interest or other earnings will accrue on my payroll deductions.

4.	I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my Option.

5.
I have received and read the Prospectus for the Plan and am subscribing for the purchase shares of the Company’s Common Stock after having considered the risks associated with an investment in such Common Stock. I have received a copy of the complete Employee Stock Purchase Plan. I understand that my participation in the Employee Stock Purchase Plan is in all respects subject to the terms of the Plan.

6.	I understand that my ability to exercise the Option under this Subscription Agreement is subject to shareholder approval of the Employee Stock Purchase Plan.

7.	Shares purchased for me under the Employee Stock Purchase Plan should be issued in the name(s) of (Employee or Employee and Spouse only):_______________________.

8.
I understand that if I dispose of any shares received by me pursuant to the Plan within 2 years after the Enrollment Date (the first day of the Offering Period during which I purchased such shares) or one year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the amount I received in such disposition over the price which I paid for the shares. I hereby agree to notify the Company in writing within 30 days after the date of any disposition of my shares and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of: (l) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares; or (2) the excess of the fair market value of the shares at the time the Enrollment Date (the first day of the Offering Period during which I purchased such shares) over the purchase price which I paid for the shares. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

9.
I hereby agree to be bound by the terms of the Employee Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Employee Stock Purchase Plan.

10.	In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Employee Stock Purchase Plan:
NAME: (Please print)
________________________________________________
(First) (Middle) (Last)
Relationship ______________________________________
Address:    ____________________________________
____________________________________

Employee’s Social Security Number: _______________________________
Employee’s Address:
_________________________________
_________________________________
_________________________________
I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated: ________________

____________________________________
Signature of Employee
Dated: ________________

____________________________________
Spouse’s Signature
(If beneficiary is other than spouse)

Exhibit B
BODY CENTRAL CORP.
2014 EMPLOYEE STOCK PURCHASE PLAN
NOTICE OF WITHDRAWAL
The undersigned Participant in the Offering Period of the Body Central Corp. 2014 Employee Stock Purchase Plan which began on __________, 201_ (the “Enrollment Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her Option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.
Name and Address of Participant:

____________________________    Dated: __________________________
Signature

Signature